Exhibit 4.11

364-DAY BRIDGE CREDIT AND GUARANTY AGREEMENT

dated as of July 6, 2022,

among

ENTEGRIS, INC.,

CERTAIN SUBSIDIARIES OF ENTEGRIS, INC.,
as Guarantors,

THE LENDERS PARTY HERETO

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

________________________________________________________

MORGAN STANLEY SENIOR FUNDING, INC., BARCLAYS BANK PLC,
BOFA SECURITIES, INC., CITIBANK, N.A., PNC CAPITAL MARKETS LLC,
TRUIST SECURITIES, INC. and WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

__________________________________

[CS&M Ref. No. 8669-384]

i

SECTION 4. REPRESENTATIONS AND WARRANTIES		79
4.1.	Organization; Requisite Power and Authority; Qualification	79
4.2.	Equity Interests and Ownership	79
4.3.	Due Authorization	79
4.4.	No Conflict	79
4.5.	Governmental Approvals	79
4.6.	Binding Obligation	79
4.7.	Historical Financial Statements; Projections	80
4.8.	No Material Adverse Change	80
4.9.	Adverse Proceedings	80
4.10.	Payment of Taxes	80
4.11.	Properties	81
4.12.	Environmental Matters	81
4.13.	No Defaults	81
4.14.	Governmental Regulation	81
4.15.	Federal Reserve Regulations	82
4.16.	Employee Matters	82
4.17.	Employee Benefit Plans	82
4.18.	Solvency	83
4.19.	Compliance with Laws	83
4.20.	Disclosure	83
4.21.	[Reserved]	83
4.22.	[Reserved]	83
4.23.	Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act	84

SECTION 5. AFFIRMATIVE COVENANTS		84
5.1.	Financial Statements and Other Reports	84
5.2.	Existence	87
5.3.	Payment of Taxes	87
5.4.	Maintenance of Properties	87
5.5.	Insurance	88
5.6.	Books and Records; Inspections	88
5.7.	[Reserved]	88
5.8.	Compliance with Laws	88
5.9.	Environmental Matters	89
5.10.	Subsidiaries	90

SECTION 6. NEGATIVE COVENANTS		90
6.1.	Limitation on Liens	90
6.2.	Limitation on Subsidiary Debt	90
6.3.	Limitation on Sale and Leaseback Transactions	94
6.4.	Merger, Consolidation or Sale of All or Substantially All Assets	94
6.5.	Escrow Funding	96

SECTION 7. GUARANTEE		96
7.1.	Guarantee of the Obligations	96
7.2.	Indemnity by the Borrower; Contribution by the Guarantors	97
7.3.	Liability of Guarantors Absolute	98
7.4.	Waivers by the Guarantors	99
7.5.	Guarantors’ Rights of Subrogation, Contribution, Etc	100
7.6.	Continuing Guarantee	101
7.7.	Authority of the Guarantors or the Borrower	101
7.8.	Financial Condition of the Credit Parties	101
7.9.	Bankruptcy, Etc	101

SECTION 8. EVENTS OF DEFAULT		102
8.1.	Events of Default	102

SECTION 9. AGENTS		104
9.1.	Appointment of Agents	104
9.2.	Powers and Duties	105
9.3.	General Immunity	105
9.4.	Acts in Individual Capacity	107
9.5.	Lenders’ Representations, Warranties and Acknowledgments	108
9.6.	Right to Indemnity	108
9.7.	Successor Administrative Agent	109
9.8.	Obligations Guarantee	110
9.9.	Withholding Taxes	111
9.10.	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	111
9.11.	Certain ERISA Matters	112
9.12.	Return of Certain Payments	113

SECTION 10. MISCELLANEOUS		114
10.1.	Notices	114
10.2.	Expenses	116
10.3.	Indemnity	117
10.4.	Set-Off	118
10.5.	Amendments and Waivers	118
10.6.	Successors and Assigns; Participations	122
10.7.	Independence of Covenants	128
10.8.	Survival of Representations, Warranties and Agreements	128
10.9.	No Waiver; Remedies Cumulative	128
10.10.	Marshalling; Payments Set Aside	129
10.11.	Severability	129
10.12.	Independent Nature of Lenders’ Rights	129
10.13.	Headings	129
10.14.	APPLICABLE LAW	129
10.15.	CONSENT TO JURISDICTION	130
10.16.	WAIVER OF JURY TRIAL	130
10.17.	Confidentiality	131
10.18.	Usury Savings Clause	132
10.19.	Counterparts	132
10.20.	Effectiveness; Entire Agreement	132
10.21.	PATRIOT Act	133
10.22.	Electronic Execution of Credit Documents	133
10.23.	No Fiduciary Duty	133
10.24.	[Reserved]	134
10.25.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	134
10.26.	Acknowledgment Regarding any Supported QFCs	135

SCHEDULES:	2.1	Commitments
	4.2	Equity Interests and Ownership
	10.1	Notices

EXHIBITS:	A	Assignment Agreement
	B	Compliance Certificate
	C	Conversion/Continuation Notice
	D	Counterpart Agreement
	E	Funding Notice
	F	Intercompany Indebtedness Subordination Agreement
	G	Solvency Certificate
	H-1	Form of US Tax Certificate for Non-US Lenders that are not Partnerships for US Federal Income Tax Purposes
	H-2	Form of US Tax Certificate for Non-US Participants that are not Partnerships for US Federal Income Tax Purposes
	H-3	Form of US Tax Certificate for Non-US Participants that are Partnerships for US Federal Income Tax Purposes
	H-4	Form of US Tax Certificate for Non-US Lenders that are Partnerships for US Federal Income Tax Purposes

364-DAY BRIDGE CREDIT AND GUARANTY AGREEMENT dated as of July 6, 2022, among ENTEGRIS, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER party hereto, as Guarantors, the LENDERS party hereto and MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as Administrative Agent.

The Lenders have agreed, on the terms and conditions set forth herein, to extend a bridge credit facility to the Borrower on the Effective Date consisting of Loans in an aggregate principal amount of US$275,000,000.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS AND INTERPRETATION

1.1.  Definitions.  As used in this Agreement (including the recitals hereto), the following terms have the meanings specified below:

“2028 Senior Notes” means the US$400,000,000 aggregate principal amount of 4.375% Senior Unsecured Notes due 2028 issued by the Borrower and Guaranteed by the guarantors thereof.

“2029 Senior Notes” means the US$400,000,000 aggregate principal amount of 3.625% Senior Unsecured Notes due 2029 issued by the Borrower and Guaranteed by the guarantors thereof.

“2029 Senior Secured Notes” means the US$1,600,000,000 aggregate principal amount of 4.750% Senior Secured Notes due 2029 issued by Entegris Escrow Corporation, a Wholly Owned Subsidiary of the Borrower that merged with and into the Borrower on the Effective Date, and Guaranteed by the guarantors thereof.

“2030 Senior Notes” means the US$895,000,000 aggregate principal amount of 5.950% Senior Unsecured Notes due 2030 issued by Entegris Escrow Corporation, a Wholly Owned Subsidiary of the Borrower that merged with and into the Borrower on the Effective Date, and Guaranteed by the guarantors thereof.

“Acquisition Commitment Letter” means the Amended and Restated Commitment Letter dated December 31, 2021 (as amended by the Amendment to Amended and Restated Commitment Letter dated March 30, 2022, the Amendment No. 2 to Amended and Restated Commitment Letter dated April 13, 2022, and the Amendment No. 3 to Amended and Restated Commitment Letter dated June 16, 2022), among the Borrower, Morgan Stanley and the other commitment parties party thereto.

“Additional Escrow Amount” means an amount equal to (a) all interest that could accrue on any Escrow Debt from and including the date of issuance thereof to and including the date of any potential mandatory redemption to occur if the proceeds of such Escrow Debt are not released from the applicable Escrow Account, plus (b) the amount of any original issue discount on such Escrow Debt, plus (c) all fees and expenses that are incurred in connection with the issuance of such Escrow Debt and all fees, expenses or other amounts payable in connection with any redemption of such Escrow Debt.

“Administrative Agent” means Morgan Stanley, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and its successors in such capacity as provided in Section 9.

“Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case whether administrative, judicial or otherwise, by or before any Governmental Authority or any arbitrator, that is pending or, to the knowledge of the Borrower or any Subsidiary, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” as defined in Section 2.18(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with the Person specified.

“Agent” means each of (a) the Administrative Agent, (b) the Arrangers and (c) any other Person appointed under the Credit Documents to serve in an agent or similar capacity, including any Auction Manager.

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Net Availability Debt” means, as of any date of determination, the sum of the following (in each case without duplication): (a) the then outstanding aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries incurred pursuant to clauses (10) and (11) of the definition of “Permitted Liens”, plus (b) the then outstanding aggregate principal amount of all Subsidiary Debt incurred after the Effective Date pursuant to Section 6.2(l); provided that, any such Subsidiary Debt will be excluded from this clause (b) to the extent that such Subsidiary Debt (or the related Indebtedness) is included in clause (a) or (c) of this definition, plus (c) the then existing Attributable Debt of the Borrower and its Subsidiaries in respect of Sale and Leaseback Transactions entered into after the Effective Date pursuant to Section 6.3(c); provided that any such Attributable Debt will be excluded from this clause (c) to the extent of Indebtedness relating thereto is included in clause (a) or (b) of this definition; provided further in no event will the amount of any Indebtedness (including Guarantees of such Indebtedness) be required to be included in the calculation of Aggregate Net Availability Debt more than once despite the fact that more than one Person is obligated with respect to such Indebtedness and despite the fact that such Indebtedness is secured by the assets of more than one Person (for example, in the case where more than one Subsidiary has Guaranteed or otherwise become liable for such Indebtedness or in the case where there are Liens on assets of one or more of the Borrower and its Subsidiaries securing such Indebtedness or one or more Guarantees thereof, the amount of Indebtedness so Guaranteed or secured shall only be included once in the calculation of Aggregate Net Availability Debt), minus (d) the aggregate amount of cash and Company Cash Equivalents of the Borrower and its Subsidiaries (other than any Escrow Subsidiary) as of such date (but disregarding the proceeds of Indebtedness that is incurred on such date).

For purposes of calculating the amount of “Aggregate Net Availability Debt” for purposes of clause (10) of the definition of “Permitted Liens”, Section 6.2(l) and Section 6.3(c), the Borrower may elect to treat all or any portion of the committed amount of any Indebtedness that may be incurred or secured by such Lien, as the case may be, as being incurred as of the time the commitment thereunder is first extended and any subsequent incurrence of Indebtedness under such commitment that was so treated shall not be deemed to be an incurrence of additional Indebtedness or an additional Lien at such subsequent time; provided further, however, that such committed amount shall be treated as outstanding Indebtedness (whether or not outstanding) for each subsequent calculation of the “Aggregate Net Availability Debt” hereunder for so long as such Indebtedness is so designated.  In addition, (i) any Escrow Debt, for so long as it is solely an obligation of an Escrow Subsidiary, shall be deemed to not constitute Aggregate Net Availability Debt and (ii) any Permitted Revolving Indebtedness in the form of undrawn letters of credit shall be deemed to not constitute Aggregate Net Availability Debt.

“Aggregate Payments” as defined in Section 7.2(b).

“Agreement” means this 364-Day Bridge Credit and Guaranty Agreement dated as of July 6, 2022.

“Amended and Restated Credit and Guaranty Agreement” means the Credit and Guaranty Agreement dated as of November 6, 2018, as amended and restated pursuant to the amendment and restatement agreement to be entered into on the Effective Date in connection with the CMC Acquisition, among the Borrower, the guarantors party thereto, the lenders party thereto and Morgan Stanley, as administrative agent and collateral agent.

“Amended and Restated Credit Facilities” means the Revolving Facility and the Term Loan Facility from and after the effectiveness of the Amended and Restated Credit and Guaranty Agreement.

“Anti-Corruption Laws” as defined in Section 4.23(b).

“Applicable Measurement Period” in effect at any time means the Borrower’s most recently ended four Fiscal Quarters immediately preceding the applicable date of determination for which internal financial statements are available (as determined in good faith by the Borrower).

For purposes of calculating the “Aggregate Net Availability Debt” test contemplated by clause (10) of the definition of “Permitted Liens”, Section 6.2(l) and Section 6.3(c), Pro Forma Events that have been consummated by the Borrower or any Subsidiary of the Borrower during the Applicable Measurement Period or subsequent to such Applicable Measurement Period and on or prior to or simultaneously with the applicable date of determination shall be given pro forma effect assuming that all such Pro Forma Events (and the change in any associated Aggregate Net Availability Debt and the change in EBITDA resulting therefrom) had occurred on the first day of the Applicable Measurement Period. If since the beginning of such period any Person (that subsequently became a Subsidiary of the Borrower or was merged with or into the Borrower or any Subsidiary of the Borrower since the beginning of such period) shall have consummated any Pro Forma Event, then the applicable amount shall be calculated giving pro forma effect to such Pro Forma Event for such Applicable Measurement Period as if such Pro Forma Event had occurred at the beginning of the Applicable Measurement Period.

“Applicable Rate” means, on any day, (a) 3.55% per annum, in the case of a Base Rate Loan, and (b) 4.55% per annum, in the case of a Term SOFR Loan.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that is distributed to or by any Credit Party or any Agent to any Agent or any Lender by means of electronic communications pursuant to Section 10.1(b).

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person and any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arrangers” means Morgan Stanley, Barclays Bank PLC, BofA Securities, Inc., Citibank, N.A., PNC Capital Markets LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A, with such amendments or modifications thereto as may be approved by the Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, at the time of determination, the lesser of (a) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (b) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.  Notwithstanding the foregoing, if such Sale and Leaseback Transaction results in a Finance Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Finance Lease Obligation”.

“Auction” as defined in Section 10.6(i)(A).

“Auction Manager” means (a) the Administrative Agent or (b) any other financial institution agreed to by the Borrower and the Administrative Agent (whether or not an Affiliate of the Administrative Agent) to act as an auction manager in connection with any Auction.

“Authorized Officer” means, with respect to any Person, any Financial Officer of such Person or any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof) or general counsel of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.18(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% per annum and (c) the Term SOFR for a one-month tenor in effect on such day plus 1.00%; provided that, notwithstanding the foregoing, the Base Rate shall at no time be less than 1.00% per annum.  For purposes of clause (c) above, the Term SOFR on any day shall be the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two RFR Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then for purposes of clause (c) above Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three RFR Business Days prior to such Base Rate Term SOFR Determination Day.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR, as the case may be.

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Benchmark” means, initially, the Term SOFR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date, have occurred with respect to the Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.18(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in US Dollars at such time and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in US Dollars at such time.

“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “RFR Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or and to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)          in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)          in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (such component thereof) continues to be provided on such date.

For the avoidance of doubt, “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to the then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under the other Credit Documents in accordance with Section 2.18(b) and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under the other Credit Documents in accordance with Section 2.18(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. Sec. 1010.230.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. Sec. 1841(k)) of such Person.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System.

“Borrower” as defined in the preamble hereto.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means US$1,000,000.

“Borrowing Multiple” means US$1,000,000.

“Business Day” means any day other than a Saturday or Sunday, a day that is a legal holiday under the laws of the State of New York or a day on which banking institutions located in such State are authorized or required by law to remain closed; provided that when used in relation to any Term SOFR Loans or any interest rate settings in relation to any Term SOFR Loan, the term “Business Day” shall also exclude any day that is not an RFR Business Day.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“CFC” means any Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“CFC Holding Company” means each Domestic Subsidiary that is treated as a partnership or a disregarded entity for United States federal income tax purposes and that has no material assets other than Capital Stock in one or more Subsidiaries of the Borrower that are CFCs.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any European equivalent regulation (such as the European Market Infrastructure Regulation) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, implemented or issued.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder, but excluding any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor) of Equity Interests in the Borrower representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower or (b) the occurrence of any “change of control” (or similar event, however denominated) under and as defined in any credit agreement, indenture or other agreement or instrument evidencing or governing the rights of the holders of any Material Indebtedness of the Borrower or any Subsidiary. For purposes of this definition, a Person or group shall not be deemed to beneficially own Equity Interests subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Claiming Guarantor” as defined in Section 7.2(b).

“CMC Acquisition” means the acquisition by the Borrower, directly or indirectly, of all of the issued and outstanding Equity Interests of CMC Materials pursuant to the CMC Acquisition Agreement.

“CMC Acquisition Agreement” means the Agreement and Plan of Merger, dated as of December 14, 2021 (including the exhibits thereto, the disclosure letters referred to therein and all related documents), by and among CMC Materials, the Borrower and Yosemite Merger Sub, Inc., a Delaware corporation and a Wholly Owned Subsidiary of the Borrower.

“CMC Materials” means CMC Materials, Inc., a Delaware corporation.

“Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make a Loan hereunder, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender, subject to any increase or reduction pursuant to the terms and conditions hereof.  The initial amount of each Lender’s Commitment, if any, is set forth on Schedule 2.1.  The aggregate amount of the Commitments as of the Effective Date is US$275,000,000.

“Commitment Letter” means the Commitment Letter, dated June 16, 2022, among the Borrower, the Arrangers and the other commitment parties party thereto.

“Company Cash Equivalents” means, as at any date of determination, any of the following:

(a)  money, currency or a credit balance in any demand or deposit account;

(b)  marketable securities (i) issued or directly and unconditionally Guaranteed as to interest and principal by the United States of America or (ii) issued by any agency of the United States of America, in each case maturing within two years after such date;

(c)  marketable direct obligations issued by any State of the United States of America or the District of Columbia or any political subdivision of any such State or District or any public instrumentality thereof, in each case maturing within two years after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(d)  corporate obligations maturing no more than 270 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(e)  certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America, any State thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than US$1,000,000,000;

(f)  fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (e) above;

(g)  shares of any money market mutual fund that (i) has substantially all its assets invested continuously in the types of investments referred to in clauses (a) through (d) above, (ii) has net assets of not less than US$5,000,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s;

(h)  in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and

(i)  marketable corporate bonds for which an active trading market exists and price quotations are available, in each case maturing within two years after such date and issued by Persons that are not Affiliates of the Borrower and where such Persons (i) in the case of any such bonds maturing more than 12 months from the date of the acquisition thereof, have a long-term credit rating of at least AA- from S&P or Aa3 from Moody’s or (ii) in the case of any such bonds maturing less than or equal to 12 months from the date of the acquisition thereof, have a long-term credit rating of at least A+ from S&P or A1 from Moody’s; provided, however, that the portfolio of any such bonds included as Company Cash Equivalents at any time shall have a weighted average maturity of not more than 360 days.

“Competitor” means any Person that is a competitor of the Borrower and the Subsidiaries.

“Competitor Debt Fund Affiliate” means, with respect to any Competitor or any Affiliate thereof, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is (a) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (b) managed, sponsored or advised by any Person that is controlling, controlled by or under common control with the relevant Competitor or Affiliate thereof, but only if no personnel involved with the investment in the relevant Competitor or its Affiliates, or the management or operation thereof, (i) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (ii) has access to any information (other than information that is publicly available) relating to the Borrower or its Subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B or any other form approved by the Administrative Agent and the Borrower.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Tangible Assets” means, as of any date, the total assets of the Borrower and its Subsidiaries as of the most recent Fiscal Quarter end for which a consolidated balance sheet of the Borrower and its Subsidiaries is available, minus all current liabilities of the Borrower and its Subsidiaries reflected on such balance sheet and minus total goodwill and other intangible assets of the Borrower and its Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, as of any date, the total consolidated assets of the Borrower and its Subsidiaries, on a consolidated basis, as of the most recent Fiscal Quarter end for which a consolidated balance sheet of the Borrower and its Subsidiaries is available, calculated in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person Guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, with respect to any Person, any provision of any security issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking or other agreement or instrument to which such Person is a party or by which such Person or any of its properties is bound or to which such Person or any of its properties is subject.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies, or the dismissal or appointment of the management, of such Person, whether through the ownership of securities, by contract or otherwise.  The words “Controlling”, “Controlled by” and “under common Control with” have correlative meanings.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit C or any other form approved by the Administrative Agent and the Borrower.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit D or any other form approved by the Administrative Agent and the Borrower.

“Covered Entity” means (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. Sec. 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. Sec. 47.3(b) or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. Sec. 382.2(b).

“Covered Party” has the meaning set forth in Section 10.26.

“Credit Document” means each of this Agreement, the Counterpart Agreements and, except for purposes of Section 10.5, the Notes, if any.

“Credit Facility” means, with respect to the Borrower or any Subsidiary of the Borrower, (a) the Amended and Restated Credit Facilities and (b) one or more debt facilities or other financing arrangements (including commercial paper facilities with banks or other institutional lenders) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness (other than bonds, notes or similar capital markets indebtedness), including any notes, mortgages, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, replacements, exchanges, refinancings or refundings thereof, in whole or in part, and any credit facilities or commercial paper facilities with banks or other institutional lenders that renew, refund, exchange, refinance or replace any part of the loans, other credit facilities or commitments thereunder, including any such refinancing facility that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof or adds Subsidiaries of the Borrower as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders or holders.

“Credit Parties” means the Borrower and the Guarantor Subsidiaries.

“Customary Term A Loans” means term loans that are primarily syndicated to commercial banks in connection with the primary syndication thereof (as reasonably determined by the Borrower).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Incurrence” means any incurrence after the Effective Date by the Borrower or any of its Subsidiaries of any Indebtedness of the type referred to in clause (a)(i) or (a)(ii) of the definition of such term, but excluding (a) Indebtedness owed by the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries, (b) purchase money indebtedness, financing leases or capital leases, in each case, incurred in the ordinary course of business of the Borrower and its Subsidiaries, (c) Indebtedness under any Revolving Facility (including any amendments, supplements, renewals, extensions, refinancings or replacements thereof; provided that any such amendment, supplement, renewal, extension or refinancing does not increase the aggregate principal amount thereof in excess of US$600,000,000, except with respect to accrued interest, fees and other applicable costs associated with such amendment, supplement, renewal, extension, refinancing or replacement), (d) letter of credit facilities, overdraft protection and local facilities of Foreign Subsidiaries (including any amendments, supplements, renewals, extensions, refinancings or replacements thereof) and factoring and seller lending arrangements (including any Permitted Securitization), (e) bilateral working capital facilities entered into in the ordinary course of business of the Borrower and its Subsidiaries, (f) Indebtedness to the extent the Net Proceeds are utilized, or are intended by the Borrower and its Subsidiaries to be utilized, to refinance or replace any Indebtedness of the Borrower or any of its Subsidiaries within six months of the maturity thereof and to pay accrued and unpaid interest on the Indebtedness being refinanced or replaced, any original issue discount applicable to such refinancing or replacement Indebtedness, any unused commitments in respect of the Indebtedness being refinanced or replaced (only if and to the extent that, had the Indebtedness being refinanced or replaced been incurred under such commitments at the time such refinancing or replacement Indebtedness is incurred, it would have been permitted hereunder) and any reasonable fees, premiums and expenses relating to such refinancing or replacement, and (g) Hedging Obligations and netting services, business credit card programs, overdraft protection and other treasury, depository and cash management services or incurred in connection with any automated clearing-house transfers of funds or other fund transfer or payment processing services, in each case, entered into in the ordinary course of business of the Borrower and its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement (including under corporate statutes), rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. Sec.Sec. 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed (i) to fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in good faith in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable Default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) to pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable Default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) is, or a direct or indirect parent company of such Lender is, (i) the subject of a Bail-In Action, (ii) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (iii) the subject of a proceeding under any Debtor Relief Laws, or a receiver, trustee, conservator, intervenor or sequestrator or the like (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in a like capacity with respect to such Lender) has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Subsidiary” means each Subsidiary other than (a) any Subsidiary that is not a Wholly Owned Subsidiary, (b) any Subsidiary that is a CFC or a CFC Holding Company, (c) unless otherwise agreed by the Borrower, any Subsidiary that is not a Material Subsidiary, (d) any Subsidiary that is prohibited or restricted by applicable law or, in the case of any Person that becomes a Subsidiary after the Effective Date, any Contractual Obligation in effect at the time such Person becomes a Subsidiary (and not entered into in contemplation of or in connection with such Person becoming a Subsidiary) from providing an Obligations Guarantee (including any such prohibition or restriction arising from any requirement to obtain the consent of any Governmental Authority or any third party under such contract or other agreement), (e) any captive insurance company, (f) any not-for-profit Subsidiary, (g) any Receivables Subsidiary or (h) any Subsidiary where the provision of an Obligations Guarantee by such Subsidiary would result in material adverse tax consequences to the Borrower, as reasonably determined by the Borrower in consultation with the Administrative Agent; provided that no Subsidiary shall be excluded pursuant to any of the foregoing clauses of this definition if such Subsidiary shall be an obligor (including pursuant to a Guarantee) under the Amended and Restated Credit Facilities, the 2028 Senior Notes, the 2029 Senior Notes, the 2029 Senior Secured Notes or the 2030 Senior Notes.

“Disqualified Institution” means (a) any Competitor identified by name in a written notice to the Administrative Agent, (b) any Affiliate of any Competitor described in clause (a) above (other than any Competitor Debt Fund Affiliate) that is reasonably identifiable as an Affiliate of such Competitor on the basis of the similarity of such Affiliate’s name and (c) any other Affiliate of any Competitor described in clause (a) above that is identified by name in a written notice to the Administrative Agent (other than a Competitor Debt Fund Affiliate); provided that no written notice delivered pursuant to clauses (a) and/or (c) above shall apply retroactively to disqualify any Person that has previously been allocated any portion of any credit facility established hereunder pursuant to the syndication thereof or acquired an assignment or participation interest under any such credit facility prior to the delivery of such notice (but no further assignments or delegations to, or sales of participations by, may be made to any such Person thereafter).  Upon the request of any Lender, the Administrative Agent shall make the list of Disqualified Institutions that have been so identified by name pursuant to this definition available to such Lender.  Notwithstanding anything to the contrary in this Agreement, each of the parties hereto acknowledges and agrees that the Administrative Agent (x) except for any Person expressly identified by name in writing by the Borrower to the Administrative Agent, shall not have any responsibility or obligation to determine whether any Lender or any potential assignee Lender is a Disqualified Institution and (y) shall not have any liability with respect to any assignment or participation made to a Disqualified Institution.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control, asset sale or casualty or condemnation event pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, other than as a result of a change of control, asset sale or casualty or condemnation event, in whole or in part, on or prior to the date that is 91 days after the Maturity Date. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” means, for any period,

(1)          the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP and to the extent attributable to the Borrower, provided that (a) any net income (or loss) of any Person (including any Person accounted for by the equity method of accounting) that is not the Borrower or a Subsidiary of the Borrower shall be excluded, except to the extent of the amount of cash and Company Cash Equivalents (or of other assets, but only to the extent of cash and Company Cash Equivalents received during the same accounting period as such distribution of such assets as a result of a conversion of such assets into cash or Company Cash Equivalents) actually distributed during such period by any such Person to the Borrower or a Subsidiary of the Borrower as a dividend or similar distribution (and except that the provisions of this clause (a) will not apply to the extent inclusion of net income (or loss) of such Person is required for any calculation of EBITDA with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth below and in the second paragraph of the definition of “Applicable Measurement Period”), (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged or consolidated with or into the Borrower or any of its Subsidiaries shall be excluded (except to the extent inclusion of such net income (or loss) of such Person is required for any calculation of EBITDA with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth below and in the second paragraph of the definition of “Applicable Measurement Period”), (c) the cumulative effect of a change in accounting principles during such period shall be excluded and (d) the accounting effects during such period of adjustments to inventory, property and equipment, goodwill and other intangible assets and deferred revenue required or permitted by GAAP (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries), and all other impacts of the application of purchase accounting, as a result of any acquisition shall be excluded, plus

(2)          an amount which, has been deducted for such period pursuant to the calculation in clause (1) above (or, in the case of amounts pursuant to clauses (ix), (xi) and (xii) below, not already included in clause (1) above) for, without duplication:

(i)
total interest expense determined in conformity with GAAP (including, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Finance Lease Obligations, (E) net payments, if any, made (less net payments, if any, received) pursuant to interest rate hedge agreements with respect to Indebtedness, (F) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to any Credit Facilities and with respect to other Indebtedness permitted to be incurred hereunder, and (G) any expensing of commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), for such period,

(ii)
provision for taxes based on income, revenues, profits or capital, including Federal, foreign, state, local, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including (A) penalties and interest related to such taxes or arising from any tax examinations and (B) in respect of repatriated funds, for such period,

(iii)	total depreciation expense and total amortization expense for such period,

(iv)	extraordinary, unusual or nonrecurring charges, expenses or losses for such period,

(v)
any charges, expenses or losses for such period attributable to disposed, abandoned or discontinued operations (other than disposed, abandoned or discontinued operations pending disposal, abandonment and/or discontinuation thereof),

(vi)
any after-tax losses attributable to any disposition of assets by the Borrower or any Subsidiary of the Borrower, other than dispositions of inventory and other dispositions in the ordinary course of business,

(vii)
non-cash charges, expenses or losses for such period, including (A) impairment charges and reserves and any other write-down or write-off of assets, (B) non-cash fair value adjustments of Investments and (C) non-cash compensation expense, but excluding (1) any such non-cash charge, expense or loss to the extent that it represents an amortization of a prepaid cash expense that was paid and not expensed in a prior period or write-down or write-off or reserves with respect to accounts receivable (including any addition to bad debt reserves or bad debt expense) or inventory and (2) any non-cash charge, expense or loss to the extent it represents an accrual of or a reserve for cash expenditures in any future period, provided, however, that, at the option of the Borrower, notwithstanding the exclusion in this clause (2) any such noncash charge, expense or loss may be added back in determining EBITDA for the period in which it is recognized, so long as any cash expenditure made on account thereof in any future period is deducted pursuant to clause (4) below,

(viii)
restructuring charges, accruals and reserves, severance costs, relocation costs, retention and completion bonuses, integration costs and business optimization expenses, including any restructuring costs, business optimization expenses and integration costs related to acquisitions (including the CMC Acquisition), project start-up costs, transition costs, costs related to the opening, closure or consolidation of offices and facilities (including the termination or discontinuance of activities constituting a business), contract termination costs, recruiting, signing and completion bonuses and expenses, future lease commitments, systems establishment costs, conversion costs, excess pension charges and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities) and consulting fees, for such period,

(ix)
the amount of pro forma “run rate” cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of the Applicable Measurement Period, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions) as a result of actions taken or to be taken in connection with any Pro Forma Event (including the CMC Acquisition) or related to restructuring, cost saving or operational initiatives, provided, however, that (A) such cost savings, operating expense reductions or other operating improvements and synergies are reasonably identifiable, factually supportable and reasonably anticipated to be realized within 24 months after the consummation of the Pro Forma Event or implementation of such initiative, as determined in good faith by the Borrower, (B) such actions (or substantial steps in respect of such actions) have been taken or are expected by the Borrower in good faith to be taken within such period, (C) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this clause (ix) to the extent duplicative of any items otherwise added in calculating EBITDA for such period, and (D) projected (and not yet realized) amounts may no longer be added in calculating EBITDA pursuant to this clause (ix) after 24 months after the consummation of such Pro Forma Event or implementation of such initiative,

(x)
transaction fees and expenses incurred, or amortization thereof, during such period in connection with, to the extent permitted hereunder, any acquisition (including the CMC Acquisition) or other Investment, any disposition (other than in the ordinary course of business), any casualty or condemnation event, any incurrence of Indebtedness, any issuance of Equity Interests or any amendments or waivers of the Amended and Restated Credit and Guaranty Agreement or any agreements or instruments relating to any other Indebtedness permitted hereunder, in each case, whether or not consummated,

(xi)
charges, expenses, losses and lost profits for such period to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in connection with any acquisition or disposition permitted by this Agreement and lost profits covered by business interruption insurance, in each case, to extent that coverage has not been denied and only so long as such amounts are either actually reimbursed to the Borrower or any Subsidiary of the Borrower during such period or the Borrower has made a good faith determination that there exists reasonable evidence that such amounts will be reimbursed to the Borrower or any Subsidiary of the Borrower within 12 months after the related amount is first added to EBITDA pursuant to this clause (xi),

(xii)
cash receipts (or any netting arrangements resulting in reduced cash expenses) during such period not included in EBITDA in any prior period to the extent non-cash gains relating to such receipts were deducted in the calculation of EBITDA pursuant to clause (3) below for any prior period and not added back,

(xiii)
net losses during such period (A) resulting from fair value accounting required by FASB ASC 815, (B) relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830 or (C) attributable to foreign currency translation,

(xiv)	any losses for such period attributable to early extinguishment of Indebtedness or obligations under any hedge agreement or other derivative instrument,

(xv)
cash expenses relating to contingent or deferred payments in connection with any acquisition or other Investment permitted hereunder (including earn-outs, non-compete payments, consulting payments and similar obligations) and any adjustments thereof and any purchase price adjustments for such period, and

(xvi)	any income (or loss) attributable to non-controlling interests in any non-Wholly Owned Subsidiary of the Borrower; minus

(3)          an amount which, in the calculation made pursuant to clause (1) above for such period, has been included for, without duplication:

(i)	all extraordinary, unusual or nonrecurring gains and items of income during such period,

(ii)
any gains or income attributable to disposed, abandoned or discontinued operations (other than disposed, abandoned or discontinued operations pending disposal, abandonment and/or discontinuation thereof),

(iii)
any after-tax gains attributable to any disposition of assets by the Borrower or any Subsidiary of the Borrower, other than dispositions of inventory and other dispositions in the ordinary course of business,

(iv)
any non-cash gains or income (other than the accrual of revenue in the ordinary course) during such period, but excluding any such items in respect of which cash was received in a prior period or will be received in a future period,

(v)
net gains during such period (A) resulting from fair value accounting required by FASB ASC 815, (B) relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830 or (C) attributable to foreign currency translation, and

(vi)	any gains for such period attributable to early extinguishment of Indebtedness or obligations under any hedge agreement or other derivative instrument; minus

(4)          to the extent not deducted in the calculation made pursuant to clause (1) above during such period, all cash payments made during such period on account of non-cash charges that were added back in calculating EBITDA for a prior period in reliance on the proviso to clause (2)(vii) above.

Whenever pro forma effect is to be given to any Pro Forma Event, the pro forma effect shall be calculated in a reasonable and factually supportable manner by the Borrower and in the manner that is consistent with this definition of EBITDA. For the avoidance of doubt, the amount of pro forma “run rate” cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized as a result of actions taken or to be taken in connection with any Pro Forma Event may be included in EBITDA in the manner, and subject to the limitations, set forth in this definition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 3.1 have been satisfied (or waived in accordance with Section 10.5).

“Effective Date Refinancing” means (a) (i) the payment and discharge of the principal of and interest accrued on all outstanding Indebtedness and all fees and other amounts outstanding or accrued under the Existing CMC Materials Credit Agreement (other than contingent obligations), the termination of the commitments thereunder and the cancellation or termination of all letters of credit outstanding thereunder (or such letters of credit shall be (x) cash collateralized, (y) backstopped and (z) designated as “Existing Letters of Credit” under the Amended and Restated Credit and Guaranty Agreement) and (ii) the termination and release of all Guarantees and Liens supporting or securing any of the Indebtedness or other obligations referred to in the foregoing clause (i) or created under the documentation governing any such Indebtedness and (b) the payment and discharge of the principal of and interest accrued on all loans outstanding under, and as defined in, the Existing Credit Agreement and all fees and other amounts outstanding or accrued under the Existing Credit Agreement.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Approved Fund and (b) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of business; provided that in no event shall any natural person (or any holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural person), any Defaulting Lender, any Disqualified Institution, the Borrower, any Subsidiary or any other Affiliate of the Borrower be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, that is sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower, any Subsidiary or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, written notice or demand, claim, action, suit, proceeding, abatement order or other order or directive (conditional or otherwise) by any Governmental Authority or by or on behalf of any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law, (b) in connection with any presence or Release of any Hazardous Material or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to the health and safety of any Person or to natural resources or the environment.

“Environmental Laws” means all applicable laws (including common law), statutes, ordinances, orders, rules, regulations, codes, decrees, directives, judgments, Governmental Authorizations or any other requirements of, or binding agreements with, Governmental Authorities relating to (a) pollution or protection of the environment and natural resources, (b) the generation, use, storage, transportation, recycling or disposal, including the arrangement for recycling or disposal, or Release of, or exposure to, hazardous or toxic materials or (c) occupational safety and health or industrial hygiene, each with respect to the protection of human health from exposure to hazardous or toxic materials.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Issuance” means any issuance or sale by the Borrower of any Equity Interests (including, to the extent not constituting a Debt Incurrence, any securities convertible or exchangeable into or exercisable for Equity Interests or other equity-linked securities of the Borrower) after the Effective Date in a public underwritten offering or a private placement, but excluding (a) Equity Interests issued pursuant to the CMC Acquisition Agreement and Equity Interests issued directly (and not constituting Net Proceeds of any issuance of such Equity Interests) as consideration in connection with any other acquisition and (b) Equity Interests issued pursuant to employee compensation plans, employee benefit plans, employee based incentive plans or arrangements, employee stock purchase plans, dividend reinvestments plans and retirement plans or issued as compensation to officers and/or non-employee directors or upon conversion or exercise of outstanding options or other equity awards.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which such Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which such Person is a member and (c) for purposes of provisions relating to Section 412 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Internal Revenue Code of which such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.  Any Person that was, but has since ceased to be, an ERISA Affiliate (within the meaning of the previous sentence) of the Borrower or any Subsidiary shall continue to be considered an ERISA Affiliate of the Borrower or such Subsidiary within the meaning of this definition for six years after such creation with respect to liabilities that arose during the time when such Person was actually an ERISA Affiliate.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those events for which the provision for notice to the PBGC is waived), (b) the failure of the Borrower, any Subsidiary or any of their respective ERISA Affiliates to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan, (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure of the Borrower, any Subsidiary or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan (unless any such failures are corrected by the final due date for the plan year for which such failures occurred), (e) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a written notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (f) the withdrawal by the Borrower, any Subsidiary or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan, in each case, resulting in liability to the Borrower, any Subsidiary or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA, (g) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any condition or event that could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (h) the imposition of liability on the Borrower, any Subsidiary or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (i) the withdrawal of the Borrower, any Subsidiary or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, (j) the receipt by the Borrower, any Subsidiary or any of their respective ERISA Affiliates of notice from any Multiemployer Plan (i) concerning the imposition of withdrawal liability, (ii) that such Multiemployer Plan is in insolvency pursuant to 4245 of ERISA, (iii) that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA) or (iv) that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (k) the occurrence of an act or omission that could reasonably be expected to give rise to the imposition on the Borrower, any Subsidiary or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code in respect of any Employee Benefit Plan, (l) the occurrence of an act or omission that could reasonably be expected to give rise to the imposition on the Borrower or any Subsidiary of fines, penalties, taxes or related charges under Section 409, Section 502(c), 502(i) or 502(l), or Section 4071 of ERISA in respect of any Employee Benefit Plan, (m) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any Subsidiary or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan, (n) a written determination that any Pension Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA) with respect to any plan year, (o) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA, (p) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) or (q) any Foreign Benefit Event.

“Escrow Account” means a deposit or securities account at a financial institution reasonably satisfactory to the trustee under any Escrow Notes Indenture (any such institution, an “Escrow Agent”) into which any Escrow Funds are deposited.

“Escrow Account Documents” means the agreement(s) governing an Escrow Account and any other documents entered in order to provide the applicable Escrow Agent (or its designee) Liens on the related Escrow Funds.

“Escrow Agent” as defined in the definition of the term “Escrow Account”.

“Escrow Debt” means debt securities of an Escrow Subsidiary issued after the Effective Date (which may not be Guaranteed or receive credit support from any Person other than an Escrow Subsidiary); provided that the net proceeds of such debt securities are deposited into an Escrow Account upon the issuance thereof.

“Escrow Debt Documents” mean the Escrow Notes Indentures, the Escrow Account Documents and any other documents entered into by an Escrow Subsidiary in connection with any Escrow Debt.

“Escrow Funds” means the sum of (a) the net proceeds of any Escrow Debt, plus (b) the related Additional Escrow Amount, plus (c) so long as they are retained in an Escrow Account, any income, proceeds or products of the foregoing.

“Escrow Notes Indentures” means the indenture(s) pursuant to which any Escrow Debt shall be issued.

“Escrow Subsidiary” means a Subsidiary of the Borrower that (a) shall have been identified to the Administrative Agent promptly following its formation and (b) at no time shall contain any assets or liabilities other than any Escrow Debt, any Escrow Funds, any Escrow Accounts and such Subsidiary’s rights and obligations under any Escrow Debt Documents.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any condition or event set forth in Section 8.1.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Subsidiary” means (i) any CFC Holding Company, (ii) any CFC or (iii) any Subsidiary of a CFC.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed (or that would be imposed) on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing CMC Materials Credit Agreement” means that certain Credit Agreement, dated as of November 15, 2018 (as amended, restated, supplemented or otherwise modified from time to time), by and among CMC Materials, the lenders party thereto and JPMorgan Chase Bank, N.A.

“Existing Credit Agreement” means the Credit and Guaranty Agreement dated as of November 6, 2018, among the Borrower, the guarantors party thereto, the lenders party thereto and Morgan Stanley, as administrative agent and collateral agent thereunder, as in effect immediately prior to the Effective Date.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any Subsidiary or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2(b).

“Fair Share Contribution Amount” as defined in Section 7.2(b).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall set forth on the NYFRB’s Website from time to time and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero.

“Finance Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a finance lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Finance Subsidiary” means any Subsidiary of the Borrower, whether now existing or hereafter created or acquired, (a) of which at least 90% of all of the issued and outstanding voting and beneficial Equity Interests are owned, directly or indirectly, by the Borrower, (b) that has no material assets, operations, revenues or cash flows other than those related to the incurrence, administration and repayment of Indebtedness and (c) whose Indebtedness is Guaranteed by the Borrower.

“Financial Officer” means, with respect to any Person, any individual holding the position of chief financial officer, treasurer, corporate controller or director of treasury operations of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Financial Officer Certification” means, with respect to any consolidated financial statements of the Borrower, a certificate of the chief financial officer or the chief accounting officer of the Borrower stating that such financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements), subject to changes resulting from audit and normal year‑end adjustments and the absence of certain footnotes.

“Financing Transactions” means, collectively, (a) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is or is to be a party and (b) in the case of the Borrower, the borrowing of Loans.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Amounts” as defined in Section 1.2(c).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments (including any applicable grace period) or (c) the receipt of a notice from an applicable Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, in either case to protect the interests of the participants or to avoid any unreasonable deterioration of the financial condition of the Foreign Pension Plan or any unreasonable increase in liability with respect to the Foreign Pension Plan or alleging the insolvency of any such Foreign Pension Plan, in each case, which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

“Foreign Lender” means a Lender that is not a US Person.

“Foreign Pension Plan” means any material defined benefit plan described in Section 4(b)(4) of ERISA that under applicable law is required to be funded through a trust or other funding vehicle, other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Notice” means a notice substantially in the form of Exhibit E or any other form approved by the Administrative Agent and the Borrower.

“Future Escrow Account” means a deposit or securities account at a financial institution reasonably satisfactory to the trustee under any Future Escrow Notes Indenture (any such institution, a “Future Escrow Agent”) into which any Future Escrow Funds are deposited.

“Future Escrow Account Documents” means the agreement(s) governing a Future Escrow Account and any other documents entered into in order to provide the applicable Future Escrow Agent (or its designee) Liens on the related Future Escrow Funds.

“Future Escrow Agent” has the meaning set forth in the definition of the term “Future Escrow Account”.

“Future Escrow Debt” means debt securities of a Future Escrow Subsidiary issued after the Effective Date (which may not be Guaranteed or receive credit support from any Person other than a Future Escrow Subsidiary); provided that the net proceeds of such debt securities are deposited into a Future Escrow Account upon the issuance thereof.

“Future Escrow Debt Documents” mean the Future Escrow Notes Indentures, the Future Escrow Account Documents and any other documents entered into by a Future Escrow Subsidiary in connection with any Future Escrow Debt.

“Future Escrow Funds” means the sum of (a) the net proceeds of any Future Escrow Debt, plus (b) the related Additional Escrow Amount, plus (c) so long as they are retained in a Future Escrow Account, any income, proceeds or products of the foregoing.

“Future Escrow Notes Indentures” means the indenture(s) pursuant to which any Future Escrow Debt shall be issued.

“Future Escrow Subsidiary” means a Subsidiary of the Borrower that (a) shall have been identified to the Administrative Agent promptly following its formation and (b) at no time shall contain any assets or liabilities other than any Future Escrow Debt, any Future Escrow Funds, any Future Escrow Accounts and such Subsidiary’s rights and obligations under any Future Escrow Debt Documents.

“GAAP” means, subject to Section 1.2, generally accepted accounting principles in the United States as are in effect on the Effective Date.

“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, approval, exemption, authorization, plan, directive, binding agreement, consent order or consent decree made to, or issued, promulgated or entered into by or with, any Governmental Authority.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guaranteed Parties” means (a) the Administrative Agent, (b) the Arrangers, (c) the Lenders, (d) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (e) the other holders from time to time of the Obligations.

“Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Borrower and each Designated Subsidiary either (i) a counterpart of this Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, a Counterpart Agreement duly executed and delivered on behalf of such Person;

(b) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, the Administrative Agent shall have received, to the extent reasonably requested by the Administrative Agent, documents, opinion of counsel (if such Designated Subsidiary is a Material Subsidiary) and certificates with respect to such Designated Subsidiary of the type referred to in Sections 3.1(b), 3.1(c) and 3.1(o); and

(c) all Indebtedness owed by any Credit Party to any Subsidiary that is not a Credit Party shall be subordinated to the Obligations pursuant to the Intercompany Indebtedness Subordination Agreement.

The Administrative Agent may grant extensions of time (including after the expiration of any relevant period, which may apply retroactively) for the provision of any Obligations Guarantee or the obtaining of legal opinions, consents, approvals or other deliverables with respect to the provision of any Obligations Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with Subsidiaries formed or acquired after the Effective Date).

“Guarantor Subsidiary” means each Subsidiary that is a party hereto as a “Guarantor Subsidiary” (it being understood, for the avoidance of doubt, that no Subsidiary that is excluded from being a Designated Subsidiary shall be required to be a Guarantor Subsidiary). The Borrower in its sole discretion may cause any Subsidiary that is a Domestic Subsidiary and not a Guarantor Subsidiary to Guarantee the Obligations by causing such Subsidiary to satisfy the Guarantee Requirement.

“Guarantors” means each Guarantor Subsidiary; provided that, for purposes of  Section 7, the term “Guarantors” shall also include the Borrower solely for purposes of the Guarantee of Obligations of the other Credit Parties pursuant to Section 7.

“Hazardous Materials” means any chemical, material, waste or substance that is prohibited, limited or regulated by or pursuant to any Environmental Law, and any petroleum products, distillates or byproducts and all other hydrocarbons, radon, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, pentachlorophenol, per- or polyfluorinated substances, chlorofluorocarbons and all other ozone-depleting substances, and heavy metals.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the generation, use, storage, transportation, recycling or disposal, including the arrangement for recycling or disposal, or Release of, or exposure to, or presence of, any Hazardous Materials, and any treatment, abatement, removal, remediation, corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock, stock option, stock appreciation right or similar plan or right providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Hedge Agreement.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under (a) currency exchange, interest rate or commodity swap agreements (whether from fixed to floating or from floating to fixed), currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements, (b) other agreements or arrangements designed to manage interest rates or interest rate risk and (c) other agreements or arrangements designed to manage, hedge or protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Borrower Financial Statements” means (a) the audited consolidated balance sheet and related audited statements of operations, comprehensive income, equity and cash flows, in each case prepared in conformity with GAAP, of the Borrower and its consolidated Subsidiaries for the Fiscal Year ended December 31, 2021 and (b) the unaudited consolidated balance sheet and related unaudited consolidated statements of operations, comprehensive income, equity and cash flows, in each case prepared in conformity with GAAP, of the Borrower and its consolidated Subsidiaries for the Fiscal Quarter ended April 2, 2022.

“Historical CMC Materials Financial Statements” means (a) the audited consolidated balance sheet and related audited statements of income, comprehensive income, changes in stockholders’ equity and cash flows, in each case prepared in conformity with GAAP, of CMC Materials and its consolidated Subsidiaries for the fiscal year ended September 30, 2021 and (b) the unaudited consolidated balance sheets and relating unaudited consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows, in each case prepared in conformity with GAAP, of CMC Materials and its consolidated Subsidiaries for the fiscal quarters ended December 31, 2021 and March 31, 2022.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“incur” means to create, incur, assume or, in the case of any Indebtedness, otherwise become liable with respect to such Indebtedness.

“Incurrence-Based Amounts” as defined in Section 1.2(c).

“Indebtedness” means, with respect to any Person,

(a)          any indebtedness (including principal and premium) of such Person,

(i)          in respect of borrowed money,

(ii)          evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),

(iii)          representing the balance, deferred and unpaid, of the purchase price of any property, except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (B) any indemnification, adjustment of purchase price earn-out or similar obligation until such obligation, after 60 days of becoming due and payable, has not been paid and is reflected as a liability on the balance sheet of such Person in accordance with GAAP,

(iv)          representing Finance Lease Obligations, or

(v)          representing any Hedging Obligations,

(b)          to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

(c)          to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any assets owned by such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of: (i) the fair market value of such assets at such date of determination, and (ii) the amount of such Indebtedness of such other Person;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset owned by the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business).  Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the normal course of business and not in respect of borrowed money.

“Indemnified Liabilities” means any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, or testing of any Hazardous Materials and any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees, expenses and other charges of counsel and consultants for the Indemnitees) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including by any Credit Party or any Affiliate, creditor or security holder thereof), whether or not any such Indemnitee or any of its Related Parties shall be designated as a party or a potential party thereto (but limited, in the case of any one such proceeding or hearing, to fees, expenses and other charges of one firm of primary counsel and one firm of local counsel in each applicable jurisdiction for all the Indemnitees (and, if any Indemnitee shall have advised the Borrower that there is an actual or perceived conflict of interest, one additional firm of primary counsel and one additional firm of local counsel in each applicable jurisdiction for each group of affected Indemnitees that are similarly situated), and any fees or expenses incurred by the Indemnitees in enforcing this indemnity), whether direct, indirect, special, consequential or otherwise and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable causes of action or on contract or otherwise, that may be imposed on, incurred by or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Loans, any syndication of the credit facility provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including the enforcement of the Obligations Guarantee)), (b) any commitment letter, engagement letter, fee letter or other letter or agreement delivered by any Agent, any Arranger or any Lender to the Borrower, or any Affiliate thereof, in connection with the arrangement of the credit facility provided for herein or in connection with the transactions contemplated by this Agreement, (c) any Environmental Claim or any Hazardous Materials Activity directly or indirectly relating to or arising from any past or present activity, operation, land ownership, or practice of the Borrower or any Subsidiary or (d) any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees; provided that none of the foregoing shall include any Taxes, other than Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, expenses or disbursements relating to or arising from any non-Tax action, judgment, suit or claim.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Intercompany Indebtedness Subordination Agreement” means an Intercompany Indebtedness Subordination Agreement substantially in the form of Exhibit F.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date and (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to such Loan and, in the case of any such Loan with an Interest Period of longer than three months’ duration, each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month, three months or six months thereafter (or such longer period thereafter as shall have been consented to by each Lender), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice (it being understood that the Lenders have consented to an Interest Period ending July 29, 2022 with respect to Borrowings made on the Effective Date, which period shall be treated, solely for purposes of determining the Term SOFR, as an Interest Period of one month commencing on the Effective Date); provided that (a) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless no succeeding Business Day occurs in such month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of the last calendar month of such Interest Period, (c) notwithstanding anything to the contrary in this Agreement, no Interest Period for a Term Benchmark Borrowing may extend beyond the Maturity Date and (d) no tenor that has been removed from this definition pursuant to Section 2.18(b)(iv) shall be available for specification in such Conversion/Continuation Notice.  For purposes hereof, the date of a Term Benchmark Borrowing shall initially be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“IRS” means the United States Internal Revenue Service.

“ISDA CDS Definitions” as defined in Section 10.5(g)(ii).

“Joint Venture” means, with respect to any Person, any partnership, corporation or other entity in which up to and including 50% of the Equity Interests is owned, directly or indirectly, by such Person and/or one or more of its Subsidiaries.  A Joint Venture is not treated as a Subsidiary.

“Lender” means each Person listed on Schedule 2.1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement.

“Lender-Related Person” means each Agent (and each sub-agent thereof), each Arranger, each Lender and each Related Party of any of the foregoing Persons.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition or other Investment, including by way of merger, amalgamation or consolidation, by the Borrower or one or more of its Subsidiaries, with respect to which the Borrower or any of such Subsidiaries has entered into an agreement or is otherwise contractually committed to consummate such transaction and the consummation of such transaction is not conditioned upon the availability of, or on obtaining, financing from a third party in the applicable definitive agreement with respect thereto.

“Loan” means a term loan made by a Lender to the Borrower pursuant to Section 2.1(a).

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Credit Parties (taken as a whole) to fully and timely perform any of their payment obligations under the Credit Documents or (c) the rights and remedies available to, or conferred upon, any Agent or any Lender under the Credit Documents.

“Material Indebtedness” means any Indebtedness (other than the Loans and Guarantees under the Credit Documents and Indebtedness between or among the Borrower and the Subsidiaries), or obligations in respect of one or more Hedge Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount of US$125,000,000 or more.  In the case of any Material Indebtedness that is a Guarantee of any other Indebtedness, each reference to “Material Indebtedness” shall be deemed to include a reference to such Guaranteed Indebtedness.  For purposes of determining Material Indebtedness, (a) the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time and (b) the principal amount of any Permitted Securitization shall be determined as set forth in the definition of such term.

“Material Subsidiary” means each Subsidiary (a) the total assets of which (determined on a consolidated basis for such Subsidiary and its Subsidiaries, but eliminating all intercompany items) equal 5.0% or more of the Consolidated Total Assets or (b) the consolidated revenues of which (determined on a consolidated basis for such Subsidiary and its Subsidiaries, but eliminating all intercompany items) equal 5.0% or more of the consolidated revenues of the Borrower and the Subsidiaries, in each case as of the last day of the most recently ended Applicable Measurement Period; provided that if at the end of or for any Applicable Measurement Period the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries would, but for this proviso, exceed 10.0% of the Consolidated Total Assets or 10.0% of the consolidated revenues of the Borrower and the Subsidiaries, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts (determined on a consolidated basis for such Subsidiary and its Subsidiaries) of their total assets or revenues, as the case may be, until such excess shall have been eliminated.

“Maturity Date” means the date that is 364 days after the Effective Date; provided, however, that if such date is not a Business Day, then the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Morgan Stanley” as defined in the preamble hereto.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA to which the Borrower, any Subsidiary or any of their respective ERISA Affiliates makes or is obligated to make contributions.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Company Cash Equivalents) proceeds received in respect of such event, including any cash received in respect of any non-cash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out of pocket costs and expenses incurred in connection with such event by the Borrower or any Subsidiary to Persons that are not Affiliates of the Borrower (including, in each case, attorneys’, accountants’ and consultants’ fees, investment banking and advisory fees and underwriting discounts and commissions) and (ii) the amount of all Taxes (including transfer taxes, deed or recording taxes and repatriation taxes or any withholding or deduction) paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries in connection with such event.  For purposes of this definition, in the event any estimate with respect to Taxes as described in clause (b)(ii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the applicable Taxes, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Net Short Lender” as defined in Section 10.5(g)(i).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note issued to any Lender pursuant to Section 2.7(c).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all obligations of every nature of each Credit Party under this Agreement and the other Credit Documents, whether for principal, interest (including default interest accruing pursuant to Section 2.10 and interest (including such default interest) that would continue to accrue pursuant to Credit Documents on any such obligation after the commencement of any proceeding under any Debtor Relief Law with respect to any Credit Party, whether or not such interest is allowed or allowable against such Credit Party in any such proceeding), fees (including duration fees), reimbursement of expenses, indemnification or otherwise.

“Obligations Guarantee” means the Guarantee of the Obligations created under Section 7.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Open Market Purchase” as defined in Section 10.6(i)(B).

“Organizational Documents” means (a) with respect to any corporation or company, its certificate or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended, and in the case of any Foreign Subsidiary, any analogous organizational documents.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23)

“Participant Register” as defined in Section 10.6(g)(i).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56).

“Payment” as defined in Section 9.12(a).

“Payment Notice” as defined in Section 9.12(b).

“Payment Recipient” as defined in Section 9.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or is covered by Title IV of ERISA.

“Permitted Liens” means, with respect to any Person:

(1)
Liens securing Indebtedness on any property or asset of the Borrower or any Subsidiary existing at the time of its acquisition and Liens created contemporaneously with or within 270 days after (or created pursuant to firm commitment financing arrangements obtained within that period) the later of (a) the acquisition or completion of construction or completion of reconstruction, renovation, remodeling, expansion or improvement (each, an “improvement”) of such property or asset or (b) the placing in operation of such property or asset of the Borrower or any Subsidiary after the acquisition or completion of any such construction or improvement;

(2)
Liens on property or assets or shares of Capital Stock securing Indebtedness of a Person existing at the time it is merged, combined or amalgamated with or into or consolidated with, or its assets or Capital Stock are acquired by, the Borrower or any of its Subsidiaries or it otherwise becomes a Subsidiary of the Borrower; provided, however, that in each case (a) the Indebtedness secured by such Lien was not incurred in contemplation of such merger, combination, amalgamation, consolidation, acquisition or transaction in which such Person becomes a Subsidiary of the Borrower and (b) such Lien extends only to the Capital Stock and assets of such Person (and Subsidiaries of such Person) and/or to assets or property other than any Principal Property;

(3)
Liens securing Indebtedness in favor of the Borrower and/or one or more of its Subsidiaries;

(4)
Liens in favor of or required by a governmental unit in any relevant jurisdiction, including any department or instrumentality thereof, to secure payments under any contract or statute, or to secure debts incurred in financing the acquisition or construction of or improvements or alterations to property subject thereto;

(5)
Liens in favor of any customer arising in respect of and not exceeding the amount of performance deposits and partial, progress, advance or other payments by that customer for goods produced or services rendered to that customer in the ordinary course of business and consignment arrangements (whether as consignor or as consignee) or similar arrangements for the sale or purchase of goods in the ordinary course of business;

(6)
Liens existing on the Effective Date (other than Liens incurred or to be incurred under the Amended and Restated Credit Facilities, any other Credit Facility or the 2029 Senior Secured Notes);

(7)
Liens to secure any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (1), (2) or (6) above or clauses (10) or (11) below or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as (a) such Lien is limited to (i) all or part of substantially the same property which secured the Indebtedness extended, renewed, refinanced, refunded or replaced and/or (ii) property other than any Principal Property and (b) the amount of Indebtedness secured is not increased (other than by the amount equal to any costs, expenses, premiums, fees or prepayment penalties incurred in connection with any extension, renewal, refinancing, refunding or replacement); provided that (i) any such Lien incurred pursuant to this clause (7) with respect to clause (10) shall, for purposes of determining amounts outstanding and the availability under clause (10), be deemed to be outstanding under clause (10) and not this clause (7), and (ii) any such Lien incurred pursuant to this clause (7) with respect to clause (11) shall, for purposes of determining amounts outstanding and the availability under clause (11), be deemed to be outstanding under clause (11) and not this clause (7);

(8)
Liens in respect of cash in connection with the operation of cash management programs and Liens associated with the discounting or sale of letters of credit and customary rights of set-off, banker’s Lien, revocation, refund or chargeback or similar rights under deposit disbursement, concentration account agreements or under the UCC or arising by operation of law;

(9)
Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing or effecting a satisfaction and discharge of any Indebtedness of the Borrower or any of its Subsidiaries, and legal or equitable encumbrances deemed to exist by reason of negative pledges;

(10)
Liens securing Indebtedness; provided that, as of the date such Indebtedness is incurred, and after giving effect to such incurrence, the Aggregate Net Availability Debt does not exceed the greatest of (a) US$4,095,000,000, (b) 15.0% of the Consolidated Net Tangible Assets of the Borrower measured as of the date any such Indebtedness is incurred (after giving pro forma effect to the application of the net proceeds therefrom and any transaction in connection with which such Indebtedness is being incurred) and (c) 3.75 times EBITDA of the Borrower for the Applicable Measurement Period;

(11)
Liens securing Permitted Revolving Indebtedness;

(12)
Liens imposed by law or regulation, such as carriers’, warehousemen’s, materialmen’s, contractors’, landlords’ and mechanic’s Liens and other similar Liens arising in the ordinary course of business, Liens in connection with legal proceedings and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(13)
Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 60 days or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(14)
Liens, pledges, deposits or security to secure the performance of bids, trade or commercial contracts, government contracts, purchase, construction, sales and servicing contracts (including utility contracts), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and to secure letters of credit, Guarantees, bonds or other sureties or similar instruments given in connection with the foregoing or in connection with workers’ compensation, unemployment insurance, employers’ health tax or other types of social security or similar laws and regulations;

(15)
licenses of intellectual property of the Borrower and its Subsidiaries granted in the ordinary course of business;

(16)
Liens on, and consisting of, deposits made by the Borrower or a Guarantor to discharge or defease any Indebtedness;

(17)
Liens on stock, partnership or other Equity Interests in any Joint Venture of the Borrower or any of its Subsidiaries or in any Subsidiary of the Borrower that owns an Equity Interest in a Joint Venture to secure Indebtedness contributed or advanced solely to that Joint Venture; provided that, in each case, the Indebtedness secured by such Lien is not secured by a Lien on any other property of the Borrower or any Subsidiary of the Borrower;

(18)
Liens and deposits securing netting services, business credit card programs, overdraft protection and other treasury, depository and cash management services or incurred in connection with any automated clearing-house transfers of funds or other fund transfer or payment processing services;

(19)
(i) deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to the Borrower and its Subsidiaries and (ii) Liens on insurance policies and the proceeds thereof incurred in connection with the financing of insurance premiums;

(20)
easements, rights of way, minor encroachments, protrusions, municipal and zoning and building ordinances and similar charges, encumbrances, title defects or other irregularities, governmental restrictions on the use of property or conduct of business, and Liens in favor of governmental authorities and public utilities, that do not materially interfere with the ordinary course of business of the Borrower and its Subsidiaries, taken as a whole;

(21)
Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(22)
(i) leases, subleases, licenses or sublicenses (including of intellectual property) to or from third parties granted in the ordinary course of business or (ii) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business;

(23)
Liens arising from precautionary UCC (or equivalent statute) financing statement filings regarding (i) operating leases or consignments entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business or (ii) any sale of accounts receivable for which a UCC financing statement or similar filing under applicable law is required;

(24)
Liens on equipment of the Borrower or any Subsidiary of the Borrower granted in the ordinary course of business to the Borrower’s or such Subsidiary’s client at which such equipment is located;

(25)
(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for (A) the sale of goods in the ordinary course of business, (B) bailment arrangements entered into in the ordinary course of business (excluding any general inventory financing) and (C) any sale of assets or properties permitted by this Agreement and (ii) Liens arising by operation of law under Article 2 of the UCC;

(26)
Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(27)
Liens (i) of a collection bank arising under Section 4-208 or Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection, (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) in favor of banking or other financial institutions or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry and (iv) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(28)
(i) ground leases in respect of real property on which facilities owned or leased by the Borrower or any Subsidiary are located and (ii) restrictive covenants affecting the use to which real property may be put; provided, however, that such restrictive covenants are complied with;

(29)
security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(30)
zoning by-laws and other land use restrictions, including site plan agreements, development agreements and contract zoning agreements;

(31)
Liens securing Indebtedness incurred pursuant to Section 6.2(i)(A); provided, however, that such Liens may not extend to any assets other than assets owned by the Foreign Subsidiary incurring such Indebtedness;

(32)
Liens arising out of judgments, decrees, orders or awards in respect of which the Borrower or any Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(33)
in the case of (i) any Subsidiary that is not a Wholly Owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance, restriction or other Lien, including any put and call arrangements, related to the Equity Interest in such Subsidiary or such other Person set forth (A) in its organizational documents or any related joint venture, shareholders’ or similar agreement, in each case so long as such encumbrance or restriction is applicable to all holders of the same class of Equity Interests or is otherwise of the type that is customary for agreements of such type, or (B) in any agreement or document governing Indebtedness of such Person;

(34)
Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for any acquisition or investment permitted under this Agreement;

(35)
Liens on fixed or capital assets subject to any Sale and Leaseback Transaction permitted under Section 6.3; provided that (i) such Liens secure only Finance Lease Obligations arising under such Sale and Leaseback Transaction and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Borrower or any Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Liens;

(36)
Liens on cash and cash equivalents securing obligations in respect of any Hedging Obligations or letters of credit permitted under this Agreement and entered into in the ordinary course of business; provided that at the time of incurrence of such Liens, the aggregate amount of cash and cash equivalents subject to Liens permitted by this clause (36) shall not exceed the greater of (x) US$200,000,000 and (y) 2.0% of Consolidated Total Assets as of the last day of the then most recently ended Applicable Measurement Period; or

(37)
Liens on assets of, or Equity Interests in, any Receivables Subsidiary in connection with any Permitted Securitization permitted under this Agreement; provided that at the time of incurrence of such Liens, and after giving effect to the incurrence of such Permitted Securitizations secured by such Liens, the aggregate principal amount of such Permitted Securitizations shall not exceed US$125,000,000.

In the event that an item of secured Indebtedness meets the criteria of more than one of the categories of Permitted Liens described in clauses (1) through (37) above on the date of incurrence, the Borrower will be permitted on the date of incurrence to classify such item of Indebtedness, and such item of secured Indebtedness will be treated as having been incurred, pursuant to only one of such categories.  For purposes of clauses (10) and (11), (a) with respect to any revolving Credit Facility secured by a Lien, the Borrower may elect to treat all or any portion of the commitment under any Indebtedness that may be incurred thereunder or secured by such Lien, as the case may be, as being incurred as of the time the commitment thereunder is first extended or increased and any subsequent incurrence of Indebtedness under such commitment that was so treated shall not be deemed to be an incurrence of Indebtedness and (b) if a Lien by the Borrower or any of its Subsidiaries is granted to secure Indebtedness that was previously unsecured, such Indebtedness will be deemed to be incurred as of the date such Indebtedness is secured. Any Lien permitted under clauses (1) through (37) above that secures Indebtedness shall also be permitted to secure any Obligations associated with such Indebtedness.

“Permitted Refinancing Indebtedness” means any Indebtedness of any Subsidiary of the Borrower issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, within 90 days following the date of incurrence or issuance thereof, other Subsidiary Debt; provided that:

(1)          the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Subsidiary Debt renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Subsidiary Debt the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)          such Permitted Refinancing Indebtedness has (a) a final maturity date later than the final maturity date of, and a Weighted Average Life to Maturity that is equal to or greater than the remaining Weighted Average Life to Maturity of, the Subsidiary Debt being renewed, refunded, refinanced, replaced, defeased or discharged, or (b) a final maturity date later than, and a Weighted Average Life to Maturity that is equal to or greater than, the date that is 90 days after the Maturity Date;

(3)          if the Subsidiary Debt being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Subsidiary Debt being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)          such Subsidiary Debt is incurred either by the Subsidiary of the Borrower that was the obligor on the Subsidiary Debt being renewed, refunded, refinanced, replaced, defeased or discharged or any other Subsidiary that Guaranteed such Subsidiary Debt and is Guaranteed only by Persons who were obligors on such Subsidiary Debt.

“Permitted Revolving Indebtedness” means Indebtedness incurred by the Borrower or any Guarantor pursuant to the Revolving Facility, or any other Credit Facility that is a revolving credit facility; provided, however, that, the aggregate principal amount of all Permitted Revolving Indebtedness outstanding at any time shall not exceed the greater of (a) US$575,000,000 and (b) the sum of (i) 40.0% of the book value of the inventory of the Borrower and its Subsidiaries and (ii) 75.0% of the book value of the accounts receivable of the Borrower and its Subsidiaries, in each case under clauses (i) and (ii), on a consolidated basis, as of the most recent Fiscal Quarter end for which a consolidated balance sheet of the Borrower and its Subsidiaries is available, calculated in accordance with GAAP.

“Permitted Securitization” means any receivables financing program providing for (a) the sale, transfer or conveyance of trade receivables by the Borrower or its Subsidiaries to a Receivables Subsidiary in a transaction or series of transactions purporting to be sales, and (b) the sale, transfer or conveyance of, or granting a Lien in, such trade receivables by a Receivables Subsidiary to any other Person, in each case under clause (a) or (b) above, without any recourse to the Borrower and its Subsidiaries (other than the Receivables Subsidiaries), whether pursuant to a Guarantee or otherwise, other than customary representations, warranties, covenants, indemnities and servicing obligations that are usual and customary for securitization transactions involving trade receivables.  The “amount” or “principal amount” of any Permitted Securitization shall be deemed at any time to be (i) in the case of any Permitted Securitization where the sale, transfer or conveyance referred to in clause (a) above is funded by the incurrence of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from the applicable trade receivables, the aggregate principal or stated amount of such Indebtedness or other securities (or, if there shall be no such principal or stated amount, the uncollected amount of the trade receivable sold, transferred or conveyed pursuant to such Permitted Securitization, net of any such trade receivable that have been written off as uncollectible), and (ii) in the case of any Permitted Securitization involving a direct sale, transfer or conveyance by a Receivables Subsidiary to one or more investors or purchasers, the uncollected amount of the trade receivables transferred pursuant to such Permitted Securitization, net of any such trade receivables that have been written off as uncollectible.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Platform” means Debt Domain, IntraLinks, SyndTrak, DebtX or a similar electronic transmission system.

“Prepayment Event” means (a) any Debt Incurrence or (b) any Equity Issuance.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board of Governors (as determined by the Administrative Agent).  Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.  Agent and any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Property” means any manufacturing plant or facility owned by the Borrower or any of its Subsidiaries that (a) is located in the United States and (b) has a book value, as of the date of determination, in excess of 1.0% of the Borrower’s most recently calculated Consolidated Net Tangible Assets.

“Private Lenders” means Lenders that wish to receive Private-Side Information.

“Private-Side Information” means any information with respect to the Borrower and its Subsidiaries that is not Public-Side Information.

“Pro Forma Event” means any (a) purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger or consolidation) of all or substantially all the issued and outstanding Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person by the Borrower or any of its Subsidiaries or any other Investment that results in a Person becoming a Subsidiary of the Borrower, (b) sale, transfer or other disposition of a business unit, division, product line or line of business of the Borrower or any of its Subsidiaries and any other sale, transfer or other disposition that results in a Subsidiary of the Borrower ceasing to be a Subsidiary of the Borrower, (c) incurrence or issuance or repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (other than revolving Indebtedness) or (d) any other transaction where the consummation thereof, or the determination of whether such transaction is permitted to be consummated under this Agreement, requires that a financial ratio or test be calculated on a pro forma basis or after giving pro forma effect to such transaction.

“Pro Rata Share” means, with respect to any Lender, at any time, the percentage obtained by dividing (a) the Term Loan Exposure of such Lender at such time by (b) the aggregate Term Loan Exposure of all the Lenders at such time.

“Projections” means the projections of the Borrower and the Subsidiaries provided to the Arrangers prior to the Effective Date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” means Lenders that do not wish to receive Private-Side Information.

“Public-Side Information” means information that is either (a) available to all holders of Traded Securities of the Borrower and its Subsidiaries or (b) not material non-public information (for purposes of United States federal, state or other applicable securities laws).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. Sec. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 10.26.

“Receivables Subsidiary” means any special purpose, bankruptcy remote Wholly Owned Subsidiary of the Borrower formed for the sole and exclusive purpose of engaging in activities in connection with a Permitted Securitization.

“Recipient” means (a) any Agent or (b)  any Lender, as applicable.

“Register” as defined in Section 2.7(b).

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least US$5,000,000,000 that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211, (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c) or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation D” means Regulation D of the Board of Governors.

“Regulation U” means Regulation U of the Board of Governors.

“Related Fund” means, with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, controlling persons, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment, including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material.

“Relevant Governmental Body” means the Board of Governors or the NYFRB, or a committee officially endorsed or convened by the Board of Governors or the NYFRB, or any successor thereto.

“Requisite Lenders” means, at any time, Lenders having or holding Term Loan Exposure representing more than 50% of the sum of the Term Loan Exposure of all the Lenders at such time.  For purposes of this definition, the amount of Term Loan Exposure shall be determined by excluding (i) the Term Loan Exposure of any Defaulting Lender and (ii) the Term Loan Exposure of any Net Short Lender.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Facility” means any revolving credit facility contained in the Amended and Restated Credit and Guaranty Agreement, and any other facility or financing arrangement that renews, refunds, refinances or replaces, in whole or in part, any such revolving credit facility.

“RFR Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” as defined in Section 6.3.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the subject or target of any Sanctions (at the Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States Department of State, the United States Department of Treasury (including OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled or 50% or more owned by any such Person or Persons described in clause (a) or (b) above.

“Sanctions” as defined in Section 4.23(a).

“Sanctions Laws” as defined in Section 4.23(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“Solvent” means that, as of the date of determination, (a) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair saleable value of the assets (on a going concern basis) of the Borrower and its Subsidiaries, taken as a whole, (b) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the date of determination and (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business.  For purposes of this definition, the amount of any contingent liability at any time will be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Mandatory Redemption/Repayment” means, with respect to any Indebtedness incurred to finance, in whole or in part, any acquisition and any related transactions, the redemption or other satisfaction and discharge thereof pursuant to a “special mandatory redemption” provision (or other similar provision) as a result of such acquisition not having been consummated by the date specified in the definitive documents evidencing or governing such Indebtedness.

“Specified Acquisition Agreement Representations” means such of the representations and warranties made by CMC Materials in the CMC Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such) but only to the extent that the Borrower (or its applicable Affiliate) has the right (taking into account any cure provisions) to terminate its obligations under the CMC Acquisition Agreement (or to decline to consummate the CMC Acquisition pursuant to the CMC Acquisition Agreement), in each case, as a result of a breach of such representations and warranties in the CMC Acquisition Agreement.

“Specified Representations” means the representations and warranties of the Credit Parties set forth in Section 4.1(a) (solely as it relates to the due organization and valid existence of the Credit Parties), Section 4.1(b)(ii) (with respect to the Financing Transactions), Section 4.3 (with respect to the Financing Transactions), Section 4.4(b) (with respect to the Financing Transactions), Section 4.4(c) (with respect to the Financing Transactions and solely in relation to the 2028 Senior Notes, the 2029 Senior Notes and the definitive documentation relating thereto), Section 4.6, Section 4.14, Section 4.15(b), Section 4.18 and Section 4.23, in each case, of this Agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Effective Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof), and (b) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Wholly Owned Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Debt” as defined in Section 6.2.

“Successor Company” as defined in Section 6.4(a)(i).

“Supported QFC” has the meaning set forth in Section 10.26.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark Borrowing” means a Borrowing comprised of Term Benchmark Loans.

“Term Benchmark Loan” means a Loan bearing interest at a rate determined by reference to a Term Benchmark Rate.

“Term Benchmark Rate” means the Term SOFR.

“Term Loan Exposure” means, with respect to any Lender at any time, (a) prior to the making of the Loans, the Commitment of such Lender at such time and (b) after the making of the Loans, the aggregate principal amount of the Loans of such Lender at such time.

“Term Loan Facility” means any term loan facility contained in the Amended and Restated Credit and Guaranty Agreement, and any other facility or financing arrangement that renews, refunds, refinances or replaces, in whole or in part, any such term loan facility.

“Term SOFR” means, with respect to any Borrowing denominated in US Dollars for any Interest Period, the sum of (a) the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator plus (b) 0.00%; provided that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three RFR Business Days prior to such Term SOFR Determination Day; provided further that, notwithstanding the foregoing, the Term SOFR shall at no time be less than 0.00% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” means a Borrowing comprised of Term SOFR Loans.

“Term SOFR Loan” means a Loan bearing interest at a rate determined by reference to the Term SOFR (other than solely as a result of clause (c) of the definition of Base Rate).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Traded Securities” means any debt or equity securities issued pursuant to a public offering registered under the Securities Act or Rule 144A offering or other similar private placement.

“Transactions” means, collectively, (a) the Financing Transactions, (b) the consummation of the CMC Acquisition and the other transactions contemplated by the CMC Acquisition Agreement, (c) the Effective Date Refinancing, (d) the issuance, sale or incurrence of the 2029 Senior Secured Notes and the 2030 Senior Notes and the execution, delivery and performance by each Credit Party of the related definitive documentation governing such Indebtedness to which it is or is to be a party and (e) the payment of fees and expenses in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR (other than solely as a result of clause (c) of the definition of Base Rate) or the Base Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“US Dollars” and the sign “US$” mean the lawful money of the United States of America.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“US Special Resolution Regime” has the meaning set forth in Section 10.26.

“US Tax Compliance Certificate” as defined in Section 2.20(g)(ii)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by (b) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2.  Accounting Terms; Certain Calculations.  (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in conformity with GAAP as in effect on the Effective Date; provided that (i) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to implement the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Requisite Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect on the Effective Date until such notice shall have been withdrawn or such provision amended in accordance herewith, it being agreed that the Lenders and the Borrower shall negotiate in good faith such amendment, and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (for the avoidance of doubt, in each case, other than for purposes of the financial statements referred to in Section 4.7 or 5.1), without giving effect to (A) any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) any valuation of Indebtedness below its full stated principal amount as a result of the application of Accounting Standards Update 2015-03, Interest, issued by the Financial Accounting Standards Board.  At any time after the Effective Date, the Borrower may elect to apply IFRS accounting principles as in effect on the Effective Date and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and corresponding IFRS concepts (except as otherwise provided in this Agreement); provided, however, that any such election, once made, shall be irrevocable; provided further, however, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include Fiscal Quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give written notice of any such election made in accordance with this definition to the Administrative Agent.  Notwithstanding anything to the contrary in this Agreement, solely making the IFRS election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

(b)  Notwithstanding anything to the contrary herein, but subject to Section 1.2(e), all financial ratios and tests (including the amount of EBITDA, Consolidated Net Tangible Assets, Aggregate Net Availability Debt and Consolidated Total Assets) contained in this Agreement that are calculated with respect to any Applicable Measurement Period during which any Pro Forma Event occurs (or with respect to any Applicable Measurement Period to determine whether any Pro Forma Event is permitted to be consummated or any Indebtedness to be incurred in connection therewith is permitted to be incurred) shall be calculated with respect to such Applicable Measurement Period and such Pro Forma Event (including such Pro Forma Event that is to be consummated) on a pro forma basis.  Further, if since the beginning of any Applicable Measurement Period and on or prior to the date of any required calculation of any financial ratio or test, any Pro Forma Event has occurred, then any applicable financial ratio or test shall be calculated on a pro forma basis for such Applicable Measurement Period as if such Pro Forma Event had occurred as of the first day of the Applicable Measurement Period (or, in the case of Consolidated Net Tangible Assets or Consolidated Total Assets, as of the last day of such Applicable Measurement Period).

(c)  Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (even if part of the same transaction or, in the case of Indebtedness, the same tranche as any Incurrence-Based Amounts) shall be disregarded in the calculation of the financial ratio applicable to the Incurrence-Based Amounts, but giving full pro forma effect to any increase in the amount of EBITDA, Consolidated Net Tangible Assets or Consolidated Total Assets resulting from the reliance on the Fixed Amounts.  The Borrower may elect, in its sole discretion, that any such amounts incurred or transactions entered into (or consummated) be incurred or entered into (or consummated) in reliance on one or more of any Fixed Amounts or Incurrence-Based Amounts.  It is further agreed that in connection with the calculation of any financial ratio applicable to any incurrence or assumption of Indebtedness in reliance on any Incurrence-Based Amount, such calculation shall be made on a pro forma basis for the incurrence of such Indebtedness (including any acquisition consummated concurrently therewith and any other application of the proceeds thereof), but without netting the cash proceeds of such Indebtedness (or of any Indebtedness incurred concurrently therewith), and assuming a full drawing of any undrawn committed amounts of such Indebtedness.

(d)  [Reserved].

(e)  Notwithstanding anything to the contrary herein, when calculating the availability under any basket or ratio under this Agreement, in each case for any purpose in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any Default or Event of Default may, at the option of the Borrower, be the date the definitive agreement(s) for such Limited Condition Acquisition is entered into.  Any such ratio or basket shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof and the granting, creation, incurrence or suffering to exist of any Lien) as if they had been consummated at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition; provided, however, that if the Borrower elects to make such determination as of the date of such definitive agreement(s), then (i) if any of such ratios are no longer complied with or baskets are exceeded as a result of fluctuations in such ratio (including due to fluctuations in EBITDA or other financial result or metric of the Borrower or the target company) or basket subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios or baskets will not be deemed to have been breached or exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted under this Agreement and (ii) such ratios or baskets shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided further, however, that if the Borrower elects to have such determinations occur at the time of entry into such definitive agreement(s), any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof and the granting, creation, incurrence or suffering to exist of any Lien) shall be deemed to have occurred on the date the definitive agreement(s) is entered into and shall be deemed outstanding thereafter for purposes of calculating any ratios or baskets under this Agreement after the date of such definitive agreement(s) and before the consummation of such Limited Condition Acquisition, unless such definitive agreement(s) is terminated or such Limited Condition Acquisition or incurrence of Indebtedness or such other transaction to which pro forma effect is being given is abandoned or with respect to which the Borrower has delivered a certificate of an Authorized Officer to the Administrative Agent stating that such transaction will not occur.

(f)  For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including the amount of EBITDA, Consolidated Net Tangible Assets or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be (or, in each case, such other time as is applicable thereto pursuant to Section 1.2(e)), and no Default or Event of Default shall be deemed to have occurred solely as a result of a subsequent change in such financial ratio or test.

(g)  For purposes of determining compliance with this Agreement, the accrual of interest, the accrual of dividends, the accretion of accreted value, the amortization of original issue discount, the payment of interest or a dividend in the form of additional Indebtedness or additional Equity Interests and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall not be deemed to be an incurrence of Indebtedness and, to the extent secured, shall not be deemed to result in an increase of the obligations so secured or to be a grant of a Lien securing any such obligation.

1.3.  Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Article, Section, Schedule or Exhibit shall be to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise specifically provided.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities.  Except as otherwise expressly provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Credit Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority or any self-regulating entity, any other Governmental Authority or entity that shall have succeeded to any or all functions thereof, and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.  Terms defined in the UCC as in effect in the State of New York on the Effective Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  For purposes of this Agreement, the fair market value of any asset or property shall be such fair market value as is reasonably determined by the Borrower.

1.4.  [Reserved].

1.5.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Term SOFR Loan” or “Term SOFR Borrowing”).

1.6.  Divisions.  For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.7.  Benchmark Replacement Notification.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, the Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, the Term SOFR, such other Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.  The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR or any other Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.8.  Effectuation of Transactions.  Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

1.9.  Cashless Rollovers.  Notwithstanding anything to the contrary contained herein or in any other Credit Document, in connection with any extension, replacement, renewal or refinancing of any Loans hereunder, any Lender may, with the consent of the Borrower, elect to accept any other Indebtedness permitted by the terms of this Agreement in lieu of all or any part of such Lender’s applicable Pro Rata Share or other applicable share of any payment hereunder with respect to such Loans, it being agreed that (a) such acceptance shall not be subject to any requirement hereunder or under any other Credit Document that such payment be made “in US Dollars”, “in immediately available funds”, “in cash” or any other similar requirement and (b) notice of such acceptance shall be provided to the Administrative Agent and, if such other Indebtedness is in the form of Loans, the mechanics of the cashless settlement thereof shall be reasonably acceptable to the Administrative Agent.

SECTION 2.  LOANS

2.1.  Loans.  (a)  Commitments.  Subject to the terms and conditions hereof, each Lender agrees to make, on the Effective Date, a term loan to the Borrower in US Dollars in a principal amount not to exceed such Lender’s Commitment.  Amounts borrowed pursuant to this Section 2.1(a) that are repaid or prepaid may not be reborrowed.  Each Lender’s Commitment shall terminate immediately and without any further action upon the making of a Loan by such Lender or, if earlier, at 5:00 p.m. (New York City time) on the Effective Date.

(a)  Borrowing Mechanics.

(i)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders proportionately to their applicable Pro Rata Shares.  Subject to Section 2.18, each Borrowing shall be comprised entirely of Base Rate Loans or Term SOFR Loans, as the Borrower may request in accordance herewith.  At the time each Borrowing is made and, in the case of Term SOFR Borrowings, at the commencement of each subsequent Interest Period therefor, such Borrowing shall be in an aggregate principal amount equal to the Borrowing Minimum or an integral multiple of the Borrowing Multiple in excess thereof; provided that (A) a Term SOFR Borrowing that results from a continuation of an outstanding Term SOFR Borrowing may be in an aggregate principal amount that is equal to the aggregate principal amount of such outstanding Borrowing and (B) a Borrowing may be in an aggregate principal amount that is equal to the entire unused balance of the Commitments.

(ii)  To request a Borrowing, the Borrower shall deliver to the Administrative Agent a fully completed and executed Funding Notice (A) in the case of a Term SOFR Borrowing, not later than 1:00 p.m. (New York City time) at least three Business Days in advance of the proposed date of the Borrowing (which shall be a Business Day) (or such shorter period as may be acceptable to the Administrative Agent) and (B) in the case of a Base Rate Borrowing, not later than 1:00 p.m. (New York City time) on the proposed date of the Borrowing (which shall be a Business Day).  Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this clause (ii), the Administrative Agent shall notify each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.  Following delivery of any such Funding Notice for a Term SOFR Borrowing, any failure to make such Borrowing shall be subject to Section 2.18(d).

(iii)  Each Lender shall make the principal amount of each Loan required to be made by it hereunder on the proposed date of the Borrowing available to the Administrative Agent not later than 2:00 p.m. (New York City time) on such date by wire transfer of same day funds in US Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make each such Loan available to the Borrower by promptly remitting the amounts so received, in like funds, to the account specified by the Borrower in the applicable Funding Notice.

2.2.  [Reserved].

2.3.  [Reserved].

2.4.  [Reserved].

2.5.  Pro Rata Shares; Obligations Several; Availability of Funds.  (a)  All Loans on the occasion of any Borrowing shall be made by the Lenders in proportion to their applicable Pro Rata Shares.  The failure of any Lender to make any Loan required hereunder shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and other obligations of the Lenders hereunder are several, and no Lender shall be responsible for the failure of any other Lender to make any Loan required hereunder or to satisfy any of its other obligations hereunder.

(b)  Unless the Administrative Agent shall have been notified by a Lender prior to the proposed date of the Borrowing that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date and may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made the amount of its Loan available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand, such corresponding amount, with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date of such payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, (A) at any time prior to the third Business Day following the date such amount is made available to the Borrower, the customary rate set by the Administrative Agent for the correction of errors among banks and (B) thereafter, the Base Rate or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable hereunder to such Loan.  If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.

2.6.  Use of Proceeds.  The Borrower will use the proceeds of the Loans made on the Effective Date for general corporate purposes of the Borrower and the Subsidiaries not prohibited by this Agreement, including to finance a portion of the Transactions (including the payment of fees and expenses in connection with the Transactions).

2.7.  Evidence of Debt; Register; Notes.  (a)  Lenders’ Evidence of Debt.  Each Lender shall maintain records evidencing the Obligations of the Borrower owing to such Lender, including the principal amount of the Loans made by such Lender and each repayment and prepayment in respect thereof.  Subject to Section 2.7(b), such records maintained by any Lender shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to maintain any such records, or any error therein, shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms hereof; provided further that in the event of any inconsistency between the records maintained by any Lender and the records maintained by the Administrative Agent, the records maintained by the Administrative Agent shall govern and control.

(b)  Register.  The Administrative Agent shall maintain records of the name and address of, and the Commitments of and the principal amount of and stated interest on the Loans owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that the failure to maintain the Register, or any error therein, shall not in any manner affect the obligation of any Lender to make a Loan or other payment hereunder or the obligation of the Borrower to pay any amounts due hereunder, in each case in accordance with the terms of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender (but, in the case of a Lender, only with respect to (i) any entry relating to such Lender’s Commitments or Loans and (ii) the identity of the other Lenders (but not information as to such other Lenders’ Commitments or Loans)) at any reasonable time and from time to time upon reasonable prior notice.  The Borrower hereby designates the Person serving as the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.7(b) and agrees that, in consideration of such Person serving in such capacity, such Person and its Related Parties shall constitute “Indemnitees”.

(c)  Notes.  Upon the request of any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) to evidence such Lender’s Loans, which shall be in a form approved by the Administrative Agent.

2.8.  Interest on Loans.  (a)  Subject to Section 2.10, each Loan shall bear interest on the outstanding principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)  if a Base Rate Loan, at the Base Rate plus the Applicable Rate; or

(ii)  if a Term Benchmark Loan, at the Term SOFR for the applicable Interest Period plus the Applicable Rate.

The applicable Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive and binding on the parties hereto, absent manifest error.

(b)  The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Term Benchmark Borrowing, shall be selected by the Borrower pursuant to the applicable Funding Notice or Conversion/Continuation Notice delivered in accordance herewith; provided that (i) the Type of Loans selected by the Borrower shall comply with Section 2.1(b)(i) and (ii) there shall be no more than 10 (or such greater number as may be agreed to by the Administrative Agent) Term Benchmark Borrowings outstanding at any time.  In the event the Borrower fails to deliver in accordance with Section 2.9 a Conversion/Continuation Notice with respect to any Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term Benchmark Borrowing with an Interest Period of one month.  In the event the Borrower requests the making of, or the conversion to or continuation of, any Term Benchmark Borrowing but fails to specify in the applicable Funding Notice or Conversion/Continuation Notice the Interest Period to be applicable thereto, the Borrower shall be deemed to have specified an Interest Period of one month.

(c)  All interest payable pursuant to Section 2.8(a) shall be computed on the basis of a 360-day year, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a 365-day or 366-day year, as applicable, in each case for the actual number of days elapsed in the period during which such interest accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Term SOFR Loan, the date of conversion of such Term SOFR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Term SOFR Loan, the date of conversion of such Base Rate Loan to such Term SOFR Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall accrue on such Loan.

(d)  Except as otherwise set forth herein, accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date applicable to such Loan, (ii) upon any voluntary or mandatory repayment or prepayment of such Loan, to the extent accrued on the amount being repaid or prepaid, (iii) on the Maturity Date and (iv) in the event of any conversion of a Term SOFR Loan prior to the end of the Interest Period then applicable thereto, on the effective date of such conversion.

2.9.  Conversion/Continuation.  (a)  Subject to Section 2.18, the Borrower shall have the option:

(i)  to convert at any time all or any part of any Borrowing from one Type to the other applicable Type; and

(ii)  to continue, at the end of the Interest Period applicable to any Term Benchmark Borrowing, all or any part of such Borrowing as a Term Benchmark Borrowing and to elect an Interest Period therefor;

provided, in each case, that at the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an amount that complies with Section 2.1(b).

In the event any Borrowing shall have been converted or continued in accordance with this Section 2.9 in part, such conversion or continuation shall be allocated ratably, in accordance with their applicable Pro Rata Shares, among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each part of such Borrowing resulting from such conversion or continuation shall be considered a separate Borrowing.

(b)  To exercise its option pursuant to this Section 2.9, the Borrower shall deliver a fully completed and executed Conversion/Continuation Notice to the Administrative Agent not later than 1:00 p.m. (New York City time) (i) on the proposed Conversion/Continuation Date, in the case of a conversion to a Base Rate Borrowing, and (ii) at least three Business Days in advance of the proposed Conversion/Continuation Date, in the case of a conversion to, or a continuation of, a Term Benchmark Borrowing.  Except as otherwise provided herein, a Conversion/Continuation Notice for a conversion to, or a continuation of, any Term Benchmark Borrowing shall be irrevocable, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith; any failure to effect such conversion or continuation in accordance therewith shall be subject to Section 2.18(d).

(c)  Notwithstanding anything to the contrary herein, if an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) or, at the request of the Requisite Lenders, any other Event of Default shall have occurred and be continuing, then no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing.

2.10.  Default Interest.  Notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of any Event of Default under Section 8.1(a), 8.1(f) or 8.1(g), any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder shall bear interest (in the case of an Event of Default under Section 8.1(a), only on overdue amounts), payable on demand, after as well as before judgment, at a rate per annum equal to (a) in the case of the principal of any Loan, 2.00% per annum in excess of the interest rate otherwise applicable hereunder to such Loan or (b) in the case of any other amount, a rate (computed on the basis of a year of 360 days for the actual number of days elapsed) that is 2.00% per annum in excess of the interest rate payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.11.  Fees.

(a)  The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a duration fee in an amount equal to the applicable percentage set forth below of the aggregate principal amount of the Loans of such Lender outstanding at 5:00 p.m., New York City time, on the dates set forth below, which duration fee shall be due and payable on the first Business Day immediately succeeding each such date:

Date	Duration Fee Percentage
90 days after the Effective Date	0.25%
180 days after the Effective Date	0.25%
270 days after the Effective Date	0.25%

(b)  The Borrower agrees to pay on the Effective Date to the Administrative Agent, for the account of each Lender, such other fees as shall have been separately agreed by the Borrower and the Arrangers with respect thereto.

(c)  The Borrower agrees to pay to the Administrative Agent such other fees in the amounts and at the times separately agreed upon in respect of the credit facility provided herein.

(d)  Fees paid hereunder shall not be refundable or creditable under any circumstances.

2.12.  Repayment on Maturity Date.  To the extent not previously paid, all Loans shall be due and payable on the Maturity Date.

2.13.  Voluntary Prepayments/Commitment Reductions.  (a)  Voluntary Prepayments.  (i)  At any time and from time to time, the Borrower may, without premium or penalty but subject to compliance with the conditions set forth in this Section 2.13(a) and with Section 2.18(d), prepay any Borrowing in whole or in part; provided that any partial voluntary prepayment of any Borrowing shall be in an aggregate principal amount equal to the Borrowing Minimum or an integral multiple of the Borrowing Multiple in excess thereof.

(ii)  To make a voluntary prepayment pursuant to Section 2.13(a)(i), the Borrower shall notify the Administrative Agent not later than 1:00 p.m. (New York City time) (A) on the date of prepayment, in the case of prepayment of Base Rate Borrowings, or (B) at least three Business Days prior to the date of prepayment, in the case of prepayment of Term Benchmark Borrowings.  Each such notice shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing or portion thereof to be prepaid, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing).  Each such notice shall be irrevocable, and the principal amount of each Borrowing specified therein shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment of any Borrowing pursuant to Section 2.13(a)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the details thereof.  Each voluntary prepayment of a Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.

(b)  Voluntary Commitment Reductions.  (i)  At any time and from time to time, the Borrower may, without premium or penalty but subject to compliance with the conditions set forth in this Section 2.13(b), terminate in whole or permanently reduce in part the Commitments; provided that each such partial reduction of the Commitments shall be in an aggregate amount equal to the Borrowing Minimum or an integral multiple of the Borrowing Multiple in excess thereof.

(ii)  To make a voluntary termination or reduction of the Commitments pursuant to Section 2.13(b)(i), the Borrower shall notify the Administrative Agent not later than 1:00 p.m. (New York City time) at least one Business Day prior to the date of effectiveness of such termination or reduction.  Each such notice shall specify the termination or reduction date (which shall be a Business Day) and the amount of any partial reduction, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing).  Each such notice shall be irrevocable, and the termination or reduction of the Commitments specified therein shall become effective on the date specified therein; provided that a notice of termination or reduction of the Commitments under Section 2.13(b)(i) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the details thereof.  Each voluntary reduction of the Commitments shall reduce the Commitments of the Lenders in accordance with their applicable Pro Rata Shares.

2.14.  Mandatory Prepayments.

(a)  No later than the fifth Business Day following the date of receipt by the Borrower or any Subsidiary of any Net Proceeds in respect of a Prepayment Event, the Borrower shall prepay the Borrowings in an aggregate amount equal to the lesser of (i) the aggregate principal amount of Loans then outstanding and (ii) an amount equal to 100% of such Net Proceeds.

(b)  Prior to or concurrently with any mandatory prepayment pursuant to Section 2.14(a), the Borrower (i) shall notify the Administrative Agent of such prepayment and (ii) shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower setting forth the calculation of the amount of the applicable prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing).  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the details thereof.  Each mandatory prepayment of any Borrowing shall be allocated among the Lenders holding Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares and shall be subject to Section 2.18(d).

2.15.  [Reserved].

2.16.  General Provisions Regarding Payments.  (a)  All payments by the Borrower or any other Credit Party of principal, interest, fees and other amounts required to be made hereunder or under any other Credit Document shall be made by wire transfer of same day funds in US Dollars, in each case, without defense, recoupment, set-off or counterclaim, free of any restriction or condition, to the account of the Administrative Agent most recently designated by it for such purpose and received by the Administrative Agent not later than 1:00 p.m. (New York City time), in each case, on the date due for the account of the Persons entitled thereto; provided that payments made pursuant to Sections 2.18(d), 2.19, 2.20, 10.2 and 10.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any payment received by it hereunder for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b)  All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)  If any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its applicable Pro Rata Share of any Term Benchmark Borrowing, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(d)  Subject to the provisos set forth in the definitions of “Interest Period” and “Maturity Date”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.

(e)  Any payment hereunder by or on behalf of the Borrower to the Administrative Agent that is not received by the Administrative Agent in same day funds prior to the time specified therefor in Section 2.16(a) shall, unless the Administrative Agent shall determine otherwise, be deemed to have been received, for purposes of computing interest and fees hereunder (including for purposes of determining the applicability of Section 2.10), on the Business Day immediately following the date of receipt (or, if later, the Business Day immediately following the date the funds received become available funds).

(f)  If an Event of Default shall have occurred and the maturity of the Loans shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by the Administrative Agent in respect of any of the Obligations shall be applied as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent in connection with the collection of such payments or proceeds or otherwise in connection with this Agreement, any other Credit Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel (to the extent required to be reimbursed pursuant to the terms of this Agreement or any other Credit Document), the repayment of all advances made by the Administrative Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Guaranteed Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to the Credit Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such payments or proceeds in accordance with this Agreement.  It is understood and agreed that the Credit Parties shall remain jointly and severally liable to the extent of any deficiency between the amount of such payments or proceeds and the aggregate amount of the Obligations, including any attorneys’ fees and other expenses incurred by the Administrative Agent or any other Guaranteed Party to collect such deficiencies (to the extent required to be reimbursed pursuant to the terms of this Agreement or any other Credit Document).

(g)  Unless the Administrative Agent shall have been notified by the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in its sole discretion, but shall not be obligated to, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to pay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent (i) at any time prior to the third Business Day following the date such amount is distributed to it, the customary rate set by the Administrative Agent for the correction of errors among banks and (ii) thereafter, the Base Rate.

2.17.  Ratable Sharing.  The Lenders hereby agree among themselves that if any Lender shall, whether through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a portion of the aggregate amount of any principal, interest and fees and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) resulting in such Lender receiving payment of a greater proportion of the Aggregate Amounts Due to such Lender than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase (for cash at face value) participations in the Aggregate Amounts Due to the other Lenders so that all such payments of Aggregate Amounts Due shall be shared by all the Lenders ratably in accordance with the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by any purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Credit Party or otherwise, such purchase shall be rescinded and the purchase price paid for such participation shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Each Credit Party expressly consents to the foregoing arrangements and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set‑off or counterclaim with respect to any and all monies owing by such Credit Party to such holder with respect thereto as fully as if such holder were owed the amount of the participation held by such holder.  The provisions of this Section 2.17 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any other Credit Document (for the avoidance of doubt, as in effect from time to time), including Sections 1.9 and 2.18(c), the application of funds arising from the existence of a Defaulting Lender or any payment made by the Borrower pursuant to Section 2.23 or (ii) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in Loans or other Obligations owing to it pursuant to and in accordance with the express terms of this Agreement.

2.18.  Making or Maintaining Loans.  (a)  Inability to Determine Applicable Interest Rate.  Subject to Section 2.18(b), if:

(i)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term Benchmark Rate (including because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period; or

(ii)  the Administrative Agent is advised by the Requisite Lenders prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that the Term Benchmark Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof (which may be by telephone) to the Borrower and the Lenders as promptly as practicable thereafter and until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Conversion/Continuation Notice in accordance with Section 2.9, (A) any Conversion/Continuation Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected Term Benchmark Borrowing shall instead be deemed to be a Conversion/Continuation Notice for a Base Rate Borrowing and (B) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of any such affected Loans (to the extent of the affected Loans or affected Interest Periods).  Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.18(a) with respect to the relevant Benchmark applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Conversion/Continuation Notice in accordance with Section 2.9, such Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan convert to a Base Rate Loan.

(b)  Benchmark Replacement.  (i)  Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of any Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes under this Agreement and any other Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Credit Document, and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes under this Agreement and any other Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders.

(ii)  Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Credit Document.

(iii)  Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.18(b)(iv) and (y) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its (or their) sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.18(b).

(iv)  Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)  Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for any affected Term Benchmark Borrowing into a request for a borrowing of, or conversion to, a Base Rate Borrowing.  Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Term SOFR, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.18(b),  any Term Benchmark Loan shall on the last day of the Interest Period applicable thereto convert to a Base Rate Loan.  During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(c)  Illegality or Impracticability.  If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR, or to determine or charge interest based upon Term SOFR then, upon notice thereof by such Lender (an “Affected Lender”) to the Administrative Agent and the Borrower, (i) any obligation of such Lender to make Term Benchmark Loans and any right of the Borrower to convert to or continue Term Benchmark Loans of such Lender shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute, with respect to such Lender, the Base Rate without reference to clause (c) of the definition of “Base Rate”, in each case until such Affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of any such notice, the Borrower shall, if necessary to avoid such illegality, upon demand from the applicable Affected Lender (with a copy to the Administrative Agent) convert all affected outstanding Term Benchmark Loans of such Lender to Base Rate Loans on the last day of the Interest Period applicable thereto, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or on the date of the Borrower’s receipt of such notice.  Notwithstanding the foregoing, to the extent any such determination by an Affected Lender relates to a Term Benchmark Loan then being requested by the Borrower pursuant to a Conversion/Continuation Notice, the Borrower shall have the option, subject to Section 2.18(d), to rescind such Conversion/Continuation Notice as to all Lenders by giving written notice (or telephonic notice promptly confirmed by written notice) thereof to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).  Each Affected Lender shall promptly notify the Administrative Agent and the Borrower when the circumstances that led to its notice pursuant to this Section 2.18(c) no longer exist.

(d)  Compensation for Breakage or Non-Commencement of Interest Periods.  In the event that (i)  a borrowing of any Term Benchmark Loan does not occur on a date specified therefor in any Funding Notice given by the Borrower (other than as a result of a failure by such Lender to make such Loan in accordance with its obligations hereunder), whether or not such notice may be rescinded in accordance with the terms hereof, (ii) a conversion to or continuation of any Term Benchmark Loan does not occur on a date specified therefor in any Conversion/Continuation Notice given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, (iii) any payment of any principal of any Term Benchmark Loan occurs on a day other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (iv) the conversion of any Term Benchmark Loan occurs on a day other than on the last day of an Interest Period applicable thereto, (v) any Term Benchmark Loan is assigned other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.23 or (vi) a prepayment of any Term Benchmark Loan does not occur on a date specified therefor in any notice of prepayment given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, the Borrower shall compensate each Lender for all losses, costs, expenses and liabilities that such Lender may sustain, including any loss incurred from obtaining, liquidating or employing losses from third parties, but excluding any loss of margin or any interest rate “floor” for the period following any such payment, assignment or conversion or any such failure to borrow, pay, prepay, convert or continue.  To request compensation under this Section 2.18(d), a Lender shall deliver to the Borrower a certificate setting forth in reasonable detail the basis and calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.18(d), which certificate shall be conclusive and binding absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(e)  Booking of Loans.  Any Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of any Affiliate of such Lender.

2.19.  Increased Costs; Capital Adequacy and Liquidity.  (a)  Increased Costs Generally.  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)  impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make or participate in any Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)  Capital and Liquidity Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time upon request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)  Certificates for Reimbursement.  A certificate of a Lender setting forth in reasonable detail the basis and calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.19(a) or 2.19(b) and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)  Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.19 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)  Certain Limitations.  Notwithstanding any other provision of this Section 2.19 to the contrary, no Lender shall request, or be entitled to receive, any compensation pursuant to this Section 2.19 unless it shall be the general policy or practice of such Lender to seek compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.20.  Taxes; Withholding, Etc.  (a)  [Reserved].

(b)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)  Payment of Other Taxes by the Credit Parties.  Each Credit Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)  Indemnification by the Credit Parties.  The Credit Parties shall jointly and severally indemnify each Recipient, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 15 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Credit Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(g)(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(e).

(f)  Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.20, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)  Status of Lenders.  (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(g)(ii)(A), 2.20(g)(ii)(B) and 2.20(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender (it being understood that information required by current United States federal income Tax withholding forms shall not be considered to be information the provision of which would materially prejudice the position of a Lender).

(ii)  Without limiting the generality of the foregoing:

(A)  Any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding Tax, provided that, if such Lender is a disregarded entity for United States federal income Tax purposes and its owner is a US Person, such Lender will provide the appropriate withholding form of its owner (with required supporting documentation).

(B)  Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed originals of IRS Form W-8ECI (or successor form);

(3)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a ”US Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form); or

(4)  to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), a US Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner.

(C)  Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D)  If a payment made to a Lender under any Credit Document would be subject to US federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(iii)  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.20(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.20(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.20(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)  Survival.  Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.21.  Obligation to Mitigate.  If any Lender becomes an Affected Lender or any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (a) would cause such Lender to cease to be an Affected Lender or would eliminate or reduce amounts payable pursuant to Section 2.19 or 2.20, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

2.22.  Defaulting Lenders.  (a)  Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under the Credit Documents; second, as the Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to any Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its applicable Pro Rata Share, and (y) such Loans were made at a time when the conditions set forth in Section 3.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.22(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)  Participation as Requisite Lender.  The Commitments and Loans of such Defaulting Lender shall not be included in determining whether the Requisite Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Credit Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.5); provided that any amendment, waiver or other modification that under clauses (i), (ii), (iii) or (iv) of Section 10.5(b) requires the consent of all Lenders affected thereby shall require the consent of such Defaulting Lender in accordance with the terms thereof.

(b)  Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Defaulting Lender will cease to be a Defaulting Lender; provided that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender, (ii) all amendments, waivers and other modifications effected without its consent in accordance with the provisions of this Section 2.22 and Section 10.5 during the period it was a Defaulting Lender shall be binding on it and (iii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

2.23.  Replacement and Termination of Lenders.  If (a) any Lender has become an Affected Lender, (b) any Lender requests compensation under Section 2.19, (c) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (d) any Lender becomes and continues to be a Defaulting Lender or a Disqualified Institution or (e) any Lender fails to consent to a proposed waiver, amendment or other modification of any Credit Document, or to any departure of any Credit Party therefrom, that under Section 10.5 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Requisite Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) so long as no Event of Default shall have occurred and be continuing, terminate the Commitments of such Lender and prepay outstanding Loans of such Lender in full, in each case without any obligation to terminate any Commitment, or prepay any Loan, of any other Lender or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6, including the consent requirements set forth therein), all its interests, rights and obligations under this Agreement and the other Credit Documents (other than existing rights to payment under Sections 2.18(d), 2.19 and 2.20) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that, in the case of any such assignment and delegation under clause (ii) above, (A) the Borrower shall have caused to be paid to the Administrative Agent the registration and processing fee referred to in Section 10.6(d), (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.18(d)) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) such assignment and delegation does not conflict with applicable law, (D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments thereafter and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable waiver, amendment or other modification, or consent to a departure, can be effected.  A Lender shall not be required to make any such assignment and delegation, or to have its Commitments or Loans so terminated or repaid, if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation, or to cause such termination or repayment, have ceased to apply.  Each party hereto agrees that an assignment and delegation required pursuant to this Section 2.23 may be effected pursuant to an Assignment Agreement executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 3.  CONDITIONS PRECEDENT

3.1.  Effective Date.  This Agreement shall not become effective until the first date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.5):

(a)  Agreement.  The Administrative Agent shall have received from the Borrower and each other Credit Party a counterpart of this Agreement signed on behalf of such party (which, subject to Section 10.22, may include any Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page).

(b)  Organizational Documents; Incumbency.  The Administrative Agent shall have received, in respect of each Credit Party, a customary certificate of such Credit Party dated the Effective Date and executed by the secretary or an assistant secretary thereof, attaching and, in the case of clauses (i) through (iii), containing customary certifications with respect to, (i) a copy of each Organizational Document of such Credit Party, (ii) resolutions of the applicable approving party of such Credit Party approving and authorizing the Financing Transactions, (iii) a signature and incumbency certification of the officers of such Credit Party executing this Agreement or any other Credit Document and (iv) a good standing (or equivalent) certificate from the applicable Governmental Authority of the jurisdiction of organization of such Credit Party, dated as of a recent date prior to the Effective Date.

(c)  Opinions of Counsel.  The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Credit Parties (and each Credit Party hereby instructs such counsel to deliver such opinion to the Administrative Agent).

(d)  Officer’s Certificate.  The Administrative Agent shall have received a customary certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, certifying as to the satisfaction of the conditions precedent set forth in Sections 3.1(g), 3.1(h) and 3.1(j).

(e)  Solvency Certificate.  The Administrative Agent shall have received a solvency certificate, in the form of Exhibit G hereto, dated the Effective Date and signed by the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower.

(f)  Funding Notice.  The Administrative Agent shall have received, in accordance with Section 2.1(b), a Funding Notice with respect to each Borrowing requested by the Borrower to be made on the Effective Date.

(g)  Specified Acquisition Agreement Representations; Specified Representations.  The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the definition of such term, and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, which Specified Representation shall be true and correct in all material respects as of such date or for such period, as the case may be).

(h)  CMC Acquisition.  Substantially concurrently with the funding of the Loans on the Effective Date, the CMC Acquisition shall have been consummated in all material respects in accordance with the terms of the CMC Acquisition Agreement, but without giving effect to any amendment, modification or waiver of the CMC Acquisition Agreement by the Borrower and/or any Affiliate thereof, or any consent under the CMC Acquisition Agreement by the Borrower and/or any Affiliate thereof, in each case, that is materially adverse to the interests of the Lenders or the Arrangers, in each case, in their respective capacities as such, without the prior written consent of the Arrangers, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (i) any decrease in the merger consideration of not more than, in the aggregate, 10% will not be materially adverse to the interests of the Lenders or the Arrangers if the cash portion of such decrease is applied to reduce the Commitments, (ii) any decrease in the merger consideration (other than a decrease effected in accordance with any purchase price adjustment set forth in the CMC Acquisition Agreement) of more than, in the aggregate, 10% will be materially adverse to the interests of the Lenders or the Arrangers, (iii) any increase in the merger consideration will not be materially adverse to the interests of the Lenders or the Arrangers, if such increase is solely in the form of common stock of the Borrower issued as part of the merger consideration for the CMC Acquisition, (iv) any increase or decrease in the purchase price effected in accordance with any purchase price adjustment set forth in the CMC Acquisition Agreement will not be materially adverse to the interests of the Lenders or the Arrangers and (v) any amendment or modification to the definition of the term “Company Material Adverse Effect” in the CMC Acquisition Agreement will be deemed to be materially adverse to the interests of the Lenders and the Arrangers).

(i)  Effective Date Refinancing; Amendment of Existing Credit Agreement.  Prior to or substantially concurrently with the funding of the Loans on the Effective Date, (i) the Effective Date Refinancing shall have been consummated and (ii) the Existing Credit Agreement shall have been amended in the manner contemplated by the Acquisition Commitment Letter.

(j)  Company Material Adverse Effect.  Except (i) as disclosed in the Company SEC Documents (as defined in the CMC Acquisition Agreement as in effect on December 14, 2021) (including exhibits and schedules thereto and other information incorporated therein) filed with, or furnished to, the SEC (as defined in the CMC Acquisition Agreement as in effect on December 14, 2021) after October 1, 2019, and publicly available on the last Business Day (as defined in the CMC Acquisition Agreement as in effect on December 14, 2021) prior to December 14, 2021 (in each case, to the extent that it is reasonably apparent from the face of such disclosure that such information is relevant to the representation and warranty in the first sentence of Section 3.06 of the CMC Acquisition Agreement as in effect on December 14, 2021 and other than any risk factor disclosure or other similarly cautionary, predictive or forward-looking statements set forth in any section of any such Company SEC Document; it being understood that any historical and factual information contained within such disclosure or statements shall not be so excluded) or (ii) as disclosed in Section 3.06 of the Company Disclosure Letter (as defined in the CMC Acquisition Agreement as in effect on December 14, 2021 and as the Company Disclosure Letter is in effect on December 14, 2021) or any other section or subsection of such Company Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such information is relevant to the first sentence of Section 3.06 of the CMC Acquisition Agreement as in effect on December 14, 2021), since September 30, 2021, there shall not have been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be expected to have a “Company Material Adverse Effect” (as defined in the CMC Acquisition Agreement as in effect on December 14, 2021).

(k)  Financial Statements.  The Arrangers shall have received (i) the Historical Borrower Financial Statements, (ii) the Historical CMC Financial Statements and (iii) the Projections; provided that the public filing by CMC Materials or the Borrower, as applicable, with the SEC of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, as applicable, will satisfy the requirements under the foregoing clause (i) or (ii), as applicable.

(l)  Guarantee Requirement.  The Guarantee Requirement shall have been satisfied.

(m)  Letter of Direction.  The Administrative Agent shall have received a duly executed letter of direction from the Borrower addressed to the Administrative Agent, on behalf of itself and the Lenders, directing the disbursement of the proceeds of the Loans to be made on the Effective Date.

(n)  Fees and Expenses.  All fees required to be paid on the Effective Date pursuant to the Fee Letters (as defined in the Commitment Letter) and all expenses required to be paid on the Effective Date pursuant to the Commitment Letter, in the case of expenses, to the extent invoiced at least three Business Days prior to the Effective Date or such later date to which the Borrower may agree, shall have been paid (which amounts may be offset against the proceeds of the Loans made on the Effective Date).

(o)  PATRIOT Act and Related Matters.  The Administrative Agent shall have received, at least three Business Days prior to the Effective Date, (i) all documentation and other information relating to the Borrower or any of the other Credit Parties required by regulatory authorities with respect to the Credit Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower, in each case of clauses (i) and (ii), that has been reasonably requested of the Borrower by any Lender in writing at least 10 Business Days in advance of the Effective Date.

SECTION 4.  REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make each Loan to be made by it hereunder, each Credit Party represents and warrants to the Administrative Agent and each Lender on the Effective Date as follows:

4.1.  Organization; Requisite Power and Authority; Qualification.  The Borrower and each Subsidiary (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority (i) to own and operate its properties and to carry on its business and operations as now conducted and (ii) in the case of any Credit Party, to execute and deliver the Credit Documents to which it is a party and to perform its obligations under the Credit Documents and (c) is qualified to do business and is in good standing under the laws of every jurisdiction where its assets are located or where such qualification is necessary to carry out its business and operations, except, in each case referred to in clauses (a) (other than with respect to the Borrower), (b)(i) and (c), where the failure so to be or so to have, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

4.2.  Equity Interests and Ownership.  Schedule 4.2 sets forth, as of the Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each Joint Venture and other Person in which the Borrower or any Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary and each Material Subsidiary.  The Equity Interests owned by any Credit Party in any Subsidiary have been duly authorized and validly issued and, to the extent such concept is applicable, are fully paid and non-assessable.

4.3.  Due Authorization.  The Transactions to be entered into by each Credit Party have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action on the part of such Credit Party.

4.4.  No Conflict.  The Transactions do not and will not (a) violate any applicable law, including any order of any Governmental Authority, except to the extent any such violation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (b) violate the Organizational Documents of the Borrower or any Subsidiary, (c) violate or result (alone or with notice or lapse of time, or both) in a default under any Contractual Obligation of the Borrower or any Subsidiary, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Subsidiary, or give rise to a right of, or result in, any termination, cancelation or acceleration or right of renegotiation of any obligation thereunder, except to the extent any such violation, default, right or result, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, or (d) except for Permitted Liens, result in or require the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary.

4.5.  Governmental Approvals.  The Transactions do not and will not require any registration with, consent or approval of, notice to, or other action by any Governmental Authority, except (a) such as have been obtained or made and are in full force and effect and (b) those registrations, consents, approvals, notices or other actions the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.6.  Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7.  Historical Financial Statements; Projections.  (a)  The Historical Borrower Financial Statements were prepared in conformity with GAAP and present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows of the Borrower and its Subsidiaries for the period then ended.  The Historical CMC Materials Financial Statements were prepared in conformity with GAAP and present fairly, in all material respects, the consolidated financial position of CMC Materials and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows of CMC Materials and its Subsidiaries for the period then ended.  As of the Effective Date, neither the Borrower nor any Subsidiary has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Borrower Financial Statements or the Historical CMC Materials Financial Statements or, in each case, the notes thereto except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(a)  The Projections have been prepared by the Borrower in good faith based upon assumptions that were believed by the Borrower to be reasonable at the time made, it being understood and agreed that the Projections by their nature are inherently uncertain and are not a guarantee of financial performance and the results reflected in the Projections may not be achieved and actual result may differ significantly and such differences may be material.

4.8.  No Material Adverse Change.  Since December 31, 2021, there has been no event or condition that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and the Subsidiaries taken as a whole.

4.9.  Adverse Proceedings.  There are no Adverse Proceedings that (a) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (b) in any manner question the validity or enforceability of any of the Credit Documents.

4.10.  Payment of Taxes.  Except as otherwise permitted under Section 5.3, all Tax returns and reports of the Borrower and the Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable, and all assessments, fees and other governmental charges upon the Borrower and the Subsidiaries and upon their properties, income, businesses and franchises that are due and payable, have been paid when due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11.  Properties.  (a)  Title.  The Borrower and each Subsidiary has (i) good, sufficient and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property) all of their assets reflected in the Historical Borrower Financial Statements or the Historical CMC Materials Financial Statements or, after the first delivery thereof, in the consolidated financial statements of the Borrower most recently delivered pursuant to Section 5.1, in each case except (A) for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted by this Agreement, (B) for Permitted Liens and (C) where the failure to have such title, leasehold or other interest, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(a)  Intellectual Property.  The Borrower and each Subsidiary owns, or is licensed (or otherwise has the rights) to use, all intellectual property that is necessary for the conduct of its business as currently conducted, and without violation of the rights of any other Person, except to the extent any such violations (or failures to own or have a license or other right to use), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  No intellectual property used by the Borrower or any Subsidiary in the operation of its business as currently conducted infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any intellectual property owned or used by the Borrower or any Subsidiary is pending or, to the knowledge of the Borrower or any Subsidiary, threatened against the Borrower or any Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.12.  Environmental Matters.  Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each of the Borrower and the Subsidiaries are, and have been, in compliance with all Environmental Laws, (b) none of the Borrower, any Subsidiary or any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to or arising out of any Environmental Law or any Hazardous Materials Activity and neither the Borrower nor any Subsidiary has received any written notice, letter or request for information alleging any liability or obligation under Environmental Law, including under Section 104 of the Comprehensive Environmen-tal Response, Compensation, and Liability Act (42 USC. Sec. 9604) or any comparable state law, (c) there has been no Release of any Hazardous Materials on, at, under or from any property owned, leased or operated (and, to the knowledge of the Borrower and each Subsidiary, formerly owned, leased or operated) by the Borrower or any Subsidiary and (d) to the knowledge of the Borrower and each Subsidiary there are and have been no conditions, occurrences or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any Subsidiary.

4.13.  No Defaults.  No Default or Event of Default has occurred and is continuing.

4.14.  Governmental Regulation.  Neither the Borrower nor any Guarantor Subsidiary is or is required to be registered as an “investment company” as such term is defined in the Investment Company Act of 1940.

4.15.  Federal Reserve Regulations.  (a)  Neither the Borrower nor any Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(a)  No portion of the proceeds of any Loans will be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause such Loans or the application of such proceeds to violate Regulation U or any other regulation of the Board of Governors.

4.16.  Employee Matters.  Neither the Borrower nor any Subsidiary is engaged in any unfair labor practice that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  Except as would not reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending or, to the knowledge of the Borrower or any Subsidiary, threatened against the Borrower or any Subsidiary before the National Labor Relations Board, (b) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending or, to the knowledge of the Borrower or any Subsidiary, threatened against the Borrower or any Subsidiary, (c) no strike, lockout or work stoppage in existence or, to the knowledge of the Borrower or any Subsidiary, threatened involving the Borrower or any Subsidiary and (d) to the knowledge of the Borrower or any Subsidiary, no union organizing activity exists or is taking place with respect to the employees of the Borrower or any Subsidiary.

4.17.  Employee Benefit Plans.  The Borrower and each Subsidiary is in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations with respect to each Employee Benefit Plan, and has performed all its obligations under each Employee Benefit Plan, except where such failure to comply or perform, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  No liability to the PBGC (other than required premium payments) with respect to any Pension Plan has been or is expected to be incurred by the Borrower, any Subsidiary or any of their respective ERISA Affiliates, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur that, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect.  The present value of the aggregate benefit liabilities under each Pension Plan (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by an amount that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report has been received by the Borrower or the contributing Subsidiary or ERISA Affiliate, the potential liability of the Borrower, the Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, would not reasonably be expected to have a Material Adverse Effect.  The Borrower, each Subsidiary and each of their respective ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, except where such failure to comply or such default, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.18.  Solvency.  On the Effective Date (after giving effect to the Transactions to occur on such date), the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

4.19.  Compliance with Laws.  The Borrower and each Subsidiary is in compliance with all applicable laws, including all orders and other restrictions imposed by any Governmental Authority, in respect of the conduct of its business and the ownership and operation of its properties (including compliance with all Environmental Laws), except where such failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.20.  Disclosure.  None of the written information (other than financial projections (including the Projections), estimates, forecasts and other forward-looking information and information of a general economic or industry-specific nature) provided by or on behalf of the Borrower or its Subsidiaries to any Arranger, Agent or Lender in connection with this Agreement or any other Credit Document or the transactions contemplated hereby or thereby, taken as a whole and together with the public filings of the Borrower with the SEC (other than any portions thereof under the “risk factors” section or other cautionary language), contains or will contain, when furnished, any untrue statement of a material fact or omits or will omit, when furnished, to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto so provided by or on behalf of the Borrower from time to time).  The financial projections (including the Projections), estimates, forecasts, budgets and other forward-looking information provided by or on behalf of the Borrower or its Subsidiaries to any Arranger, Agent or Lender in connection with this Agreement or any other Credit Document or the transactions contemplated hereby or thereby were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time such information was furnished to such Arranger, Agent or Lender (it being understood and agreed that financial projections, estimates and forecasts by their nature are inherently uncertain and are not a guarantee of financial performance and the results reflected in the Projections may not be achieved and actual result may differ significantly and such differences may be material).

4.21.  [Reserved].

4.22.  [Reserved].

4.23.  Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act.  (a)  None of the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective directors, officers, employees, agents, advisors or Affiliates is subject to any sanctions or economic embargoes administered or enforced by the United States Department of State or the United States Department of Treasury (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”).  Each of the Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees, agents, advisors and Affiliates is in compliance, in all material respects, with (i) all applicable Sanctions Laws and (ii)  applicable anti-terrorism and money laundering laws, rules, regulations and orders, including, to the extent applicable, the PATRIOT Act.

(a)  Each of the Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees, agents, advisors and Affiliates is in compliance, in all material respects, with the United States Foreign Corrupt Practices Act of 1977, the Bribery Act 2010 (U.K.) and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”).

(b)  No part of the proceeds of the Loans will be used, directly or indirectly, (i) for the purpose of financing any activities or business of or with any Sanctioned Person or in any Sanctioned Country, (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law or (iii) in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto.

SECTION 5.  AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Credit Party covenants and agrees with the Administrative Agent and the Lenders that:

5.1.  Financial Statements and Other Reports.  The Borrower will deliver to the Administrative Agent and, where applicable, to the Lenders:

(a)  Annual Financial Statements.  Within 90 days after the end of each Fiscal Year (or, so long as the Borrower is subject to the periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of the Borrower for such Fiscal Year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, comprehensive income, equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, together with a report thereon of KPMG LLP or another independent registered public accounting firm of recognized national standing (which report shall not contain a “going concern” or like qualification, exception or emphasis (other than a “going concern” or like qualification, exception or emphasis resulting solely from an upcoming maturity date of any Indebtedness or a prospective or actual non-compliance with any financial ratio or financial test with respect to any Indebtedness) or any qualification, exception or emphasis as to the scope of audit), and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Borrower and the Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accounting firm in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(b)  Quarterly Financial Statements.  Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or, so long as the Borrower is subject to the periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of the Borrower for such Fiscal Quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations, comprehensive income, equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter (in the case of such statements of operations and comprehensive income) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, together with a Financial Officer Certification with respect thereto;

(c)  Forecasts.  Within 90 days after the beginning of each Fiscal Year, the forecasted consolidated balance sheets of the Borrower and its Subsidiaries and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each Fiscal Quarter of such Fiscal Year, each in reasonable detail (including an explanation of the assumptions on which such forecasts are based), representing the good faith forecasts of the Borrower for each such Fiscal Quarter, and certified by the chief financial officer of the Borrower as being the most accurate forecasts available, together with such supporting schedules and information as the Administrative Agent from time to time may reasonably request;

(d)  Compliance Certificate.  Together with each delivery of the consolidated financial statements of the Borrower and its Subsidiaries pursuant to Section 5.1(a) or 5.1(b), a completed Compliance Certificate executed by the chief financial officer of the Borrower;

(e)  Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in GAAP or in the application thereof since the date of the most recent balance sheet delivered pursuant to Section 5.1(a) or 5.1(b), the consolidated financial statements of the Borrower delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Section had no such change occurred, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation specifying in reasonable detail the effect of such change on such financial statements, including those for the prior period;

(f)  Notice of Default and Material Adverse Effect.  Promptly upon any Authorized Officer of the Borrower or any Guarantor Subsidiary obtaining knowledge of any event or condition set forth below, a certificate of an Authorized Officer of the Borrower setting forth the details of such event or condition and any action the Borrower or any Subsidiary has taken, is taking or proposes to take with respect thereto:

(i)  the occurrence of any Default or Event of Default; or

(ii)  any event or condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(g)  Notice of Adverse Proceedings.  Promptly upon any Authorized Officer of the Borrower or any Guarantor Subsidiary obtaining knowledge of (i) any Adverse Proceeding that would reasonably be expected to have a Material Adverse Effect or that in any manner questions the validity or enforceability of any of the Credit Documents or (ii) any material and adverse development in any Adverse Proceeding referred to in clause (i) above, in each case where such development has not previously been disclosed in writing by the Borrower to the Administrative Agent and the Lenders, a certificate of an Authorized Officer of the Borrower setting forth the details of such Adverse Proceeding or development;

(h)  ERISA.  (i) Promptly upon any officer of the Borrower obtaining knowledge of the occurrence of or of forthcoming occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action the Borrower, any Subsidiary or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness after request by the Administrative Agent or any Lender, copies of all material notices received by the Borrower, any Subsidiary or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning the occurrence of an ERISA Event;

(i)  [Reserved];

(j)  [Reserved];

(k)  Filed or Distributed Information.  Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders acting in such capacity or by any Subsidiary to its security holders other than the Borrower or another Subsidiary, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any Subsidiary with any securities exchange or with the SEC or any Governmental Authority performing similar functions and (iii) all press releases and other statements made available generally by the Borrower or any Subsidiary to the public concerning material developments in the business of the Borrower or any Subsidiary;

(l)  PATRIOT Act.  Promptly (and in any event within five Business Days) following any request therefor, such information and documentation as the Administrative Agent or any Lender may reasonably request, which information or documentation is required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation; and

(m)  Other Information.  Promptly after any request therefor, such other information regarding the business, operations, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Credit Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request, provided that neither the Borrower nor any Subsidiary will be required to deliver any information in respect of which disclosure to the Administrative Agent or any Lender (i) is prohibited by applicable law or any obligations of confidentiality binding upon the Borrower or any Subsidiary or (ii) would result in a waiver of any attorney-client privilege or attorney work product protection inuring to the Borrower or a Subsidiary, provided that the Borrower shall notify the Administrative Agent promptly upon obtaining knowledge that such information is being withheld and, in the case of clause (i) above, the Borrower and the Subsidiaries shall use commercially reasonable efforts to communicate or permit the delivery, to the extent permitted, of the applicable information in a way that would not violate the applicable law or any such obligation of confidentiality and, in the case of any such obligation of confidentiality, to obtain a waiver with respect thereto.

The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains Private-Side Information will not be posted on the portion of the Platform that is designated for Public Lenders.  The Borrower agrees to clearly designate all information provided to any Agent by or on behalf of any Credit Party that contains only Public-Side Information, and by doing so shall be deemed to have represented that such information contains only Public-Side Information.  If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Private-Side Information, the Administrative Agent reserves the right to post such document or notice solely on the portion of the Platform that is designated for Private Lenders.

Information required to be delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(k) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be publicly available on the website of the SEC at http://www.sec.gov or on the website of the Borrower.  Information required to be delivered pursuant to this Section 5.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.  Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

5.2.  Existence.  The Borrower and each Subsidiary will at all times preserve and keep in full force and effect (a) its existence and (b) all rights, franchises, licenses and permits necessary for the ordinary conduct of the business of the Borrower and the Subsidiaries; provided that (i) other than in the case of clause (a) above with respect to the Borrower, the foregoing shall not apply to the extent the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) the foregoing shall not prohibit any transaction permitted under Section 6.4.

5.3.  Payment of Taxes.  The Borrower and each Subsidiary will pay all Taxes imposed upon it or any of its properties prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as an adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor or (b) the failure to make such payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4.  Maintenance of Properties.  The Borrower and each Subsidiary will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and fire, casualty or condemnation excepted, all properties used or useful in the business of the Borrower and the Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5.  Insurance.  The Borrower and the Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurance companies (as reasonably determined by the Borrower), such insurance with respect to liabilities, losses or damage in respect of the assets and businesses of the Borrower and the Subsidiaries as the Borrower reasonably determines would be carried or maintained under similar circumstances by Persons of established reputation engaged in the same or similar businesses operating in the same or similar locations.

5.6.  Books and Records; Inspections.  The Borrower and each Subsidiary will keep proper books of record and accounts in which entries in conformity in all material respects with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities.  The Borrower and each Subsidiary will permit the Administrative Agent or any Lender (pursuant to a request made through the Administrative Agent) (or their authorized representatives) to visit and inspect any of its properties, to examine, copy and make extracts from its financial and accounting records and to discuss its business, operations, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent registered public accounting firm, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that unless an Event of Default has occurred and is continuing, such visits and inspections shall be limited to not more than one visit and inspection (coordinated through the Administrative Agent) in any Fiscal Year and such visit and inspection shall be at the expense of the Borrower (it being agreed that during the continuance of an Event of Default, such visits and inspections are not limited in number or otherwise by this proviso and all such visits and inspections shall be at the expense of the Borrower).  The Administrative Agent and the Lenders conducting any such visit or inspection shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s independent registered public accounting firm.  Notwithstanding anything to the contrary in this Section 5.6, neither the Borrower nor any Subsidiary will be required to disclose or permit the inspection, examination, copying or discussion of any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or their respective designees) (i) is prohibited by applicable law or any obligations of confidentiality binding upon the Borrower or any Subsidiary or (ii) would result in a waiver of any attorney-client privilege or attorney work product protection inuring to the Borrower or a Subsidiary, provided that the Borrower shall notify the Administrative Agent promptly upon obtaining knowledge that such information is being withheld and, in the case of clause (i) above, the Borrower and the Subsidiaries shall use commercially reasonable efforts to communicate or permit the inspection, examination, copying or discussion, to the extent permitted, of the applicable document, information or other matter in a way that would not violate the applicable law or any such obligation of confidentiality and, in the case of any such obligation of confidentiality, to obtain a waiver with respect thereto.

5.7.  [Reserved].

5.8.  Compliance with Laws.  The Borrower and each Subsidiary will comply with all applicable laws (including all Environmental Laws and all orders of any Governmental Authorities), except (a) in the case of applicable Sanctions Laws, applicable anti-terrorism and money laundering laws (including, to the extent applicable, the PATRIOT Act), and Anti-Corruption Laws, where failure to comply, individually or in the aggregate, is not material and (b) otherwise, where failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

5.9.  Environmental Matters.  (a)  Environmental Disclosure.  The Borrower will deliver to the Administrative Agent:

(i)  as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character (whether prepared by personnel of the Borrower or any Subsidiary or by independent consultants, Governmental Authorities or any other Persons) with respect to significant environmental, health or safety conditions or compliance matters at any Facility or with respect to any Environmental Claims that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(ii)  promptly upon the Borrower or any Subsidiary obtaining knowledge thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any Environmental Laws, (B) any remedial action taken by the Borrower or any other Person in response to (1) any Hazardous Materials present or Released at any real property which presence, Release or remedial action would reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (C) the Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; and

(iii)  as soon as practicable following the sending or receipt thereof by the Borrower or any Subsidiary, a copy of any and all material written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (B) any Release required to be reported to any Governmental Authority, and (C) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Borrower or any Subsidiary may be potentially responsible for any Hazardous Materials Activity and which would reasonably be expected to have a Material Adverse Effect.

(b)  Hazardous Materials Activities.  The Borrower will, and will cause each Subsidiary to, take promptly any and all actions necessary to (i) cure any violation of Environmental Laws by the Borrower or any Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Borrower or any Subsidiary and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10.  Subsidiaries.  If any Person becomes a Subsidiary of the Borrower that is a Designated Subsidiary (or any Subsidiary of the Borrower not theretofore a Designated Subsidiary becomes a Designated Subsidiary, including as a result of any Subsidiary becoming a Material Subsidiary), the Borrower will, within 60 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Guarantee Requirement to be satisfied with respect to such Subsidiary (if such Subsidiary is a Designated Subsidiary).

SECTION 6.  NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Credit Party covenants and agrees with the Administrative Agent and the Lenders that:

6.1.  Limitation on Liens.  From and after the Effective Date, the Borrower will not, nor will it permit any of its Subsidiaries to, create, incur or assume any Lien (other than Permitted Liens) upon any Principal Property to secure Indebtedness of the Borrower, any Subsidiary of the Borrower or any other Person, without securing the Obligations equally and ratably with (but without regard to the control of remedies) or, at the option of the Borrower, prior to, such other Indebtedness for so long as such other Indebtedness is so secured.  Any Lien that is granted to secure the Obligations under this Section 6.1 shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Obligations under this Section 6.1.  The foregoing restriction shall not apply to any Subsidiary that constitutes an Excluded Subsidiary for so long as it constitutes an Excluded Subsidiary.

6.2.  Limitation on Subsidiary Debt.  From and after the Effective Date, the Borrower will not permit any of its Subsidiaries (other than any Excluded Subsidiary for so long as it constitutes an Excluded Subsidiary) to create, assume, incur, Guarantee or otherwise become liable for or suffer to exist any Indebtedness (any such Indebtedness of a Subsidiary of the Borrower, “Subsidiary Debt”), without, within 60 days of creating, assuming, incurring, Guaranteeing or otherwise becoming liable for or suffering to exist such Subsidiary Debt, executing and delivering to the Administrative Agent a Counterpart Agreement pursuant to which it shall become a Guarantor hereunder (to the extent not already a Guarantor hereunder).  Notwithstanding anything herein to the contrary, a Subsidiary of the Borrower will not be required to provide a Counterpart Agreement pursuant to the foregoing restriction or otherwise as a result of such Subsidiary creating, assuming, incurring, Guaranteeing or otherwise becoming liable for or suffering to exist any Subsidiary Debt described in clauses (a) through (l) below:

(a)  Indebtedness of a Person existing at the time it is merged, combined, amalgamated or consolidated with or into any such Subsidiary or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any such Subsidiary and is assumed by such Subsidiary; provided that such Indebtedness was not incurred in contemplation thereof and is not Guaranteed by any other Subsidiary (other than any Guarantee existing at the time of such merger, combination, amalgamation, consolidation or sale, lease or other disposition of properties and assets and that was not issued in contemplation thereof);

(b)  Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Borrower; provided that any such Indebtedness was not incurred in contemplation thereof;

(c)  Indebtedness owed to the Borrower or any Subsidiary of the Borrower;

(d)  Indebtedness (including Finance Lease Obligations), Disqualified Stock and preferred stock incurred or issued by the Borrower or any Subsidiary of the Borrower, to finance the purchase, lease, construction, installation, development, repair, replacement or improvement of property (real or personal) or equipment that is used or useful in a similar business to that of the Borrower or any Subsidiary, including through the direct purchase of assets or the Capital Stock of any Person owning such assets, and all Permitted Refinancing Indebtedness incurred to refinance any Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d); provided, however, that such Indebtedness exists at the date of such purchase, lease, construction, installation, repair, replacement or improvement or is created within 270 days of the completion thereof;

(e)  Indebtedness or Guarantees in respect of netting services, business credit card programs, overdraft protection and other treasury, depository and cash management services or incurred in connection with any automated clearing-house transfers of funds or other fund transfer or payment processing services;

(f)  Indebtedness or Guarantees arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that any such Indebtedness or Guarantee is extinguished within five Business Days of its incurrence;

(g)  (i) reimbursement obligations incurred in the ordinary course of business with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement or indemnification obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and (ii) Indebtedness of any Subsidiary supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(h)  client advances and deposits received in the ordinary course of business;

(i)  (A) Indebtedness or Guarantees incurred by Foreign Subsidiaries; provided that, as of the date such Indebtedness is incurred, and after giving effect to such incurrence, the aggregate principal amount outstanding pursuant to this clause (i) does not exceed the greater of (x) US$450,000,000 and (y) 4.50% of Consolidated Total Assets of the Borrower measured as of the date any such Indebtedness is incurred (after giving pro forma effect to the application of the net proceeds therefrom and any transaction in connection with which such Indebtedness is being incurred)  and (B) Indebtedness of any Finance Subsidiary and the extension, renewal, replacement or refinancing thereof;

(j)  Indebtedness or Guarantees incurred (i) in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, (ii) in connection with the financing of insurance premiums or self-insurance obligations or take-or-pay obligations contained in supply agreements, and (iii) in respect of guarantees, warranty or contractual service obligations, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit and banker’s acceptances for operating purposes or to secure any Indebtedness or other obligations referred to in clauses (a) through (h) or this clause (j), payment (other than for payment of Indebtedness) and completion Guarantees, in each case provided or incurred (including Guarantees thereof) in the ordinary course of business;

(k)  Indebtedness outstanding on the Effective Date (other than the Subsidiaries’ Guarantees of the Amended and Restated Credit Facilities, the 2028 Senior Notes, the 2029 Senior Notes, the 2029 Senior Secured Notes and the 2030 Senior Notes) and any Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, replace, defease or discharge, any Indebtedness existing on the Effective Date or referred to, or incurred under, clauses (a), (b), (d) or (i)(A) above or (l) below; provided, however, that any Permitted Refinancing Indebtedness incurred pursuant to this clause (k) with respect to clauses (a), (b), (d) or (i)(A) above or (l) below, as the case may be, shall, for purposes of determining amounts outstanding and the availability under the applicable such clause, be deemed to be outstanding under such clauses (a), (b), (d) or (i)(A) above or (l) below, as applicable, and not this clause (k);

(l)  Indebtedness or Guarantees created or incurred by any Subsidiary of the Borrower, if, as of the date such Indebtedness is incurred and after giving effect to such incurrence, Aggregate Net Availability Debt does not exceed the greatest of (i) US$4,095,000,000, (ii) 15.0% of the Consolidated Net Tangible Assets of the Borrower measured as of the date any such Indebtedness is incurred (after giving pro forma effect to the application of the net proceeds therefrom and any transaction in connection with which such Indebtedness is being incurred) and (iii) 3.75 times EBITDA of the Borrower for the Applicable Measurement Period; or

(m)  Permitted Securitizations; provided that, as of the date such Indebtedness is incurred, and after giving effect to such incurrence, the aggregate principal amount outstanding pursuant to this clause (m) does not exceed US$125,000,000.

Any such Subsidiary also may, without Guaranteeing the payment of the principal of, or premium, if any, or interest on, the Loans, extend, renew, replace, refinance or refund any Subsidiary Debt permitted pursuant to this Section 6.2; provided that any Subsidiary Debt incurred to so extend, renew, replace, refinance or refund shall be incurred within 360 days of the maturity, retirement or other repayment or prepayment of the Subsidiary Debt being extended, renewed, replaced, refinanced or refunded and the principal amount of the Subsidiary Debt incurred to so extend, renew, replace, refinance or refund shall not exceed the principal amount of Subsidiary Debt being extended, renewed, replaced, refinanced or refunded plus any premium or fee (including tender premiums) or other reasonable amounts payable, plus the amount of fees, expenses and other costs incurred, in connection with any such extension, renewal, replacement, refinancing or refunding.

For purposes of determining compliance with this Section 6.2, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have incurred such Indebtedness under this Section 6.2 under clauses (a) through (m) above) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Subsidiary Debt described in clauses (a) through (m) above, the Borrower will be permitted to classify such item of Indebtedness on the date of its incurrence, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories; and (iii) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.2.

For purposes of determining compliance with any US Dollar-denominated restriction on the incurrence of Indebtedness, where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the US Dollar equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to US Dollars covering all principal, premium, if any, or interest payable on such Indebtedness, the amount of such Indebtedness expressed in US Dollars will be as provided in such currency agreement.  The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the US Dollar equivalent of the Indebtedness being refinanced, except to the extent that (1) such US Dollar equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the US Dollar equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred.  The maximum amount of Indebtedness that any Subsidiary of the Borrower may incur pursuant to this Section 6.2 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be: (i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and (iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (A) the fair market value of such assets at the date of determination and (B) the amount of the Indebtedness of the other Person.

6.3.  Limitation on Sale and Leaseback Transactions.

(a)  From and after the Effective Date, the Borrower will not, nor will it permit any of its Subsidiaries to, enter into any arrangement with any other Person pursuant to which the Borrower or any of its Subsidiaries leases any Principal Property that has been or is to be sold or transferred by the Borrower or such Subsidiary to such other Person (a “Sale and Leaseback Transaction”).

(b)  The following Sale and Leaseback Transactions are not subject to the limitation above or the restrictions set forth in Section 6.3(a):

(i)  temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

(ii)  leases between only the Borrower and a Subsidiary of the Borrower or only between Subsidiaries of the Borrower or leases with an Excluded Subsidiary for so long as it constitutes an Excluded Subsidiary;

(iii)  leases where the proceeds from the sale of the subject property are at least equal to the fair market value (as determined in good faith by the Borrower) of the subject property and the Borrower applies an amount equal to the net proceeds of the sale to the retirement of long-term Indebtedness or the purchase, construction, development, expansion or improvement of other property or equipment used or useful in its business, within 270 days of the closing date of such sale; provided that in lieu of applying such amount to the retirement of long-term Indebtedness, the Borrower may prepay the Loans or deliver debt securities to any indenture trustee in respect of long-term Indebtedness for cancellation in such amount; and

(iv)  leases of property executed by the time of, or within 270 days after the latest of, the acquisition, the completion of construction, development, expansion or improvement, or the commencement of commercial operation, of the subject property.

(c)  Notwithstanding the foregoing, the Borrower and its Subsidiaries may enter into any Sale and Leaseback Transaction that would otherwise be subject to the restrictions set forth in clause (a) above, if after giving effect thereto and at the date of determination, Aggregate Net Availability Debt does not exceed the greatest of (i) US$4,095,000,000, (ii) 15.0% of the Consolidated Net Tangible Assets of the Borrower measured as of the closing date of such Sale and Leaseback Transaction and (iii) 3.75 times EBITDA of the Borrower for the Applicable Measurement Period.

6.4.  Merger, Consolidation or Sale of All or Substantially All Assets.

(a)  Subject to clause (e) below, from and after the Effective Date, the Borrower will not, directly or indirectly: (i) consolidate or merge with or into another Person (whether or not the Borrower is the surviving Person), or (ii) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person unless:

(i)  either (A) in the case of a consolidation or merger, the Borrower is the surviving Person or (B) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made (the “Successor Company”) is an entity organized or existing under the laws of the United States, any State of the United States or the District of Columbia;

(ii)  the Successor Company assumes all of the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to customary documents and instruments, in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(iii)  immediately after such transaction, no Default or Event of Default shall have occurred and be continuing; and

(iv)  in any transaction in which the Borrower is not the surviving Person, the Successor Company shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer stating that such consolidation, merger, sale, assignment, transfer, conveyance, lease or other disposition complies with this Agreement.

(b)  The Successor Company will succeed to, and be substituted for, the Borrower under this Agreement and the other Credit Documents and the Borrower will automatically be released and discharged from its obligations hereunder and thereunder; provided that, in the case of a lease of all or substantially all of the Borrower’s assets, the predecessor company shall not be so released.

(c)  Notwithstanding anything else herein, (i) clause (a) above shall not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Borrower and its Subsidiaries; provided that, any such sale, assignment, transfer, conveyance, lease or disposition of assets is solely to the Borrower, a Guarantor Subsidiary or another Subsidiary who becomes a Guarantor Subsidiary and (ii) Section 6.4(a)(iii), shall not apply to (A) the Borrower consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to one of the Borrower’s Subsidiaries for any purpose, (B) any Subsidiary consolidating with, merging into or selling assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Borrower or to another Subsidiary for any purpose; provided that, in the event that such Subsidiary is a Guarantor Subsidiary, it may consolidate with, merge into or sell, assign transfer, convey, lease or otherwise dispose of all or part of its properties and assets solely to the Borrower, another Guarantor Subsidiary or another Subsidiary who becomes a Guarantor Subsidiary, (C) the Borrower merging with or into an Affiliate solely for the purpose of reincorporating in another jurisdiction, or (D) the Borrower converting into a Person organized or existing under the laws of a jurisdiction in the United States.

(d)  A Guarantor Subsidiary may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor Subsidiary is the surviving Person) another Subsidiary of the Borrower, other than with or to the Borrower or another Guarantor Subsidiary, unless:

(i)  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(ii)  the Subsidiary acquiring the property in any such sale or disposition or the Subsidiary formed by or surviving any such consolidation or merger (if not already a Guarantor Subsidiary) unconditionally assumes all the Obligations of that Guarantor Subsidiary under this Agreement and the other Credit Documents pursuant to customary documents and instruments, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(e)  Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the assets of the Borrower in accordance with this Section 6.4, the successor Person formed by such consolidation or into which the Borrower is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein.  When a successor Person assumes all obligations of its predecessor hereunder and under the other Credit Documents such predecessor shall be released from all obligations; provided, however, that in the event of a transfer or lease, the predecessor shall not be released from the payment of principal and interest or other obligations on the Loans.

6.5.  Escrow Funding.  Notwithstanding anything else in this Agreement, nothing contained in this Agreement shall restrict or prohibit (a) the formation of a Future Escrow Subsidiary, (b) the holding of any Future Escrow Funds in any Future Escrow Account and the granting or existence of any Liens on any Future Escrow Account or the Future Escrow Funds or pursuant to any Future Escrow Account Document, in each case, in favor of the applicable Future Escrow Agent (or its designee), (c) any transactions by and among the Borrower or one or more of its Subsidiaries, on the one hand, and any Future Escrow Subsidiary, on the other hand, in connection with transactions contemplated by any Future Escrow Debt Documents and (d) any Investment in a Future Escrow Subsidiary (it being understood that for so long as the applicable Future Escrow Funds remain in the Future Escrow Account and the corresponding Future Escrow Debt is solely the obligation of the Future Escrow Subsidiary, any such Future Escrow Debt shall not constitute Indebtedness and shall be disregarded when determining the amount of Aggregate Net Availability Debt).

SECTION 7.  GUARANTEE

7.1.  Guarantee of the Obligations.  The Guarantors jointly and severally hereby irrevocably and unconditionally guarantee the due and punctual payment in full of all Obligations when and as the same shall become due.  In furtherance of the foregoing, the Guarantors hereby jointly and severally agree that upon the failure of the Borrower or any other Person to pay any of the Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or any similar provision of, or stay imposed under, any other Debtor Relief Law), the Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent, for the ratable benefit of Guaranteed Parties, an amount equal to the sum of all Obligations then due as aforesaid.

7.2.  Indemnity by the Borrower; Contribution by the Guarantors.  (a)  In addition to all such rights of indemnity and subrogation as any Guarantor Subsidiary may have under applicable law (but subject to Section 7.5), the Borrower agrees that in the event a payment shall be made by any Guarantor Subsidiary under its Obligations Guarantee, the Borrower shall indemnify such Guarantor Subsidiary for the full amount of such payment and such Guarantor Subsidiary shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

(a)  The Guarantor Subsidiaries desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Section 7.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor Subsidiary under its Obligations Guarantee such that its Aggregate Payments exceed its Fair Share as of such date (such Guarantor Subsidiary being referred to as a “Claiming Guarantor”) and the Borrower does not indemnify such Claiming Guarantor in accordance with Section 7.2(a), such Claiming Guarantor shall be entitled to a contribution from each other Guarantor Subsidiary in an amount sufficient to cause each Guarantor Subsidiary’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to any Guarantor Subsidiary as of any date of determination, an amount equal to (i) the ratio of (A) the Fair Share Contribution Amount with respect to such Guarantor Subsidiary to (B) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantor Subsidiaries multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Claiming Guarantors under their Obligations Guarantees.  “Fair Share Contribution Amount” means, with respect to any Guarantor Subsidiary as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor Subsidiary under its Obligations Guarantee that would not render its obligations thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor Subsidiary for purposes of this Section 7.2(b), any assets or liabilities of such Guarantor Subsidiary arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution under this Section 7 shall not be considered as assets or liabilities of such Guarantor Subsidiary.  “Aggregate Payments” means, with respect to any Guarantor Subsidiary as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor Subsidiary in respect of its Obligations Guarantee (including any payments and distributions made under this Section 7.2(b)), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor Subsidiary from the Borrower pursuant to Section 7.2(a) or the other Guarantor Subsidiaries pursuant to this Section 7.2(b).  The amounts payable under this Section 7.2(b) shall be determined as of the date on which the related payment or distribution is made by the applicable Claiming Guarantor.  The allocation among Guarantor Subsidiaries of their obligations as set forth in this Section 7.2(b) shall not be construed in any way to limit the liability of any Guarantor Subsidiary hereunder.

7.3.  Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations under this Section 7 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in cash of the Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)  its Obligations Guarantee is a guarantee of payment when due and not of collectability and is a primary obligation of such Guarantor and not merely a contract of surety;

(b)  the Administrative Agent may enforce its Obligations Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Guaranteed Party with respect to the existence of such Event of Default;

(c)  the obligations of each Guarantor hereunder are independent of the obligations of the Borrower or of any other guarantor (including any other Guarantor) of the Obligations, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower, any other Guarantor or any other Person and whether or not the Borrower, any other Guarantor or any other Person is joined in any such action or actions;

(d)  payment by any Guarantor of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Obligations that has not been paid (and, without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Obligations);

(e)  any Guaranteed Party may, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of the Obligations Guarantees or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability under this Section 7, at any time and from time to time (i) renew, extend, accelerate, increase the rate of interest on or otherwise change the time, place, manner or terms of payment of the Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto, and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guarantees of the Obligations and take and hold security for the payment of the Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Obligations, any other guarantees of the Obligations or any other obligation of any Person (including any other Guarantor) with respect to the Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Guaranteed Party in respect of the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Guaranteed Party may have against any such security, in each case as such Guaranteed Party in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security or exercise of a power of sale pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Obligations, and (vi) exercise any other rights available to it under the Credit Documents; and

(f)  the Obligations Guarantees and the obligations of the Guarantors thereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them (in any case other than payment in full in cash of the Obligations or release of a Guarantor Subsidiary’s Obligations Guarantee in accordance with Section 9.8(d)(i)): (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Obligations, (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of any Credit Document, or of any other guarantee or security for the Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, or any agreement relating to such other guarantee or security, (iii) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents under which any Obligations arose or from the proceeds of any security for the Obligations, except to the extent such security also serves as collateral for indebtedness other than the Obligations) to the payment of obligations other than the Obligations, even though any Guaranteed Party could have elected to apply such payment to all or any part of the Obligations, (v) any Guaranteed Party’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any Subsidiary and to any corresponding restructuring of the Obligations, (vi) [reserved], (vii) any defenses, set‑offs or counterclaims that the Borrower or any other Person may allege or assert against any Guaranteed Party in respect of the Obligations, including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury, and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Obligations.

7.4.  Waivers by the Guarantors.  Each Guarantor hereby waives, for the benefit of the Guaranteed Parties: (a) any right to require any Guaranteed Party, as a condition of payment or performance by such Guarantor in respect of its obligations under this Section 7, (i) to proceed against the Borrower, any other guarantor (including any other Guarantor) of the Obligations or any other Person, (ii) to proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) to proceed against or have resort to any balance of any deposit account or credit on the books of any Guaranteed Party in favor of any Credit Party or any other Person or (iv) to pursue any other remedy in the power of any Guaranteed Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor, including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full in cash of the Obligations; (c) any defense based upon any law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Guaranteed Party’s errors or omissions in the administration of the Obligations; (e) (1) any principles or provisions of any law that are or might be in conflict with the terms hereof or any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Guaranteed Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under the Credit Documents, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Borrower or any other Credit Party and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.5.  Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Obligations shall have been indefeasibly paid in full in cash and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with its Obligations Guarantee or the performance by such Guarantor of its obligations thereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnity that such Guarantor now has or may hereafter have against the Borrower with respect to the Obligations, including any such right of indemnity under Section 7.2(a), (b) any right to enforce, or to participate in, any claim, right or remedy that any Guaranteed Party now has or may hereafter have against the Borrower and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by or for the benefit of any Guaranteed Party.  In addition, until the Obligations shall have been indefeasibly paid in full in cash and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Obligations, including any such right of contribution under Section 7.2(b).  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnity and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnity such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any other Guarantor, shall be junior and subordinate to any rights any Guaranteed Party may have against the Borrower or any other Credit Party, to all right, title and interest any Guaranteed Party may have in any such collateral or security, and to any right any Guaranteed Party may have against such other Guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnity or contribution rights at any time when all Obligations shall not have been indefeasibly paid in full in cash and all Commitments not having terminated, such amount shall be held in trust for the Administrative Agent, for the benefit of the Guaranteed Parties, and shall forthwith be paid over to the Administrative Agent, for the benefit of Guaranteed Parties, to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.6.  Continuing Guarantee.  The Obligations Guarantee is a continuing guarantee and shall remain in effect (except, in the case of a Guarantor Subsidiary, if such Guarantor Subsidiary’s Obligations Guarantee shall have been released in accordance with Section 9.8(d)(i)) until all of the Obligations (excluding contingent obligations as to which no claim has been made) shall have been paid in full in cash and the Commitments shall have terminated shall have expired or been terminated.  Each Guarantor hereby irrevocably waives any right to revoke its Obligations Guarantee as to future transactions giving rise to any Obligations.

7.7.  Authority of the Guarantors or the Borrower.  It is not necessary for any Guaranteed Party to inquire into the capacity or powers of any Guarantor or the Borrower or any Related Party acting or purporting to act on behalf of any such Person.

7.8.  Financial Condition of the Credit Parties.  Loans  may be made or continued from time to time, in each case, without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower or any Subsidiary at the time of any such grant or continuation or at the time such other Obligations are incurred, as the case may be.  No Guaranteed Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower or any Subsidiary.  Each Guarantor has adequate means to obtain information from the Borrower and its Subsidiaries on a continuing basis concerning the financial condition of the Borrower and its Subsidiaries and their ability to perform the Obligations, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and its Subsidiaries and of all circumstances bearing upon the risk of nonpayment of the Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Guaranteed Party to disclose any matter, fact or thing relating to the business, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower or any Subsidiary now or hereafter known by any Guaranteed Party.

7.9.  Bankruptcy, Etc.  (a)  The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, arrangement or similar proceeding of the Borrower or any other Guarantor or by any defense that the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)  Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations that accrues after the commencement of any case or proceeding referred to in Section 7.9(a) (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations because it is the intention of the Guarantors and the Guaranteed Parties that the Obligations that are guaranteed by the Guarantors pursuant to this Section 7 should be determined without regard to any rule of law or order that may relieve the Borrower or any Subsidiary of any portion of any Obligations.  The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay to the Administrative Agent, for the benefit of the Guaranteed Parties, or allow the claim of any Guaranteed Party or of the Administrative Agent, for the benefit of the Guaranteed Parties, in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)  In the event that all or any portion of the Obligations are paid by the Borrower or any Subsidiary, the obligations of the Guarantors under this Section 7 shall continue and remain in full force and effect or be reinstated, as the case may be (notwithstanding any prior release of any Obligations Guarantee), in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Guaranteed Party as a preference, fraudulent transfer or conveyance or transfer at undervalue or otherwise, and any such payments that are so rescinded or recovered shall constitute Obligations for all purposes hereunder.

SECTION 8.  EVENTS OF DEFAULT

8.1.  Events of Default.  If any one or more of the following conditions or events shall occur:

(a)  Failure to Make Payments When Due.  Failure by the Borrower (i) to pay, when due, any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, or (ii) to pay, within five Business Days after the date due, any interest on any Loan or any fee or any other amount due hereunder;

(b)  Default in Other Agreements.  (i) Failure by the Borrower or any Subsidiary, after the expiration of any applicable grace period, to make any payment that shall have become due and payable (whether of principal, interest or otherwise) in respect of any Material Indebtedness, or (ii) any condition or event shall occur that results in any Material Indebtedness becoming due, or being required to be prepaid, repurchased, redeemed or defeased, prior to its stated final maturity or, in the case of any Hedge Agreement, being terminated, or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedge Agreement, the applicable counterparty, or in the case of any Permitted Securitization, the applicable purchasers or lenders thereunder, with or without the giving of notice but only after the expiration of any applicable grace period, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity or, in the case of any Hedge Agreement, to cause the termination thereof; provided that, notwithstanding the foregoing, this clause (b) shall not apply to (A) any secured Indebtedness becoming due as a result of the voluntary sale or transfer of the assets securing such Indebtedness, (B) any Indebtedness becoming due as a result of a voluntary refinancing thereof permitted under Section 6.2, (C) any Indebtedness becoming due as a result of a voluntary (or, in the case of customary “asset sale sweeps”, “casualty/condemnation sweeps” or “excess cash flow sweeps”, mandatory) prepayment, repurchase, redemption or defeasance thereof permitted hereunder, (D) any Indebtedness becoming due or being required to be prepaid, repurchased, redeemed or defeased, prior to its stated maturity, in each case, as a result of a Special Mandatory Redemption/Prepayment or (E) any termination events pursuant to the terms of any Hedge Agreement that are not the result of any default thereunder by the Borrower or any Subsidiary; provided further that, notwithstanding the foregoing, in the case of any breach or default with respect to any financial maintenance covenant under any Customary Term A Loans or any revolving Indebtedness, such breach or default shall not constitute a Default or an Event of Default under this Section 8.1(b) with respect to any Loans or any Lenders unless and until such breach or default shall have resulted in the holder or holders of such Indebtedness, or any trustee or agent on its or their behalf, demanding repayment thereof or otherwise accelerating such Indebtedness (and terminating the commitments thereunder);

(c)  Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, 5.1(f)(i) or 5.2 (with respect to the existence of the Borrower only) or Section 6;

(d)  Breach of Representations, Etc.  Any representation, warranty or certification made or deemed made by or on behalf of any Credit Party in any Credit Document or in any certificate or similar document at any time provided in writing by or on behalf of any Credit Party pursuant to or in connection with any Credit Document shall be incorrect in any material respect as of the date made or deemed made;

(e)  Other Defaults under Credit Documents.  Failure of any Credit Party to perform or comply with any term or condition contained herein or in any other Credit Document, other than any such term or condition referred to in any other clause of this Section 8.1, and such failure shall not have been remedied within 30 days after receipt by the Borrower of notice from the Administrative Agent of such failure;

(f)  Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any Subsidiary that is a Material Subsidiary in an involuntary case under any Debtor Relief Law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or foreign law; or (ii) an involuntary case shall be commenced against the Borrower or any Subsidiary that is a Material Subsidiary under any Debtor Relief Law; or a decree or order of a court having jurisdiction in the premises for the involuntary appointment of an interim receiver, receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any Subsidiary that is a Material Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any Subsidiary that is a Material Subsidiary, or over all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against all or a substantial part of the property of the Borrower or any Subsidiary that is a Material Subsidiary, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed or discharged;

(g)  Voluntary Bankruptcy; Appointment of Receiver, Etc.  The Borrower or any Subsidiary that is a Material Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or shall consent to the appointment of or taking possession by an interim receiver, receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any Subsidiary that is a Material Subsidiary, or over all or a substantial part of its property (other than any liquidation of a Subsidiary that is not prohibited by Section 6.4); or the Borrower or any Subsidiary that is a Material Subsidiary shall make any assignment for the benefit of creditors; or the Borrower or any Subsidiary that is a Material Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Borrower or any Subsidiary that is a Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.1(g) or in Section 8.1(f);

(h)  Judgments and Attachments.  One or more judgments for the payment of money in an aggregate amount of US$125,000,000 or more (other than any such judgment covered by insurance (other than under a self-insurance program) provided by a financially sound insurer to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer), shall be rendered against the Borrower, any Subsidiary that is a Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(i)  ERISA Events.  There shall occur one or more ERISA Events that individually or in the aggregate have resulted in, or would reasonably be expected to result in, a Material Adverse Effect;

(j)  Change of Control.  A Change of Control shall occur; or

(k)  Obligations Guarantees and other Credit Documents.  Any Obligations Guarantee (other than any Obligations Guarantee by any Subsidiary that is not a Material Subsidiary) for any reason shall cease to be, or shall be asserted by any Credit Party not to be, in full force and effect (other than in accordance with its terms), or shall be declared to be null and void; or this Agreement shall cease to be in full force and effect (other than in accordance with its terms), or shall be declared null and void, or any Credit Party shall contest the validity or enforceability of any Credit Document or deny that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (i) (A) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (B) upon (x) the occurrence and during the continuance of any other Event of Default and (y) notice to the Borrower by the Administrative Agent provided at the request of (or with the consent of) the Requisite Lenders, (1) the Commitments shall immediately terminate and (2) the unpaid principal amount of and accrued interest on the Loans and all other Obligations shall immediately become due and payable, in each case, without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by each Credit Party.

SECTION 9.  AGENTS

9.1.  Appointment of Agents.  Morgan Stanley is hereby appointed Administrative Agent hereunder and under the other Credit Documents, and each Lender hereby authorizes Morgan Stanley to act as the Administrative Agent in accordance with the terms hereof and of the other Credit Documents.  The Administrative Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit Documents, as applicable.  The provisions of this Section 9, other than Sections 9.7 and 9.8(d), are solely for the benefit of the Agents and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any such provisions.  In performing its functions and duties hereunder, no Agent assumes, and shall not be deemed to have assumed, any obligation towards or relationship of agency or trust with or for the Borrower or any Subsidiary.

9.2.  Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such actions and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents.  No Agent shall have, by reason hereof or of any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person (regardless of whether or not a Default or an Event of Default has occurred), it being understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Credit Document with reference to any Agent is not intended to connote any fiduciary or other implied obligations arising under any agency doctrine of any applicable law, and that such term is used as a matter of market custom; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Documents except as expressly set forth herein or therein.  Without limiting the generality of the foregoing, no Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

9.3.  General Immunity.  (a)  No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for (i) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Credit Document; (ii) [reserved]; (iii) [reserved]; (iv) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; (v) the failure of any Credit Party, Lender or other Agent to perform its obligations hereunder or under any other Credit Document; or (vi) any representations, warranties, recitals or statements made herein or therein or in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Default or Event of Default (nor shall any Agent be deemed to have knowledge of the existence or possible existence of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Agent by the Borrower or any Lender) or to make any disclosures with respect to the foregoing.  Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary, any Lender or any other Guaranteed Party as a result of, confirmations of the amount of outstanding Loans or any exchange rate determination or currency conversion.  Notwithstanding anything herein to the contrary, no Agent shall (i) have any responsibility or liability for, or be required to ascertain, inquire, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions or Net Short Lenders, (ii) be required to ascertain, inquire or monitor whether a Lender, participant or prospective Lender or participant is a Disqualified Institution or Net Short Lender or (iii) have any liability arising out of any assignment or participation of Loans or disclosure of Confidential Information to any Disqualified Institution or Net Short Lender.

(b)  Exculpatory Provisions.  None of any Agent or any of its Related Parties shall be liable to the Lenders for any action taken or omitted by such Agent under or in connection with any of the Credit Documents, including, but not limited to, the payment of principal, interest and fees, except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be entitled to refrain from the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority (including the making of any requests, determinations, judgments, calculations or the expression of any satisfaction or approval) vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5) and upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that such Agent shall not be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Credit Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; provided further that the Administrative Agent may seek clarification or direction from the Requisite Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any telephonic notice, electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise provided by the proper Person (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the signatory, sender or provider thereof) and on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, insurance consultants and other experts or professional advisors selected by it, and such Agent shall not be liable for any action it takes or omits to take in good faith in reliance on any of the foregoing documents; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5).  In determining compliance with any condition hereunder to the making of any Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume the satisfaction of such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender reasonably in advance of such Loan.

(c)  Delegation of Duties.  Each Agent may perform any and all of its duties and exercise any and all of its powers, rights and remedies under this Agreement or any other Credit Document by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such of its sub-agents may perform any and all of its duties and exercise any and all of its powers, rights and remedies by or through their respective Affiliates.  The exculpatory, indemnification and other provisions set forth in this Section 9.3 and in Sections 9.6 and 10.3 shall apply to any such sub-agent or Affiliate (and to their respective Related Parties) as if they were named as such Agent.  No Agent shall be responsible for the negligence or misconduct of any sub-agent appointed by it except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under the exculpatory, indemnification and other provisions set forth in this Section 9.3 and Sections 9.6 and 10.3 and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders and (ii) such sub-agent shall only have obligations to such Agent, and not to any Credit Party, any Lender or any other Person, and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

(d)  Concerning Arrangers and Certain Other Indemnitees.  Notwithstanding anything herein to the contrary, none of the Arrangers or any of the other titleholders listed on the cover page hereof shall have any duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder or, in the case of any Auction Manager or any other Person appointed under the Credit Documents to serve as an agent or in a similar capacity, the duties and responsibilities that are expressly specified in the applicable Credit Documents with respect thereto, but all such Persons shall have the benefit of the exculpatory, indemnification and other provisions set forth in this Section 9 and in Section 10.3 and shall have all of the rights and benefits of a third party beneficiary with respect thereto, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders.  The exculpatory, indemnification and other provisions set forth in this Section 9 and in Section 10.3 shall apply to any Affiliate or other Related Party of any Arranger or any Agent in connection with the arrangement and any syndication of the credit facility provided for herein  and any amendment, supplement or modification hereof or of any other Credit Document, as well as activities as an Agent.

9.4.  Acts in Individual Capacity.  Nothing herein or in any other Credit Document shall in any way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder.  Each Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, commodity, derivative or other business with the Borrower or any of its Affiliates as if it were not performing the duties and functions specified herein, and may accept fees and other consideration from the Borrower and its Affiliates for services in connection herewith and otherwise, in each case without having to account therefor to the Lenders.  Each Agent and its Affiliates, when acting under any agreement in respect of any such activity or under any related agreements, will be acting for its own account as principal and will be under no obligation or duty as a result of such Agent’s role in connection with the credit facility provided herein or otherwise to take any action or refrain from taking any action (including refraining from exercising any right or remedy that might be available to it).

9.5.  Lenders’ Representations, Warranties and Acknowledgments.  (a)  Each Lender represents and warrants that it has made, and will continue to make, its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the Loans or taking or not taking action under or based upon any Credit Document, in each case without reliance on any Agent, any Arranger or any of their respective Related Parties.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

(a)  Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loans on the Effective Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders or any other Lenders, as applicable, on the Effective Date.

(b)  Each Lender acknowledges and agrees that Morgan Stanley or one or more of its Affiliates may (but is not obligated to) act as administrative agent, collateral agent or a similar representative for the holders of other Indebtedness of the Borrower and its Subsidiaries.  Each Lender and Credit Party waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Morgan Stanley or any of its Affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating to any such conflict of interest.

9.6.  Right to Indemnity.  Each Lender, in proportion to its applicable Pro Rata Share (determined as set forth below), severally agrees to indemnify each Agent and each Related Party thereof, to the extent that such Agent or such Related Party shall not have been reimbursed by any Credit Party (and without limiting any Credit Party’s obligations under the Credit Documents to do so), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses (including fees, expenses and other charges of counsel) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent or any such Related Party (i) in exercising the powers, rights and remedies, or performing the duties and functions, of such Agent under the Credit Documents or any other documents contemplated by or referred to therein or otherwise in relation to its capacity as an Agent or (ii) for any action taken in connection with any of the Credit Documents, including, by not limited to, the payment or principal, interest and fees; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s applicable Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.  For purposes of this Section 9.6, “Pro Rata Share” shall be determined as of the time that the applicable indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto when any Loans or Commitments remained outstanding).

9.7.  Successor Administrative Agent.  Subject to the terms of this Section 9.7, the Administrative Agent may resign at any time upon 30 days, advance written notice to the Borrower and the Lenders from its capacity as such.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor.  Notwithstanding the foregoing, in the event no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (b) the Requisite Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender.  Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of Sections 2.19, 2.20, 10.3 and 10.23 and this Section 9, any other reimbursement, indemnity or exculpatory provision set forth in any Credit Document for the benefit of any Agent, any sub-agent thereof or their respective Related Parties and any other provision set forth in any Credit Document that by its terms expressly survives the termination of such Credit Document for the benefit of any Agent, any sub-agent thereof or their respective Related Parties shall, in each case, continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of all liabilities, losses, damages, costs or expenses arising from or relating to the Credit Documents (whether now existing or hereinafter arising), all other Indemnified Liabilities and the matters referred to in the proviso under clause (a) above.

9.8.  Obligations Guarantee.  (a)  Agent under the Obligations Guarantee.  Each Guaranteed Party hereby further authorizes the Administrative Agent to be the agent for and representative of the Guaranteed Parties with respect to the Obligations Guarantee and the Credit Documents and authorizes the Administrative Agent to execute and deliver, on behalf of such Guaranteed Party, any Credit Documents that the Administrative Agent determines in its discretion to execute and deliver in connection with the satisfaction of the Guarantee Requirement (and hereby grants to the Administrative Agent any power of attorney that may be required under any applicable law in connection with such execution and delivery on behalf of such Guaranteed Party).

(b)  Right to Enforce Obligations Guarantee.  Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent and each Guaranteed Party hereby agree that (i) except with respect to the exercise of set-off rights of any Lender or with respect to a Guaranteed Party’s right to file a proof of claim in any proceeding under the Debtor Relief Laws, no Guaranteed Party shall have any right individually to enforce any Obligations Guarantee, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent, for the benefit of the Guaranteed Parties in accordance with the terms thereof.

(c)  [Reserved].

(d)  Release of Obligations Guarantees.  Notwithstanding anything to the contrary herein or in any other Credit Document, the Lenders hereby irrevocably agree (and each other Guaranteed Party is deemed to agree) that:

(i)  If (A) [reserved], (B) all the Equity Interests in any Guarantor Subsidiary held by the Borrower and its Subsidiaries shall be sold or otherwise disposed of (including by merger or consolidation) in any transaction permitted hereunder or (C) any Guarantor Subsidiary is not a Designated Subsidiary, then such Guarantor Subsidiary shall, upon effectiveness of such designation, the consummation of such transaction or such Guarantor Subsidiary not being a Designated Subsidiary, automatically (or, in the case of clause (C) above, upon written request of the Borrower to the Administrative Agent) be discharged and released from its Obligations Guarantee, without any further action by any Guaranteed Party or any other Person; provided that, in the case of clause (C) above, if such Guarantor Subsidiary is not a Designated Subsidiary pursuant to clause (a) of the definition of such term, such Guarantor Subsidiary shall have ceased to be a Wholly Owned Subsidiary of the Borrower as a result of the consummation of a joint venture entered into for a valid business purpose and permitted hereunder; provided further that no such discharge or release shall occur unless (x) substantially concurrently therewith, such Subsidiary shall have been discharged and released from its Guarantee of the Amended and Restated Credit Facilities, the 2028 Senior Notes, the 2029 Senior Notes, the 2029 Senior Secured Notes and the 2030 Senior Notes and (y) no Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and be continuing.

(ii)  In connection with any termination or release pursuant to this Section 9.8(d), the Administrative Agent shall execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 9.8(d) shall be without recourse to or warranty by the Administrative Agent. At any time that any Credit Party desires that the Administrative Agent take any action described in this paragraph, such Credit Party shall, upon request of the Administrative Agent, deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that such termination or release is permitted pursuant to this Section 9.8(d).

(e)  Acceptance of Benefits.  Each Guaranteed Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Obligations Guarantees, to have agreed to the provisions of this Section 9 (including the authorization and the grant of the power of attorney pursuant to Section 9.8(a)) and all the other provisions of this Agreement relating to any Obligations Guarantee  and to have agreed to be bound by the Credit Documents as a Guaranteed Party thereunder.  It is understood and agreed that the benefits of the Obligations Guarantee to any Guaranteed Party are made available on an express condition that, and is subject to, such Guaranteed Party not asserting that it is not bound by the appointments and other agreements expressed herein to be made, or deemed herein to be made, by such Guaranteed Party.

9.9.  Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.10.  Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law with respect to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)  to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and any other Guaranteed Party (including any claim under Sections 2.8, 2.10, 2.16, 2.18, 2.19, 2.20, 10.2 and 10.3) allowed in such judicial proceeding; and

(c)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Guaranteed Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Guaranteed Parties, to pay to the Administrative Agent any amount due to the Administrative Agent, in such capacity, or to its Related Parties under the Credit Documents (including under Sections 10.2 and 10.3).  To the extent that the payment of any such amounts due to the Administrative Agent, in such capacity, or to its Related Parties out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property that the Lenders or the other Guaranteed Parties may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, or to vote in respect of the claim of any Lender in any such proceeding.

9.11.  Certain ERISA Matters.  (a)  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)  such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii)  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)  (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)  such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)  In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, the Loan or any documents related hereto or thereto).

9.12.  Return of Certain Payments.  (a)  Each Lender (and each participant of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made.  A notice of the Administrative Agent to any Payment Recipient under this Section 9.12(a) shall be conclusive, absent manifest error.

(b)  Without limitation of clause (a) above, each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment.  Each Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c)  Any Payment required to be returned by a Payment Recipient under this Section 9.12 shall be made in same day funds in US Dollars, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate  and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.  Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d)  The Borrower and each other Credit Party hereby agrees that (x) in the event any Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) the receipt by a Payment Recipient of a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed to such Lender by the Borrower or any other Credit Party, provided that, for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making such erroneous Payment.

SECTION 10.  MISCELLANEOUS

10.1.  Notices.  (a)  Notices Generally.  Any notice or other communication hereunder given to any Credit Party, the Administrative Agent or any Lender shall be given to such Person at its address or e-mail address as set forth on Schedule 10.1 or, in the case of any Lender, at such address or e-mail address as shall have been provided by such Lender to the Administrative Agent in writing.  Except in the case of notices and other communications expressly permitted to be given by telephone and as otherwise provided in Section 10.1(b), each notice or other communication hereunder shall be in writing and shall be delivered in person or by e-mail, courier service or certified or registered United States mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, as provided in Section 10.1(b) if sent by e-mail or upon receipt if sent by United States mail; provided that no notice or other communication given to the Administrative Agent shall be effective until received by it; and provided further that any such notice or other communication shall, at the request of the Administrative Agent, be provided to any sub-agent appointed pursuant to Section 9.3(c) from time to time.  Any party hereto may change its address (including its e-mail address or telephone number) for notices and other communications hereunder by notice to each of the Administrative Agent and the Borrower.

(b)  Electronic Communications.

(i)  Notices and other communications to any Lender hereunder may be delivered or furnished, in addition to e-mail, by electronic communication (including Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept, in addition to e-mail, notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or rescinded by such Person by notice to each other such Person.  Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii)  Each Credit Party understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)  THE PLATFORM AND ANY APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF THE AGENTS OR ANY OF THEIR RELATED PARTIES WARRANTS AS TO THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM, AND EACH OF THE AGENTS AND THEIR RELATED PARTIES EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS.

(iv)  Each Credit Party and each Lender agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v)  Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)  Private Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or acting on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Private-Side Information.  In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of any Credit Party or any Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2.  Expenses.  The Borrower agrees to pay promptly (a) all the reasonable and documented out-of-pocket expenses (including the reasonable and documented fees and expenses of counsel) incurred by any Agent, any Arranger or any of their respective Affiliates in connection with the structuring and arrangement and any syndication of the credit facility provided for herein and any credit or similar facility refinancing, extending or replacing, in whole or in part, the credit facility provided herein, including the preparation, execution, delivery and administration of this Agreement, the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated thereby shall be consummated) or any other document or matter requested by the Borrower, (b)  all the reasonable and documented fees, expenses and other charges of any auditors, accountants, consultants or appraisers and (c) after the occurrence and during the continuance of a Default or an Event of Default, all reasonable and documented costs and expenses, including reasonable and documented fees and expenses of counsel and costs of settlement, incurred by any Agent, Arranger or Lender in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the enforcement of any Obligations Guarantee) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that, in the case of clauses (a) and (b) above, expenses with respect to counsel shall be limited to one firm of primary counsel and one firm of local counsel in each applicable jurisdiction for all Persons entitled to reimbursement under this Section 10.2 (and, if any such Person shall have advised the Borrower that there is an actual or perceived conflict of interest, one additional firm of primary counsel and one additional firm of local counsel in each applicable jurisdiction for each group of affected Persons that are similarly situated).  All amounts due under this Section 10.2 shall be payable within 30 days after written demand therefor.

10.3.  Indemnity.  (a)  In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to indemnify, pay and hold harmless each Agent (and each sub-agent thereof), each Arranger and each Lender and each of their respective Related Parties (each, an “Indemnitee”), from and against any and all Indemnified Liabilities. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (i) have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or (B) a material breach of the express obligations of such Indemnitee or its Related Parties under the Credit Documents or (ii) arise out of or in connection with any action, claim or proceeding not involving any Credit Party or the equityholders or Affiliates of any Credit Party (or the Related Parties of any Credit Party) that is brought by an Indemnitee against another Indemnitee (other than against any Agent or any Arranger (or any holder of any other title or role) in its capacity or in fulfilling its role as such).  To the extent that the undertakings to indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

(b)  To the extent permitted by applicable law, (i) no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Lender-Related Person and (ii) no Lender-Related Person shall assert, and each Lender-Related Person hereby waives, any claim against any Credit Party or any Related Party of any Credit Party, in each case, on any theory of liability, for special, indirect, consequential or punitive damages  (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or any duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Lender-Related Person and each Credit Party hereby waives, releases and agrees not to sue upon any such claim for special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing in this Section 10.3(b) shall diminish obligations of the Credit Parties under Section 10.2 or 10.3(a) or under similar obligations in any other Credit Document.

(c)  Each Credit Party agrees that no Lender-Related Person will have any liability to any Credit Party or any Person asserting claims on behalf of or in right of any Credit Party or any other Person in connection with or as a result of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith except (but subject to Section 10.3(b) and similar provisions in any other Credit Document), in the case of any Credit Party, to the extent that any losses, claims, damages, liabilities or expenses have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Lender-Related Person in performing its express obligations under this Agreement or any other Credit Document.

10.4.  Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or thereto, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders.  Each Lender agrees to notify the Administrative Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.5.  Amendments and Waivers.  (a)  Requisite Lenders’ Consent.  None of this Agreement, any other Credit Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by any Credit Party therefrom may be made, except, subject to the additional requirements of Sections 10.5(b) and 10.5(c) and as otherwise provided in Sections 10.5(e) and 10.5(g), in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders and, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Requisite Lenders.

(b)  Affected Lenders’ Consent.  In addition to any consent required pursuant to Section 10.5(a), without the written consent of each Lender that would be directly affected thereby, no waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall be effective if the effect thereof would be to:

(i)  increase any Commitment or postpone the scheduled expiration date of any Commitment (it being understood that no waiver, amendment or other modification of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender);

(ii)  extend the scheduled final maturity date of any Loan;

(iii)  reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder, or waive or postpone the time for payment of any such interest, fee or premium;

(iv)  reduce the principal amount of any Loan;

(v)  waive, amend or otherwise modify any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders is required to waive, amend or otherwise modify any rights thereunder or to make any determination or grant any consent thereunder (including such provision set forth in Section 10.6(a));

(vi)  amend the percentage specified in the definition of the term “Requisite Lenders” or amend the term “Pro Rata Share”;

(vii)  amend Section 2.17 of this Agreement in a manner that would alter the pro rata sharing of payments required thereby; or

(viii)  release all or substantially all the Guarantors from the Obligations Guarantee (or limit liability of all or substantially all the Guarantors in respect of the Obligations Guarantee), except as expressly provided in the Credit Documents (it being understood that (A) an amendment or other modification of the type of obligations Guaranteed hereunder shall not be deemed to be a release or limitation of the Obligations Guarantee and (B) an amendment or other modification of Section 6.4 shall only require the consent of the Requisite Lenders);

provided that for the avoidance of doubt, all Lenders shall be deemed directly affected by any waiver, amendment or other modification, or any consent, described in the preceding clauses (v), (vi) and (viii).

(c)  Other Consents.  No waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall waive, amend or otherwise modify the rights or obligations of any Agent without the prior written consent of such Agent.

(d)  [Reserved].

(e)  Certain Permitted Amendments.  Notwithstanding anything herein or in any other Credit Document to the contrary:

(i)  any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (i) to cure any obvious error or any ambiguity, omission, defect or inconsistency of a technical nature or (ii) to better implement the intentions of this Agreement, so long as (A) such amendment does not adversely affect the rights of any Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment;

(ii)  any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent and the Lenders that will remain parties hereto after giving effect to such amendment if (A) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall be reduced to zero upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement; and

(iii)  this Agreement and the other Credit Documents may be amended in the manner provided in Section 2.18(b).

Each Lender hereby expressly authorizes the Administrative Agent to enter into any waiver, amendment or other modification of this Agreement and the other Credit Documents contemplated by this Section 10.5(e).

(f)  Requisite Execution of Amendments, Etc.  With the concurrence of any Lender, the Administrative Agent may, but shall have no obligation to, execute waivers, amendments, modifications or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

(g)  Net Short Lenders.  (i)  Notwithstanding anything in this Section 10.5 or elsewhere in this Agreement or any other Credit Document to the contrary, (A) in connection with any determination as to whether the Requisite Lenders have (1) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by the Borrower or any other Credit Party therefrom, (2) otherwise acted on any matter related to any Credit Document or (3) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, any Lender (other than any Lender that is a Regulated Bank or an Affiliate thereof) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall have no right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) (and shall have no right to vote any of its Loans and Commitments); it being understood that for purposes of any such determination all Loans and Commitments held by any Net Short Lender shall be deemed to be not outstanding, and (B) each Net Short Lender shall be deemed to vote in the same proportion as Lenders that are neither Net Short Lenders nor Disqualified Institutions in any proceeding under any Debtor Relief Law commenced by or against the Borrower or any other Credit Party.

(ii)  For purposes of determining whether a Lender has a “net short position” on any date of determination, (A) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof if in US Dollars or, if the notional amount thereof is in a currency other than US Dollars, at the notional amount thereof converted to the US Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (B) derivative contracts in respect of an index that includes the Borrower or any other Credit Party or any instrument issued or guaranteed by the Borrower or any other Credit Party shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and the other Credit Parties and any instrument issued or guaranteed by the Borrower and the other Credit Parties, collectively, shall represent less than 5% of the components of such index, (C) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation,  included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation, or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the Borrower or the other Credit Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions and (D) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of the Borrower or the other Credit Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower, the other Credit Parties and any instrument issued or guaranteed by the Borrower or the other Credit Parties, collectively, shall represent less than 5% of the components of such index.

(iii)  Each Lender shall, in connection with any determination referred to in clause (i) above determine whether or not it is a Net Short Lender and, if such Lender shall be a Net Short Lender, such Lender shall promptly notify the Administrative Agent and the Borrower in writing that it is a Net Short Lender, it being agreed that (1) each Lender that shall not have provided such notice to the Administrative Agent and the Borrower shall be deemed to have represented and warranted to the Administrative Agent and the Borrower that it is not a Net Short Lender and (2) the Administrative Agent and the Borrower shall be entitled to rely on each such notification and each such deemed representation and warranty and shall have (x) no duty to (I) inquire as to or investigate the accuracy of any such deemed representation and warranty, (II) verify any statements in any officer’s certificates delivered to it or (III) otherwise make any calculations, investigations or determinations with respect to any derivative contracts and/or net short positions and (y) no liabilities with respect to any provisions of this Agreement relating to Net Short Lenders.

10.6.  Successors and Assigns; Participations.  (a)  Generally.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby.  No Credit Party’s rights or obligations under the Credit Documents, and no interest therein, may be assigned or delegated by any Credit Party (except, in the case of any Guarantor Subsidiary, any assignment or delegation by operation of law as a result of any merger or consolidation of such Guarantor Subsidiary permitted by Section 6.4) without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment or delegation without such consent shall be null and void.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the participants referred to in Section 10.6(g) (to the extent provided in clause (iii) of such Section) and, to the extent expressly contemplated hereby, Affiliates of any Agent or any Lender, the other Indemnitees and other express third party beneficiaries hereof) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Register.  The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons recorded as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans recorded therein for all purposes hereof.  No assignment or transfer of any Commitment or Loan shall be effective unless and until recorded in the Register, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment Agreement relating thereto.  Each assignment and transfer shall be recorded in the Register following receipt by the Administrative Agent of the fully executed Assignment Agreement, together with the required forms and certificates regarding tax matters and any fees payable in connection therewith, in each case as provided in Section 10.6(d); provided that the Administrative Agent shall not be required to accept such Assignment Agreement or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment Agreement lacks any written consent required by this Section 10.6 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment Agreement, any such duty and obligation being solely with the assigning Lender and the assignee.  Each assigning Lender and the assignee, by its execution and delivery of an Assignment Agreement, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 10.6 with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment Agreement is otherwise duly completed and in proper form.  The date of such recordation of an assignment and transfer is referred to herein as the “Assignment Effective Date” with respect thereto.  Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is recorded in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)  Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans or other Obligations owing to it to:

(i)  any Eligible Assignee of the type referred to in clause (a) of the definition of the term “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; or

(ii)  any Eligible Assignee of the type referred to in clause (b) of the definition of the term “Eligible Assignee”, upon (A) the giving of notice to the Borrower and the Administrative Agent and (B) except in the case of assignments made by or to any Arranger or any Affiliate thereof during any primary syndication of the credit facility established hereunder, receipt of prior written consent (each such consent not to be unreasonably withheld or delayed) of (1) the Borrower, provided that the consent of the Borrower to any assignment (x) shall not be required if an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and is continuing and (y) shall be deemed to have been granted unless the Borrower shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof and (2) the Administrative Agent;

provided that:

(A)  in the case of any such assignment or transfer (other than to any Eligible Assignee meeting the requirements of clause (i) above), the amount of the Commitment or Loans of the assigning Lender subject thereto shall not be less than US$1,000,000 in the case of assignments of any Commitment or Loan (with concurrent assignments to Eligible Assignees that are Affiliates or Related Funds thereof to be aggregated for purposes of the foregoing minimum assignment amount requirements) or such lesser amount as shall be consented to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Commitments or Loans of the assigning Lender; provided, that such consent of the Borrower (x) shall not be required if an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and is continuing and (y) shall be deemed to have been granted unless the Borrower shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)  each partial assignment or transfer shall be of a uniform, and not varying, percentage of all rights and obligations of the assigning Lender hereunder; provided that a Lender may assign or transfer all or a portion of its Commitment or of the Loans owing to it; and

(C)  in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment or other compensating actions), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon); provided that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (C), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d)  Mechanics.  Assignments and transfers of Loans and Commitments by Lenders shall be effected by the execution and delivery to the Administrative Agent of an Assignment Agreement.  In connection with all assignments, there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee thereunder may be required to deliver pursuant to Section 2.20(d), together with payment to the Administrative Agent by the assignor or the assignee of a registration and processing fee of US$3,500 (except that no such registration and processing fee shall be payable (i) in the case of an assignee that is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender or (ii) if otherwise waived by the Administrative Agent in its sole discretion).

(e)  Representations and Warranties of Assignee.  Each Lender, upon execution and delivery of this Agreement or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Effective Date or as of the applicable Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be, (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other United States federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control) and (iv) it will not provide any information obtained by it in its capacity as a Lender to the Borrower or any Affiliate of the Borrower.  It is understood and agreed that the Administrative Agent and each assignor Lender shall be entitled to rely, and shall incur no liability for relying, upon the representations and warranties of an assignee set forth in this Section 10.6(e) and in the applicable Assignment Agreement.

(f)  Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date with respect to any assignment and transfer of any Commitment or Loan, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in such Commitment or Loan as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned and transferred to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all the remaining rights and obligations of an assigning Lender hereunder, such Lender shall cease to be a party hereto as a “Lender” on such Assignment Effective Date, provided that such assigning Lender shall continue to be entitled to the benefit of all rights that survive the termination hereof under Section 10.8, and provided further that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender, and (iii) the assigning Lender shall, upon the effectiveness thereof or as promptly thereafter as practicable, surrender its applicable Notes (if any) to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)  Participations.

(i)  Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee in all or any part of its Commitments or Loans or in any other Obligation; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Credit Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for United States federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant to which it has sold a participation and the principal amounts (and stated interest) of each such participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or other rights and obligations under any Credit Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or as required pursuant to other applicable law.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes under this Agreement, notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, except that any participation agreement may provide that the participant’s consent must be obtained with respect to the consent of such Lender to any waiver, amendment, modification or consent that is described in Section 10.5(b) that affects such participant or requires the approval of all the Lenders.

(iii)  The Credit Parties agree that each participant shall be entitled to the benefits of Sections 2.18(d), 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(g) (it being understood that the documentation required under Section 2.20(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided that such participant (x) agrees to be subject to the provisions of Sections 2.21 and 2.23 as if it were an assignee under Section 10.6(c) and (y) such participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 with respect to any participation than the applicable Lender would have been entitled to receive with respect to such participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.17 as though it were a Lender.

(h)  Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans or the other Obligations owed to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by any Federal Reserve Bank; provided that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided further that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i)  Loan Repurchases.  Notwithstanding anything to the contrary contained in this Section 10.6 or any other provision of this Agreement, the Borrower may repurchase outstanding Loans, and each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Loans to the Borrower, on the following basis:

(A)  Loan Repurchase Auctions.  The Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Loans, provided that (1) such Auction shall be open for participation by all the Lenders on a ratable basis, (2) a Lender that elects to participate in such Auction will be permitted to tender for repurchase all or a portion of such Lender’s Loans, (3) each repurchase of Loans shall be of a uniform, and not varying, percentage of all rights of the assigning Lender hereunder with respect thereto (and shall be allocated among the Loans of such Lender in a manner that would result in such Lender’s remaining Loans being included in each Borrowing in accordance with its applicable Pro Rata Share thereof), (4) at the time of the commencement and conclusion of such Auction, no Event of Default shall have occurred and be continuing, (5) the Borrower shall not use the proceeds of any Indebtedness incurred pursuant to the Revolving Facility to make such repurchase and (6) such Auction shall be conducted pursuant to such procedures as the Auction Manager may establish, so long as such procedures are consistent with this Section 10.6(i) and are reasonably acceptable to the Administrative Agent and the Borrower.  In connection with any Auction, the Auction Manager and the Administrative Agent may request one or more certificates of an Authorized Officer of the Borrower as to the satisfaction of the conditions set forth in clauses (4) and (5) above.

(B)  Open Market Purchases.  The Borrower may repurchase all or any portion of the Loans on a non pro rata basis through open market purchases (each, an “Open Market Purchase”), provided that (1) each repurchase of Loans shall be of a uniform, and not varying, percentage of all rights of the assigning Lender hereunder with respect thereto (and shall be allocated among the Loans of such Lender in a manner that would result in such Lender’s remaining Loans being included in each Borrowing in accordance with its applicable Pro Rata Share thereof) and (2) at the time of and immediately following such Open Market Purchase, no Event of Default shall have occurred and be continuing.

(C)  Concerning the Repurchased Loans.  Repurchases by the Borrower of Loans pursuant to this Section 10.6(i) shall not constitute voluntary prepayments for purposes of Section 2.12 or 2.14.  Upon the repurchase by the Borrower pursuant to this Section 10.6(i) of any Loans, such Loans shall, without further action by any Person, automatically be deemed cancelled and no longer outstanding (and may not be resold by the Borrower) for all purposes of this Agreement and the other Credit Documents, including with respect to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (3) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document.  The Administrative Agent is authorized to make appropriate entries in the Register to reflect any cancelation of the Loans repurchased and cancelled pursuant to this Section 10.6(i).  Any payment made by the Borrower in connection with a repurchase permitted by this Section 10.6(i) shall not be subject to the provisions of Section 2.16, 2.17 or 2.18(d).  Failure by the Borrower to make any payment to a Lender required to be made in consideration of a repurchase of Loans permitted by this Section 10.6(i) shall not constitute a Default or an Event of Default under Section 8.1(a).  Each Lender shall, to the extent that its Loans shall have been repurchased and assigned to the Borrower pursuant to this Section 10.6(i), relinquish its rights in respect thereof.  Except as otherwise set forth in this Section 10.6(i), the provisions of Section 10.6 shall not apply to any repurchase of Loans pursuant to this Section 10.6(i).

10.7.  Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8.  Survival of Representations, Warranties and Agreements.  All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the certificates or other documents delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Arranger or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.18(d), 2.19, 2.20, 7.9(c), 9, 10.2, 10.3 and 10.4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

10.9.  No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent, any Arranger or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver thereof or of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege.  The powers, rights, privileges and remedies of the Agents, the Arrangers and the Lenders hereunder and under the other Credit Documents are cumulative and shall be in addition to and independent of all powers, rights, privileges and remedies they would otherwise have.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Loan hereunder shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, any Arranger or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

10.10.  Marshalling; Payments Set Aside.  None of the Agents, the Arrangers or the Lenders shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to any Agent, any Arranger or any Lender (or to the Administrative Agent, on behalf of any Agent, any Arranger or any Lender), or any Agent, any Arranger or any Lender enforces any security interests or exercises any right of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

10.11.  Severability.  In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12.  Independent Nature of Lenders’ Rights.  Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising hereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13.  Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14.  APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE CMC ACQUISITION AGREEMENT) (AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF THE BORROWER OR ITS APPLICABLE AFFILIATE HAS THE RIGHT (TAKING INTO ACCOUNT ANY CURE PROVISIONS) TO TERMINATE ITS OBLIGATIONS UNDER THE CMC ACQUISITION AGREEMENT (OR TO DECLINE TO CONSUMMATE THE CMC ACQUISITION PURSUANT TO THE CMC ACQUISITION AGREEMENT), IN EACH CASE, IN ACCORDANCE WITH THE CMC ACQUISITION AGREEMENT, AND (C) THE DETERMINATION OF WHETHER THE CMC ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE CMC ACQUISITION AGREEMENT AND, IN ANY CASE, CLAIMS OR DISPUTES ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, IN EACH CASE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO THE CMC ACQUISITION AGREEMENT, WITHOUT GIVING REGARD TO ANY CONFLICT OF LAWS PROVISIONS THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

10.15.  CONSENT TO JURISDICTION.  SUBJECT TO CLAUSE (E) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT EXCLUSIVELY IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (SUBJECT TO CLAUSE (E) BELOW); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS, THE ARRANGERS, THE CREDIT PARTIES AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR, IN THE CASE OF THE AGENTS, THE ARRANGERS AND THE LENDERS, TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

10.16.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17.  Confidentiality.  Each Agent and each Lender shall hold all Confidential Information (as defined below) obtained by such Agent or such Lender in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent may disclose Confidential Information to the Lenders and the other Agents and that each Agent and each Lender may disclose Confidential Information (a) to Affiliates of such Agent or Lender and to its and their respective Related Parties, independent auditors and other advisors, experts or agents who need to know such Confidential Information (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) (it being understood that the Persons to whom such disclosure is made will be advised of the confidential nature of such Confidential Information or shall otherwise be subject to an obligation of confidentiality), (b) to any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or other Obligations or any participations therein or to any direct or indirect contractual counterparties (or the advisors thereto) to any swap or derivative transaction or any credit insurance providers, in each case, relating to the Borrower, its Affiliates or its or their obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17 or otherwise reasonably acceptable to the Administrative Agent or the applicable Lender, as the case may be, and the Borrower, including pursuant to the confidentiality terms set forth in any marketing materials relating to the credit facility governed by this Agreement), (c) [reserved], (d) customary information regarding the credit facility governed by this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans and to market data collectors, including league table providers, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the syndication or administration of this Agreement, the other Credit Documents, the Loans and the Commitments, (e) for purposes of establishing a “due diligence” defense or in connection with the exercise of any remedies hereunder or under any other Credit Document, (f) in customary “tombstone” or similar advertisements, (g) pursuant to a subpoena or order issued by a court or by a judicial, administrative or legislative body or commission, or otherwise as required by applicable law or compulsory legal or judicial process (in which case such Agent or such Lender, as the case may be, agrees to inform the Borrower promptly thereof to the extent not prohibited by applicable law), (h) upon the request or demand of any Governmental Authority or any regulatory or quasi-regulatory authority (including any self-regulatory organization) purporting to have jurisdiction over such Agent or such Lender, as the case may be, or any of their respective Affiliates, (i) received by it on a non-confidential basis from a source (other than the Borrower or its Affiliates or Related Parties) not known by it to be prohibited from disclosing such information to such persons by a legal, contractual or fiduciary obligation, (j) to the extent that such information was already in possession of such Agent or such Lender, as the case may be, or any of its Affiliates or is independently developed by it or any of its Affiliates and (k) with the consent of the Borrower.  For purposes of the foregoing, “Confidential Information” means, with respect to any Agent or any Lender, any non-public information regarding the business, assets, liabilities and operations of the Borrower and its Subsidiaries obtained by such Agent or Lender, as the case may be, under the terms of this Agreement.  It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on any Arranger or any Agent, such parties may disclose Confidential Information as provided in this Section 10.17.

10.18.  Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

10.19.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20.  Effectiveness; Entire Agreement.  Subject to Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and there shall have been delivered to the Administrative Agent counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any commitment letter, engagement letter or fee letter between or among any Credit Parties and any Agent or any Arranger or any Affiliate of any of the foregoing that by the terms of such documents are stated to survive the effectiveness of this Agreement, all of which provisions shall remain in full force and effect), and the Agents, the Arrangers and their respective Related Parties are hereby released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.

10.21.  PATRIOT Act.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act or the Beneficial Ownership Regulation, as applicable.

10.22.  Electronic Execution of Credit Documents.  Delivery of an executed counterpart of a signature page of this Agreement, any other Credit Document or any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document or the transactions contemplated hereby or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable.  The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement, any other Credit Document or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require any Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further that, without limiting the foregoing, the Agents and the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature.

10.23.  No Fiduciary Duty.  Each Agent, each Arranger, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Credit Parties, their equityholders and/or their Affiliates.  Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its equityholders or its Affiliates, on the other.  The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its equityholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its equityholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, equityholders or creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it has deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not assert, and hereby waives to the maximum extent permitted by applicable law, any claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with any such transaction or the process leading thereto.

10.24.  [Reserved].

10.25.  Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)  the effects of any Bail-In Action on any such liability, including, if applicable:

(i)  a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.26.  Acknowledgment Regarding any Supported QFCs.  (a)   To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b)  In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ENTEGRIS, INC.

By:	/s/ Gregory B. Graves
Name: Gregory B. Graves
Title: Executive Vice President, Chief Financial Officer and Treasurer
GUARANTOR SUBSIDIARIES:
ENTEGRIS PROFESSIONAL SOLUTIONS, INC.

By:	/s/ Gregory B. Graves
Name: Gregory B. Graves
Title: Executive Vice President, Chief Financial Officer and Treasurer

ENTEGRIS SPECIALTY MATERIALS, LLC

By:	/s/ Gregory B. Graves
Name: Gregory B. Graves
Title: Executive Vice President, Chief Financial Officer and Treasurer

ENTEGRIS INTERNATIONAL HOLDINGS, INC.

By:	/s/ Gregory B. Graves
Name: Gregory B. Graves
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to 364-Day Bridge Credit and Guaranty Agreement]

ENTEGRIS INTERNATIONAL HOLDINGS IV LLC

By:	/s/ Gregory B. Graves
Name: Gregory B. Graves
Title: Executive Vice President, Chief Financial Officer and Treasurer

ENTEGRIS INTERNATIONAL HOLDINGS V LLC

By:	/s/ Gregory B. Graves
Name: Gregory B. Graves
Title: Executive Vice President, Chief Financial Officer and Treasurer

ENTEGRIS TAIWAN HOLDINGS, INC.

By:	/s/ Gregory B. Graves
Name: Gregory B. Graves
Title: Executive Vice President, Chief Financial Officer and Treasurer

ENTEGRIS GP, INC.

By:	/s/ Gregory B. Graves
Name: Gregory B. Graves
Title: Vice President and Treasurer

POCO GRAPHITE, INC.

By:	/s/ Gregory B. Graves
Name: Gregory B. Graves
Title: Vice President and Treasurer

[Signature Page to 364-Day Bridge Credit and Guaranty Agreement]

ENTEGRIS PACIFIC LTD.

By:	/s/ Gregory B. Graves
Name: Gregory B. Graves
Title: Treasurer

[Signature Page to 364-Day Bridge Credit and Guaranty Agreement]

CMC MATERIALS, INC.

By:	/s/ Gregory B. Graves
Name: Gregory B. Graves
Title: Executive Vice President and Chief Financial Officer

[Signature Page to 364-Day Bridge Credit and Guaranty Agreement]

CMC MATERIALS GLOBAL CORPORATION

By:	/s/ H. Carol Bernstein
Name: H. Carol Bernstein
Title: Vice President, Secretary and General Counsel

QED TECHNOLOGIES, INC.

By:	/s/ H. Carol Bernstein
Name: H. Carol Bernstein
Title: Vice President, Secretary and General Counsel

NEXPLANAR CORPORATION

By:	/s/ H. Carol Bernstein
Name: H. Carol Bernstein
Title: Vice President, Secretary and General Counsel

INTERNATIONAL TEST SOLUTIONS, LLC

By:	/s/ H. Carol Bernstein
Name: H. Carol Bernstein
Title: Vice President, Secretary and General Counsel

CMC MATERIALS KMG CORPORATION

By:	/s/ H. Carol Bernstein
Name: H. Carol Bernstein
Title: Vice President, Secretary and General Counsel

KMG-BERNUTH, INC.

By:	/s/ H. Carol Bernstein
Name: H. Carol Bernstein
Title: Vice President, Secretary and General Counsel

[Signature Page to 364-Day Bridge Credit and Guaranty Agreement]

CMC MATERIALS EC, INC.

By:	/s/ H. Carol Bernstein
Name: H. Carol Bernstein
Title: Vice President, Secretary and General Counsel

VAL-TEX, LLC

By:	/s/ H. Carol Bernstein
Name: H. Carol Bernstein
Title: Vice President, Secretary and General Counsel

SEALWELD (USA), INC.

By:	/s/ H. Carol Bernstein
Name: H. Carol Bernstein
Title: Vice President, Secretary and General Counsel

SEALWELD CORPORATION (2003), INC.

By:	/s/ H. Carol Bernstein
Name: H. Carol Bernstein
Title: Vice President, Secretary and General Counsel

KMG-FLOWCHEM, INC.

By:	/s/ H. Carol Bernstein
Name: H. Carol Bernstein
Title: Vice President, Secretary and General Counsel

FLOWCHEM LLC

By:	/s/ H. Carol Bernstein
Name: H. Carol Bernstein
Title: Vice President, Secretary and General Counsel

[Signature Page to 364-Day Bridge Credit and Guaranty Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and as a Lender,

By:	/s/ Andrew Earls
Name: Andrew Earls
Title: Managing Director

[Signature Page to 364-Day Bridge Credit and Guaranty Agreement]

BARCLAYS BANK PLC, as a Lender,

By:	/s/ George Lee
Name: George Lee
Title: Managing Director

[Signature Page to 364-Day Bridge Credit and Guaranty Agreement]

BANK OF AMERICA, N.A., as a Lender,

By:	/s/ Spencer Hunter
Name: Spencer Hunter
Title: Vice President

[Signature Page to 364-Day Bridge Credit and Guaranty Agreement]

CITIBANK, N.A., as a Lender,

By:	/s/ Javier Escobar
Name: Javier Escobar
Title: Managing Director & Vice President

[Signature Page to 364-Day Bridge Credit and Guaranty Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender,

By:	/s/ Ana Gaytan
Name: Ana Gaytan
Title: Assistant Vice President

[Signature Page to 364-Day Bridge Credit and Guaranty Agreement]

TRUIST BANK, as a Lender,

By:	/s/ Alfonso Brigham
Name: Alfonso Brigham
Title: Director

[Signature Page to 364-Day Bridge Credit and Guaranty Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender,

By:	/s/ Daniel K. Kinasz
Name: Daniel K. Kinasz
Title: Vice President

[Signature Page to 364-Day Bridge Credit and Guaranty Agreement]

FLX INC.

By:	/s/ H. Carol Bernstein
Name: H. Carol Bernstein
Title: Vice President, Secretary and General Counsel

[Signature Page to 364-Day Bridge Credit and Guaranty Agreement]